Filed Pursuant to Rule 424(a)
Registration No.  333-141924

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 1, 2007

7,250,000 Shares

MMC ENERGY, INC.

Common Stock

MMC Energy, Inc. is offering 7,250,000 shares of its common stock. Our common stock is quoted on the OTC Bulletin Board under the symbol “MMCY.OB.” On May 31, 2007, the last reported sales price of our common stock was $7.10 per share. We have applied to have our common stock listed for quotation on the Nasdaq Global Market under the proposed symbol “MMCE.”

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Investing in our common stock involves risks.
See “Risk Factors” beginning on page 6 of this prospectus.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to MMC Energy, Inc.	$	$

MMC Energy, Inc. has granted the underwriters a 30-day option to purchase up to an additional 1,087,500 shares of common stock to cover over-allotments.

The underwriters expect to deliver the shares to purchasers on or about                     , 2007.

Merriman Curhan Ford & Co.

Canaccord Adams	SMH Capital Inc.

The date of this prospectus is                      , 2007

**MMC Energy, Inc**

*Reliable on-demand delivery of energy products*

MMC Chula Vista

Existing Facility
MMC Chula Vista
Energy Efficiency Upgrade

MMC Escondido

MMC MidSun

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

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i

SUMMARY

This summary highlights information contained elsewhere in this prospectus but might not contain all of the information that is important to you. Before investing in our common stock, you should read the entire prospectus carefully, including the “Risk Factors” section and our consolidated financial statements and the notes thereto.

For purposes of this prospectus, unless otherwise indicated or the context otherwise requires, all references herein to “MMC Energy” “we,” “us,” and “our,” refer to MMC Energy, Inc., a Delaware corporation, and its subsidiaries, and its predecessor-in-interest, MMC Energy North America LLC, a Delaware limited liability company.

Our Company

We are an energy company that acquires and actively manages electricity generating and energy infrastructure-related assets in the United States. Our mission is to acquire, directly or through joint ventures, a portfolio of small to mid size electricity generating assets, generally below 250 megawatts, or “MW.” To date, we have acquired three electricity generating assets in California, totaling 110 MW of capacity. We are currently in the process of upgrading two of these assets, which we expect to complete ourselves or in partnership with a large financial institution through a joint bid agreement. We are also pursuing additional acquisitions primarily in California, Texas and the Mid-Atlantic and Northeastern United States.

Our natural gas fueled electricity generating facilities are commonly referred to as “peaker” plants. Our plants are used to balance unexpected short term surges in demand, making them critical to the reliability, or “insurance,” of the power grids they serve. Our assets generate revenue from providing capacity and ancillary reliability services to transmission grids that distribute electricity to industrial and retail electricity providers. During peak electricity usage times, such as the summer, we also sell our electricity in the daily merchant market.

We are managed by a team of professionals with significant energy sector experience and knowledge. Our executive officers and Board of Directors have extensive experience with industry leaders in the energy and finance sectors, especially asset management, commodity pricing and risk management as well as private equity, structured finance and project finance transaction experience. We intend to leverage this extensive experience and our relationships within the energy and finance sectors to execute on our core strategy and build significant long-term value for our stockholders.

The ownership of small to mid size U.S. electricity generating assets is fragmented, and we believe some of the owners and financiers of these smaller assets have experienced financial distress, which has led to a number of bankruptcies, debt restructurings, asset repossessions by lenders and asset sales. Both of these factors have created attractive buying opportunities in our strategic locations. Many assets are also held by financial investors who have relied on long-term fixed price contracts for revenues, fuel supply and operations to shield them from market and commodity risk. As these contracts expire, we expect that many owners will seek to liquidate their non-core assets. We believe additional deal flow will be derived from mergers of utilities that require divestitures in regions where the combined entity would otherwise exert excessive market power.

We believe the competition for acquiring and developing small to mid size electricity generating assets is significantly less organized and competitive, such that they can be acquired at a discount to comparable pricing for larger, well-managed assets. Institutional acquirers such as private equity firms and larger non-regulated utilities generally target larger assets because they are managing big pools of capital, requiring increased transaction sizes. Furthermore, smaller, distressed and non-contracted assets often require additional up front investment and operational restructuring, which can be unappealing to institutional buyers.

Our Strategy

Our strategy is to create long-term value by focusing on five core principles:

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Targeting power constrained regions – We focus on regions (1) where electricity demand is high but electricity supply is limited due to transmission constraints and/or insufficient local capacity, known as “red zones,” (2) where peaker plant services can be sold at premium prices to grid operators and (3) where “natural gas is on the margin,” meaning that increases in natural gas prices can be passed on to the consumer in the form of higher electricity prices. We may also target areas with a high concentration of wind generation facilities, which may require a greater reliance on peaking facilities to stabilize the transmission grid due to the intermittent nature of wind patterns.

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Acquiring and developing electricity generating and infrastructure related assets – We target small to mid size clean-burning natural gas electricity generating facilities (up to 250 MW) that can be purchased or developed at a discount to comparable facilities.

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Developing or restructuring acquired assets to maximize revenues – We target electricity generating assets that often require additional development capital and re-commissioning expenditures to maximize their revenue streams. We have established a scalable platform to cost effectively develop or restructure these assets using leading industry vendors.

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Managing risk to optimize profitability – We believe we can optimize profitability while minimizing market-based risk through (1) contracting a substantial portion of our installed capacity and energy long-term to investment grade counterparties, (2) qualifying our facilities to provide premium ancillary services and (3) aligning our assets cost structure to correspond better to our revenue streams.

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Opportunistically partnering to develop renewable energy generating assets – We may also (1) enter into joint ventures to develop renewable energy projects that can capitalize on the growing reliance on renewable sources of energy such as wind, and (2) acquire or develop companies that provide non-carbon emitting ancillary services and transmission grid optimization technologies. We believe wind power can be complementary to our peaking facility strategy because the inherently intermittent nature of wind creates a greater need for peaking power and ancillary services to balance fluctuations in electricity generation and to stabilize local transmission grids.

We launched our acquisition strategy in January 2006 with the acquisition of two 44 MW natural gas fueled electricity generating facilities in San Diego county, one in Chula Vista and one in Escondido, California. This acquisition provided us entry to the California wholesale electricity market. We fully re-commissioned the facilities and began earning revenues in June 2006. We acquired the formerly idle facilities for what we believe to be a discounted value to market, and believe the facilities appreciated substantially in value following their repair and re-commissioning. In November 2006, we acquired MMC Mid-Sun, a 22 MW facility near Bakersfield, California, which we also have successfully re-commissioned and began operating in January 2007.

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Our principal executive offices are located at 26 Broadway, Suite 907, New York, New York 10004. The telephone number at our principal executive offices is (212) 977-0900. Our website address is www.mmcenergy.com. Information contained on our website is not deemed part of this prospectus.

Our business is subject to numerous risks as discussed more fully in the section entitled “Risk Factors” immediately following this Prospectus Summary.

Summary of the Offering

Common stock currently outstanding	4,816,421 shares
Common stock offered by us	7,250,000 shares
Common stock outstanding after this offering	12,066,421 shares
Underwriters’ option to purchase additional shares	1,087,500 shares
Use of proceeds

We expect to use between $14 and $42 million of the net proceeds of this offering for the energy efficiency upgrades of our Chula Vista and Escondido facilities. The specific net proceeds allocable to these upgrades will depend on execution of future revenue contracts for such facilities and the related financing and ownership structure. We expect to use the remainder of the net proceeds of this offering, if any, for future acquisitions of electricity generating assets, partnerships with companies that provide ancillary services and transmission grid optimization technologies, working capital and general corporate purposes.

Proposed Nasdaq Global Market trading symbol	“MMCE”

Unless otherwise stated, all information in this prospectus:

•

reflects a one for ten reverse stock split of our common stock effected on April 19, 2007; and

•

assumes no exercise of the underwriters’ option to purchase from us an aggregate of 1,087,500 additional shares of common stock.

The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of May 30, 2007, and does not include:

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103,000 shares of common stock issuable upon the exercise of outstanding options, at a weighted average exercise price of $9.29 per share; and

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397,000 shares of common stock reserved for future issuance under our 2006 Stock Incentive Plan.

Summary Consolidated Financial Data

The following table sets forth our summary consolidated balance sheet data as of December 31, 2006 and March 31, 2007 and our consolidated statements of operations data for the period from February 7, 2005 (date of inception) through December 31, 2005, for the twelve months ended December 31, 2006 and for the three months ended March 31, 2006 and 2007. You should read the following summary consolidated financial data together with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements and notes thereto and the other financial information included elsewhere in this prospectus. The financial information as of December 31, 2006, for the year ended December 31, 2006 and the period from February 7, 2005 through December 31, 2005 is derived from our audited consolidated financial statements which are included elsewhere in this prospectus. The summary consolidated balance sheet data as of March 31, 2007 and the summary consolidated statements of operations data for each of the three months ended March 31, 2006 and 2007 have been derived from the unaudited consolidated financials that are included elsewhere in this prospectus. As we were considered a development stage enterprise prior to June 12, 2006, historical results are not necessarily indicative of the results of operations to be expected for future periods.

	February 7, 2005 (Date of Inception) to December 31, 2005		Year Ended December 31, 2006	Three Months Ended March 31,
				2006	2007
Consolidated Statements of Operations Data:				(unaudited)
Operating revenues:
Resource adequacy capacity		$—	$824,000	$—	$692,250
Ancillary services		—	2,052,971	—	391,541
Energy production		—	766,353	—	17,327
Total operating revenues		—	3,643,324	—	1,101,118
Costs of sales:
Costs of resource adequacy capacity		—	47,200	—	55,380
Costs of ancillary services		—	480,681	—	87,278
Costs of energy production		—	334,006	—	20,912
Total costs of sales		—	861,887	—	163,570
Gross profit		—	2,781,437	—	937,548
Operating expenses:
Depreciation		—	626,298	147,924	236,963
Operations and maintenance		—	1,368,757	159,028	414,158
Re-commissioning expenses		—	2,615,811	328,951	379,617
General and administrative expenses		20,856	4,585,843	272,870	1,609,171
Total operating expenses		20,856	9,196,709	908,773	2,639,909
Loss from operations		(20,856)	(6,415,272)	(908,773)	(1,702,361)
Other expenses (income):
Interest expense, net		2,369	(24,428)	25,439	36,961
Other expenses, net		—	192,627	—	—
Total other expense		(2,369)	168,199	25,439	36,961
Net loss before provision for income taxes		(23,225)	(6,583,471)	(934,212)	(1,739,322)
Provision for income taxes		—	—	—	—
Net loss		$(23,225)	$(6,583,471)	$(934,212)	$(1,739,322)
Basic loss per common share
Net loss per share	$	(—)	$(1.53)	$(0.26)	$(0.36)
Weighted average shares outstanding		3,562,500	4,296,465	3,562,500	4,802,659
Diluted loss per common share
Net loss per share	$	(—)	$(1.53)	$(0.26)	$(0.36)
Weighted average shares outstanding		3,562,500	4,296,465	3,562,500	4,802,659

	March 31, 2007
	Actual	As Adjusted(1)
	(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$3,020,624	$50,549,749
Working capital(2)	782,208	48,311,333
Total assets	11,797,720	59,326,845
Long-term debt	2,296,278	2,296,278
Total stockholders’ equity	6,958,144	54,487,269

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(1)

As adjusted to give effect to the sale by us of 7,250,000  shares of common stock in this offering at an assumed public offering price of $7.10 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The as adjusted summary balance sheet data is not necessarily indicative of what our consolidated financial position would have been had this offering been completed as of the date indicated, nor is such data necessarily indicative of our consolidated financial position as of any future date.

(2)

Working capital is defined as total current assets minus total current liabilities.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks below before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. In such case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to the Company

Our limited operating history makes evaluation of our business difficult.

We began operations in January 2006 with our acquisition of two electricity generating facilities, which we then re-commissioned and brought online in June 2006. We began to generate revenues in June 2006. Since then, we have acquired an additional electricity generating facility, which we have now also re-commissioned, and we are actively seeking additional facilities to acquire. Investors should evaluate our company in light of the delays, expenses, problems and uncertainties frequently encountered by companies developing electricity generating facilities. In light of our short history of operations, it may be difficult for you to make an evaluation of our business prospects.

Our growth depends on the implementation of our business strategy, including the future expansion of the electricity generating facilities we already own and our ability to make future acquisitions of additional facilities. Our efforts may not ultimately result in profits. You may lose your entire investment if we do not succeed.

We will require additional capital to fund the operations and capital expenditures associated with our acquisition and upgrading opportunities, which may not be available to us, or could be dilutive to stockholders.

We will need additional capital in the future to execute our business strategy, which may not be available on reasonable terms or at all. If we are unable to acquire sufficient capital we may be unable to complete the energy efficiency upgrade of our facilities located in Chula Vista and Escondido California, or “MMC Chula Vista” and “MMC Escondido,” respectively, which involves the replacement of their generating units and related equipment to increase the facilities’ electrical capacity and efficiency. We will also need to raise funds through debt or equity financings in order to meet future growth objectives, including:

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acquisitions of new assets;

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making capital improvements to our other or future electricity generating facilities;

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making unexpected major repairs or overhauls;

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complying with regulatory requirements such as licensing and registration; and

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maintaining compliance with applicable laws.

Moreover, if our joint bid is accepted as further described under “Use of Proceeds” and “Business – Joint Bid Agreement with Morgan Stanley Group,” we will be required to incur additional indebtedness to finance the proposed projects, which could exceed the indebtedness incurred should the bid not be accepted and we finance our two projects alone. We cannot assure you that such indebtedness will be available upon commercially reasonable terms or at all.

We may not be successful in locating suitable financing transactions in the time period required or at all. Furthermore, future financings are likely to be dilutive to our stockholders, as we will most likely issue additional shares of common stock or other equity to future investors. In addition, debt and other mezzanine financing may involve a pledge of assets that would be senior to interests of equity holders.

Our ability to obtain needed financing may be impaired by such factors as the state of capital markets, both generally and in the energy industry in particular, our status as a new enterprise without a demonstrated operating history, or the loss of key management. Further, if energy prices decrease, our revenues will likely decrease, and such decreased revenues may increase our requirements for capital. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, are not sufficient to satisfy our capital needs, we could be required to reduce our operations or cease our operations entirely.

We are subject to significant commodity pricing risk, which may affect the volatility of our financial results.

We are subject to risks associated with the wholesale electricity business including the price and supply of fuel, competition from new sources of generation, excess generating capacity and fluctuating demand for electricity, all of which impact the price for electricity. There can be significant volatility in market prices for fuel and electricity, and there are other financial, counterparty and market risks that are beyond our control. Because our electricity generating facilities and targeted acquisitions are generally considered peaker plants, we are able to minimize the effect of fuel supply and price volatility by limiting our operations during periods of especially high prices or low supplies. We do not expect to run our facilities at a loss if fuel prices increase significantly, and would recommence operations only when such prices reach a level that would allow us to attain operating profitability.

We may also enter into financial contracts with third parties in connection with contingent risk transfers or hedging arrangements to mitigate our commodity price risk. Many, if not all, of the financial contracts with third parties are expected to be illiquid or non-transferable and non-investment grade or non-rated. We will be exposed to the risk that counterparties will not perform their obligations, which would have a material and adverse effect on our financial condition and results of operations. We also may not be able to enter into long term contracts with some or all of our facilities at our desired pricing levels.

Our inability or failure to effectively hedge our assets or positions against changes in commodity prices, interest rates, counterparty credit risk or other risk measures could significantly impair our future financial results. In keeping with industry trends, our electricity generating facilities may operate wholly or partially without long-term electricity purchase agreements. As a result, electricity from these facilities may be sold on the spot market or on a short-term contractual basis, which may affect the volatility of our financial results.

The loss of certain senior management could have a material adverse effect on our operations and financial performance.

Our success depends in large part on the performance of our managers, officers and other personnel and our ability to retain individuals with the relevant expertise to successfully manage our business, including our Chief Executive Officer, Karl W. Miller. The unplanned loss of any key personnel, particularly Mr. Miller, or the material diversion of the time commitment of such personnel to matters other than those relating to our business could have a material adverse effect on our performance.

We may be unable to generate sufficient operating cash flow to maintain our business.

Our goal is to establish long-term contracts with creditworthy parties to stabilize our cash flows. In the absence of appropriate purchase agreements, or if we enter into agreements with counterparties with significant credit risk, our revenues could be impaired if we experience lower than anticipated demand or price for our output. This risk is particularly acute in the early years of our operating life when debt service obligations may be high. Our failure to generate sufficient operating cash flow may lead to financial default, which could result in the failure of our business and loss of your entire investment. We may not succeed in entering into long-term purchase agreements or, if we do enter such agreements, they may not adequately mitigate credit, energy demand or price risks. The economics of our existing electricity generating facilities and future projects may also be adversely affected by higher than anticipated operating costs, which would affect our profitability.

We face intense competition from companies with greater financial resources than we have.

We compete for investments against other independent electricity producers, private equity investment and hedge funds, large and well-capitalized industrial groups, project developers and operators, contractors, equipment suppliers, commercial, investment and merchant banks, and insurance and reinsurance companies, many of which will have greater resources than we have. It is possible that competition for appropriate investment opportunities may further increase, thus reducing the number of opportunities available and adversely affecting the terms upon which investments can be made.

Furthermore, such other groups could acquire and upgrade or re-commission existing facilities, or finance new projects, that compete in the local markets in which our facilities or projects operate. Such new projects as well as existing projects could compete in the wholesale market with our assets and impact their long-term profitability.

Newer plants owned by our competitors may be more efficient than our facilities. This may put some of our facilities at a competitive disadvantage to the extent that our competitors are able to produce more electricity from each increment of fuel than our facilities are capable of producing. Should we jointly develop any wind-based renewable energy projects or transmission grid optimization technologies, successful research and development by other competitors may render our such projects obsolete or non-competitive.

Some of our competitors, including many regulated utilities, have a lower cost of capital than we do and often are able to recover fixed costs through “rate based” mechanisms, by charging prices for the electricity they produce that are not wholly dependent on the current market price for electricity. This allows these competitors to build, buy and upgrade generating assets without relying exclusively on market clearing prices to recover their investments. This could adversely affect our ability to compete effectively in the markets in which those entities operate.

We may not be able to effectively manage the execution of our acquisitions, upgrading projects and related growth, and our revenues, cash flows and potential profitability could be harmed.

Our strategy requires that we expand our business. If we fail to effectively manage our growth, our financial results could be adversely affected. In addition to the other risks described in this “Risk Factors” section, risks include:

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Difficulties in the implementation and integration of new operations, technologies, products and personnel;

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Failure to develop and implement appropriate and robust management systems and resources; and

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Expenses related to any undisclosed or potential liabilities of any acquired assets.

Our current plans to implement the energy efficiency upgrade our electricity generating facilities in Chula Vista and Escondido, California could materially and adversely affect our financial health.

We are currently in the planning process for an energy efficiency upgrade of our facilities located in Chula Vista and Escondido, California. This is a complicated project that requires the commitment of substantial financial resources in excess of our current cash balance, as well as various governmental permits and approvals. Even if we apply the net proceeds of this offering, as discussed in “Use of Proceeds,” we may not succeed in obtaining the funds necessary to complete the project on acceptable terms or at all. Moreover, the terms of any related financing may be dilutive to our current stockholders or have other terms that are unfavorable to our stockholders. We may not receive the necessary governmental permits and approvals to complete the project. In addition, if we are unable to secure long lead time equipment such as turbines, our scheduled time line may be delayed. Should the foregoing risks materialize, there could be a material and adverse effect on our financial condition and results of operations.

Our recent bid to San Diego Gas & Electric, or SDG&E, and the contemplated joint venture that potentially would result if the bid is accepted, exposes us to additional risks.

In May 2007, we executed a Joint Bid Agreement, or the JBA, with Morgan Stanley Capital Group, a subsidiary of Morgan Stanley, or MSCG, to form a joint venture company and to bid to supply peaking power under a 25-year contract to SDG&E as further described under “Use of Proceeds” and “Business – Upgrade Projects – Joint Bid Agreement with Morgan Stanley Group.” We cannot assure you that the joint bid will be accepted, or if such joint bid is accepted, that the contract will be approved by the California Public Utility Commission, or CPUC, or that we will agree with MSCG on the final terms involving the proposed joint venture entity. Further, in the event our joint bid is accepted, we will be required to incur additional indebtedness to finance the proposed projects, which could exceed the indebtedness incurred should the bid not be accepted and we finance our two projects alone. We cannot assure you that such indebtedness will be available upon commercially reasonable terms or at all. In the event the joint bid is accepted and the necessary indebtedness is incurred, there can be no assurance that the project will be completed on time, particularly if SDG&E accepts one of our bids that contemplates the “Greenfield” site as described in “Business – Upgrade Projects –Joint Bid Agreement with Morgan Stanley Group.”

Since we anticipate that the joint venture would account for a substantial portion of our revenues, we would be subject to the risks to which the joint venture is subject.

We may be unable to adequately maintain our operating facilities due to general operating risks and hazards typically associated with the electricity generating industry.

Our operational performance is subject to numerous risks, including:

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breakdown or failure of equipment or processes;

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interruptions in fuel supply;

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disruptions in the transmission of electricity;

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performance below expected levels of output or efficiency;

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work force-related events, including strikes, work stoppages or labor disputes;

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operator error; and

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catastrophic events such as terrorist activities, fires, tornadoes, earthquakes, explosions, floods or other similar occurrences affecting electricity generating facilities or the transmission and distribution infrastructure over which electricity is transported.

These and other hazards can cause significant personal injury or loss of life, severe damage to and destruction of property, plant and equipment, contamination of or damage to the environment, and suspension of operations. The occurrence of one or more of the events listed above could significantly increase the costs of operating our electricity generating facilities, and could also result in us being named as a defendant in lawsuits asserting claims for substantial damages, potentially including environmental cleanup costs, personal injury, property damage, fines and penalties. An increase in the costs of operating our electricity generating facilities could decrease or eliminate funds available to meet our obligations as they become due and could have a material adverse effect on us.

We are subject to electricity generating and other rules and regulations that are costly to comply with and subject to change.

Our revenues depend predominantly on the California Independent System Operators’, or CAISO, requirements for electricity to meet demand, and its rules and regulations for providing such electricity. A portion of our revenue depends on successfully bidding to provide reserve generating capability, and the remainder depends on negotiating to provide other ancillary services demanded by CAISO. Accordingly, CAISO’s forecasts on required energy needs in the California electricity market can significantly impact our earnings potential. Our business could be materially and adversely affected as a result of any changes to

CAISO’s market rules and regulations that impose more comprehensive or stringent requirements on our electricity generating facilities. Our facilities may not meet such future requirements.

For example, CAISO issued a market notice in September 2006 changing the definition of spinning reserves, which called into question our continued compliance with the new rules. The market notice was declared ineffective by the Federal Regulatory Energy Commission, or FERC, because CAISO did not follow proper protocols for issuing the notice, which include allowing market participants, such as our company, the chance to comment. CAISO may reissue a similar notice in the future following proper protocols, which could result in a material adverse impact on our operations and revenues should it become effective and then determined that we no longer qualify to provide spinning reserve services.

In addition, we may acquire electricity generating assets in regions controlled by Independent System Operators, or ISOs, other than CAISO. Such ISOs, while having a similar mandate, have their own specific rules to follow. We may not meet such additional rules.

Our failure to obtain permits necessary to operate our facilities could have a material adverse effect on our operations and revenues.

We are responsible for obtaining various permits and other regulatory approvals required for the operation of our electricity generating facilities. The renewal, extension or obtaining of permits and approvals for the facilities, including those required to implement the energy efficiency upgrades of the MMC Chula Vista and MMC Escondido facilities as currently contemplated, may be subject to contest or appeal under federal or state law. Delay in obtaining or maintaining in full force and effect any such permits and approvals could prevent the operation of these facilities, sales of electricity, or deliveries of fuel to the facilities or could result in fines or other additional costs. If any such failure, contest or appeal occurs and the contest or appeal is finally determined adversely to us, such determination may materially and adversely affect our financial results and our ability to operate some or all of our facilities.

Our facilities are all currently located in Southern California, and generally provide electricity only in that state. Accordingly, our operations are highly regulated by the local Air Permit Control Boards, CAISO, other related state and local agencies and the Federal Energy Regulation Commission. Failure to obtain or a delay in the receipt of relevant governmental permits or approvals, including, where applicable, appropriate enabling legislation, could hinder our operations and cause us to incur fines or additional costs. Permits and approvals may be costly and time-consuming to obtain. Moreover, the adoption of new laws or regulations, or changes in the interpretation of existing laws or regulations or changes in the persons charged with political oversight, could have a material adverse effect upon us.

We target investments in high-risk projects and we may fail to achieve a return on these investments.

We target electricity generating assets that are undergoing operational, financial or other difficulties or are under construction, including projects that are in default under their financing arrangements or other agreements. While such electricity generating assets may present opportunities to be purchased at a substantial discount, such assets may not result in a return on the investment in such asset in a timely manner or at all. Investments in troubled assets generally will require greater time commitments on the part of our management and carry a greater risk that the relevant asset may fail. In addition, our management could underestimate the amount of time and/or money necessary to complete or rehabilitate a project or asset. This could have a material adverse effect on our financial position and results of operations, or even cause our company to fail, which in turn would result in a complete loss of your investment.

We may be unable to find and consummate suitable investments, which would adversely affect our growth.

Our growth depends largely on the ability of our management to source, screen, select and make investments that we believe meet our investment strategy, guidelines and policies. The availability of such investments will depend upon, among other things, financial, market, business and economic conditions and governmental policies. We may not be able to identify and consummate a sufficient number of opportunities to achieve our growth objectives, or to diversify our investments, even to the limited extent described herein.

The demand for electricity follows seasonal weather patterns and is dependent on weather conditions, which will cause fluctuations in our revenues and cash flows.

The demand for electricity follows broad seasonal demand patterns, with peak demand in summer months to run residential and commercial air conditioning units. Accordingly, prices for electricity, as well as related ancillary services, are highest during the summer months. Our existing facilities in California are considered peaking facilities. These facilities are typically called to run only during peak seasonal periods. Therefore, our revenues to date have been seasonal and we expect them to remain so for the foreseeable future. Further, any wind-based renewable energy projects that we may jointly develop would be subject to variations in wind and changes in worldwide climatic conditions no matter where they are located. The actual wind conditions required for a wind farm to be financially viable may not be present at the sites or, if present, may not continue over the long term. Sudden or unexpected changes in environmental and meteorological conditions could reduce the productivity of any wind farm. Climatic weather patterns, whether seasonal or for an extended period of time, resulting in lower, inadequate and/or inconsistent wind speed to propel the wind turbines may render any wind parks incapable of generating adequate, or any, electrical energy, which could adversely affect our revenues and possibly our overall financial condition.

Our ability to take certain future actions may be restricted by the terms of our indebtedness.

The covenants in our existing and future debt documents may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. These covenants limit or restrict our ability and the ability of our subsidiaries, under certain circumstances, to:

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incur additional debt;

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pay dividends and make distributions;

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repurchase our common stock or subordinated indebtedness, if any, prior to maturity;

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make certain investments;

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create liens on our assets;

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transfer or sell our assets;

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enter into transactions with our affiliates;

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issue or sell stock of our subsidiaries; or

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merge or consolidate.

These restrictions may significantly impede our ability to take advantage of business opportunities as they arise, grow our business or compete effectively. If our bid to SDG&E is accepted and the joint venture is entered into, this may result in additional restrictions with respect to the foregoing matters or other matters we currently cannot predict.

We are dependent on independent contractors to operate our facilities and business.

We are dependent upon independent contractors to, among other things:

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provide energy management services;

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provide operations and maintenance support; and

•

provide fuel and other goods and services necessary for our facilities to generate electrical energy.

Any material breach of the contracts by any of these contractors could adversely affect our ability to profitably operate our electricity generating facilities. The independent contractors also have the right to terminate or withhold payments or performance upon occurrence of certain events specified in our contracts. In addition, bankruptcy or insolvency of an independent contractor could also result in nonperformance or nonpayment of its obligations to us and could adversely affect our operations and revenues. As our operations and facilities increase in size and scope, it may become more difficult to retain sufficient independent contractors with the specialized skills necessary to operate our facilities.

We cannot guarantee an adequate supply of natural gas to operate our facilities, which may result in reduced operating levels, increased costs or a complete shutdown of one or more of our facilities.

Our current facilities are dependent upon natural gas for their fuel supply, and a substantial portion of our operating expenses consist of the costs of obtaining natural gas. Our business is affected by changes in fuel costs, which may negatively affect our financial results and financial position by increasing the cost of producing electricity. The fuel markets can be volatile, and actual fuel prices may differ from our expectations. We are also subject to the risks of supply interruptions and transportation cost increases. In addition, fuel deliveries may not match energy sales, due in part to the need to purchase fuel inventories in advance for reliability and dispatch requirements. The price at which we can sell our energy may not rise or fall at the same rate as the corresponding rise or fall in fuel costs. These risks could result in reduced operating levels, increased costs or, possibly, a complete shutdown of one or more of our facilities.

We may not be able to hedge market risks effectively, which would reduce our revenues and cash flows.

Our ownership and operation of electricity generating facilities exposes us to market risks including volatility arising from the timing differences associated with buying fuel, converting fuel into energy and delivering energy to a buyer. We plan to use forward contracts and derivative financial instruments, such as futures contracts and options, to manage market risks and exposure to fluctuating electricity and fuel prices. These activities, although intended to mitigate our exposure, expose us to other risks, including misjudgments by us when executing this hedging strategy.

The effectiveness of our hedging activities may depend on the amount of our working capital available to post as collateral in support of these transactions, either in support of performance guarantees or as a cash margin. The amount of credit support that must be provided typically is based on the difference between the price of the commodity in a given contract and the market price of the commodity. Significant movements in market prices can result in a requirement to provide additional cash collateral and letters of credit in very large amounts. Without adequate liquidity to meet margin and collateral requirements, we could be exposed to the following:

•

a reduction in the number of counterparties willing to enter into bilateral contracts, which would result in increased reliance on short-term and spot markets instead of bilateral contracts, increasing our exposure to market volatility; and

•

a failure to meet a margining requirement, which could permit the counterparty to terminate the related bilateral contract early and demand immediate payment for the replacement value of the contract.

As a result of these and other factors, risk management decisions could have a material adverse effect on our businesses, operating results or financial position.

We have debt obligations that we may not be able to service.

We have obtained debt financing of $3,000,000, with a $500,000 line of credit, from a commercial lender secured by MMC Chula Vista and MMC Escondido. We intend to incur additional secured indebtedness in order to pursue our growth strategy.

Leverage has the effect of potentially increasing our losses. If our operating cash flows are less than the required interest and principal payments on the borrowings, our value, and thus the value of our net assets, may decrease or the lender could foreclose on the assets securing the loan, and stockholders could suffer a total loss of their investment. Moreover, any material increase in interest rates and/or risk margins could have a detrimental effect on our earnings, to the extent not adequately hedged. Accordingly, any events that adversely affect our value may be magnified to the extent we are leveraged.

We might not have sufficient cash to service our indebtedness and our existing debt and future debt could limit our ability to grow, to make acquisitions, to compete effectively or to operate successfully under adverse economic conditions. If our cash flows and capital resources are insufficient to make scheduled payments on our debt, we may have to reduce or delay capital expenditures, sell assets, seek additional capital, or restructure or refinance our debt.

If our joint bid is accepted as further described under “Use of Proceeds” and “Business – Upgrade Projects – Joint Bid Agreement with Morgan Stanley Group,” we will be required to incur additional indebtedness to finance the proposed projects, which could exceed the indebtedness incurred should the bid not be accepted and we finance our two projects alone. Such additional indebtedness would expose the joint venture to the same and possibly additional risks to those described above. Since we anticipate that the joint venture would account for a substantial portion of our revenues, we would be subject to the risks to which the joint venture is subject.

We are subject to numerous environmental laws and regulations that require capital expenditures, increase our cost of operations and may expose us to environmental liabilities.

We are subject to extensive federal, state, and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, wildlife protection, the management of natural resources, and the protection of human health and safety that could, among other things, require additional pollution control equipment, limit the use of certain fuels, restrict the output of certain facilities, or otherwise increase costs. Significant capital expenditures, operating and other costs are associated with compliance with environmental requirements, and these expenditures and costs could become even more significant in the future as a result of regulatory changes.

We are subject to liability under environmental laws for the costs of remediating environmental contamination. Remediation activities include the cleanup of current facilities and former properties, including manufactured gas plant operations and offsite waste disposal facilities. The remediation costs could be significantly higher than the liabilities that may be recorded by us.

Currently, there are federal and state laws favorable to wind-energy producers, such as the requirement in certain states that power purchasers acquire a set percentage of their power requirements from renewable resources. Tax incentives exist in most of the jurisdictions where we may develop wind-based renewable energy projects. These laws and tax regimes may change and no longer be favorable such projects, which could reduce demand for our peaker facilities, and cause us to lose revenues.

We are also subject to legal proceedings by individuals alleging injury from exposure to hazardous substances and could incur liabilities that may be material to our financial results. Additional proceedings could be filed against us in the future.

We may also be required to assume environmental liabilities in connection with future acquisitions. As a result, we may be liable for significant environmental remediation costs and other liabilities arising from the operation of acquired facilities, which may adversely affect our financial results.

If certain substances that are regulated under the federal Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, were discovered in the soil or groundwater of our facilities’ sites, we could be responsible for the investigation and removal of such substances. Although we did not assume liability under the real estate lease on which our MMC Chula Vista facility is located for conditions existing on the site prior to the term of the lease, responsibility for costs of the investigation or removal of certain substances nonetheless may be imputed to us under CERCLA.

All liabilities of MMC Energy, Inc. f/k/a High Tide Ventures, Inc., or High Tide, survived the May 2006 merger, and High Tide may have undisclosed liabilities that could harm our revenues, business, prospects, financial condition and results of operations.

We were originally incorporated under the name High Tide Ventures, Inc. and prior to our merger in May 2006, we were an inactive publicly registered shell corporation with no significant assets or operations. On May 15, 2006 we merged with and into MMC Energy North America LLC pursuant to a reverse acquisition. Our due diligence investigation of High Tide may not have revealed all material liabilities of High Tide currently existing or that may be asserted in the future against us relating to High Tide’s activities before the consummation of the merger. Although the merger agreement contains a stockholder post-closing adjustment to the number of shares of common stock issued to pre-merger MMC Energy equity holders as a means of providing a remedy for breaches of representations made in the merger agreement by High Tide, including representations related to undisclosed High Tide liabilities, this adjustment is limited and there is no comparable protection offered to our other current or future investors. Any such unknown liabilities of High Tide survived the merger and could harm our revenues, business, prospects, financial condition and results of operations.

We are subject to compliance with federal and state securities laws, which expose us to potential liabilities, including possible rescission rights.

In February 2007, we announced that we had learned that 100,000 shares of our common stock issued as part of 1.2 million share private placement transaction we consummated in May 2006 were purchased by an entity controlled by Louis Zehil, who at the time of the purchase was a partner of our external legal counsel for the private placement transaction, McGuireWoods LLP. We also announced that we believe that Mr. Zehil improperly caused our former transfer agent not to place a required restrictive legend on the certificate for these 100,000  shares and that Mr. Zehil then caused the entity he controlled to resell these shares. We reported Mr. Zehil’s conduct to the Securities and Exchange Commission and the SEC recently sued Mr. Zehil in connection with this matter and further alleged that Mr. Zehil engaged in a similar fraudulent scheme with respect to six additional public companies represented at the relevant time by McGuireWoods LLP. Mr. Zehil also is the subject of criminal charges brought by federal prosecutors in connection with the fraudulent scheme.

Persons who purchased shares directly from Mr. Zehil when he resold his shares may have a rescission right versus Mr. Zehil, and could make the claim that this rescission right somehow extends to us as well. One or more of our investors from our May 2006 private placement of 1.2 million shares could also try to claim a rescission right based upon Mr. Zehil’s conduct. It is also possible that one or more of our stockholders could claim that they somehow suffered a loss as a result of Mr. Zehil’s conduct and attempt to hold us responsible for their losses. If any such claims are successfully made against us and we are not adequately indemnified for those claims from available sources of indemnification, then such claims could have a material adverse effect on our financial condition. We also may incur significant costs resulting from our investigation of this matter, any litigation we may initiate as a result and our cooperation with governmental authorities. We may not be adequately indemnified for such costs from available sources of indemnification.

Risks Related to This Offering and Ownership of Our Common Stock

The price for shares of our common stock quoted on the over-the-counter bulletin board may not be indicative of their fair value and an actual trading market may not develop.

Our common stock currently is quoted on the Over-the-Counter Bulletin Board, or OTCBB. The trading volume for shares of our common stock historically has been limited. From May 15, 2006 through

May 31, 2007 the average daily trading volume of our shares of common stock was approximately 15,376 shares. During this period, the market price of our shares of common stock has ranged from $34.00 to $5.80, after giving effect to the one-for-ten reverse stock split. The closing price per share of our common stock on the trading day immediately prior to the date hereof is set forth on the cover page of this prospectus. The prices at which our common stock has been quoted since that time may not be indicative of their fair value. If you purchase shares of our common stock, you may not be able to resell those shares at or above the price you paid for them.

In addition, an active public trading market may not develop after completion of this offering, or if developed, may not be sustained. Securities analysts may not initiate or maintain coverage of our company and our common stock, which could further reduce interest and trading volume in our shares.

We have applied to have our common stock listed on the Nasdaq Global Market. Nasdaq requires companies to meet certain initial listing criteria including certain minimum bid prices per share. We may not be able to achieve or maintain such minimum bid prices even after giving effect to the reverse stock split. If our common stock is approved for trading on this market, we cannot assure you that we will be able to maintain the listing standards of the Nasdaq Global Market.

The market price of our common stock is highly volatile and subject to wide fluctuations.

The market price of our common stock is highly volatile and could be subject to wide fluctuations in response to a number of factors, some of which are beyond our control, including:

•

dilution caused by our issuance of additional shares of common stock or other forms of equity securities in future financings;

•

announcements of acquisitions of new electricity plants, material expansions or other business initiatives by us or our  competitors, including with respect to our recently submitted bid to SDG&E;

•

quarterly or other variations in our revenues and operating expenses, whether from seasonality or other factors;

•

changes in the valuation of similarly situated companies, both in our industry and in other industries;

•

changes in analysts’ estimates affecting our company, our competitors and/or our industry;

•

changes in the accounting methods used in or otherwise affecting our industry;

•

additions and departures of key personnel;

•

our involvement in litigation;

•

the trading volume of our stock;

•

defaults on our debt;

•

loss of external funding sources;

•

changes in the market for electricity and/or in the capital markets generally;

•

changes in the social, political and/or legal climate in the region in which we operate;

•

announcements of technological innovations or new products available to the electricity generating industry;

•

fluctuations in interest rates, exchange rates and the availability of capital in the capital markets; and

•

significant sales of our common stock, including sales by investors in future offerings made to raise additional capital.

These and other factors are largely beyond our control, and the impact of these risks, individually or in the aggregate, may result in material adverse changes to the market price of our common stock and/or our results of operation and financial condition.

In addition, the stock market, and the Nasdaq Global Market in particular, has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the specific company or industry sector. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In the past, securities class-action litigation has often been brought against companies following periods of volatility in the market price of their respective securities. We may become involved in this type of litigation in the future. Litigation of this type is often expensive to defend and may divert the attention of our senior management as well as resources from the operation of our business.

Our operating results may fluctuate significantly, and these fluctuations may cause our stock price to decline.

Our operating results will likely vary in the future primarily from fluctuations in our revenues and operating expenses, including the coming to market of electricity that we generate, expenses that we incur, the price of electricity and other factors. If our results of operations do not meet the expectations of current or potential investors, the price of our common stock may decline.

Investors should not anticipate receiving cash dividends on our common stock.

Since May 15, 2006, no dividends have been paid by us to our equity holders, and to our knowledge no dividends were paid by High Tide to its equity holders prior to the merger. We intend to retain earnings, if any, to support the development of the business and therefore do not anticipate paying cash dividends for the foreseeable future. In addition, we currently are restricted from paying dividends under the terms of our lending facility. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

Our management team does not have extensive experience in public company matters.

Our management team has had limited public company management experience, which could impair our ability to comply with legal and regulatory requirements such as the Sarbanes-Oxley Act of 2002 and other federal securities laws including our obligation to file required reports and other information on a timely basis. Our management may not be able to implement and effect programs and policies in an effective and timely manner that adequately respond to increased legal, regulatory compliance and reporting requirements imposed by such laws and regulations. Our failure to comply with such laws and regulations could lead to the imposition of fines and penalties and further result in the deterioration of our business.

You will experience significant and immediate dilution in the net tangible book value of the shares you purchase in this offering.

The public offering price will likely be substantially higher than the as adjusted net tangible book value per share of our outstanding common stock. As a result, purchasers of our common stock will experience immediate dilution of $2.58 per share, based on an assumed public offering price of $7.10 per share. This dilution is due in large part to the fact that our earlier investors paid substantially less than the assumed public offering price when they purchased their shares. Investors purchasing shares in this offering will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. As a result of this dilution, investors purchasing shares from us in this offering will have contributed 76.8% of the total amount of our net funding to date, on a fully diluted basis, but will own only 60.1% of our equity, on a fully diluted basis. In addition, the exercise of outstanding options will, and future equity issuances may, result in further dilution to investors.

If we fail to maintain effective internal controls over financial reporting, our business, operating results and stock price could be materially adversely affected.

Beginning with our annual report for our fiscal year ending December 31, 2007, Section 404 of the Sarbanes-Oxley Act of 2002 will require us to include a report by our management on our internal controls over financial reporting. This report must contain an assessment by management of the effectiveness of our internal controls over financial reporting as of the end of our fiscal year and a statement as to whether or not our internal controls are effective. The report must also contain a statement that our independent auditors have issued attestation reports on management’s assessment of such internal controls and on the effectiveness of internal controls.

In order to achieve timely compliance with Section 404, we have begun a process to document and evaluate our internal controls over financial reporting. Our efforts to comply with Section 404 have resulted in, and are likely to continue to result in, significant costs, the commitment of time and operational resources and the diversion of management’s attention. If our management identifies one or more material weaknesses in our internal controls over financial reporting, we will be unable to assert that our internal controls are effective, or in connection with their audit of our financial statements for the year ending December 21, 2008, if our independent auditors are unable to attest that our management’s report is fairly stated or they are unable express an opinion on our management’s evaluation or on the effectiveness of our internal controls, market perception of our financial condition and the trading price of our stock may be adversely affected and customer perception of our business may suffer.

Future sales of our common stock could reduce our stock price.

Upon the closing of this offering, an additional 7,250,000 shares of our common stock will be freely tradeable without restriction or further registration under the Securities Act. Sales by stockholders of substantial amounts of our shares, or the perception that these sales may occur in the future, could affect materially and adversely the market price of our common stock. Our officers, directors and certain of our other stockholders have agreed not to sell their shares for a period of 90 days after the date of this prospectus. As of May 30, 2007, there were options to purchase 103,000 shares of our common stock outstanding with a weighted average exercise price per share of $9.29. Except for shares held by our affiliates, the shares underlying these options will be freely tradeable upon exercise of any vested options after we have filed a Form S-8, which we intend to do in the near future. Currently, we have 397,000 shares of common stock reserved for the grant of additional options or other equity awards under our 2006 Stock Incentive Plan. The market price of our common stock could drop significantly if the holders of shares sell them or are perceived by the market as intending to sell them.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our strategy, future operations, future financial position, future revenues, projected costs, including the estimated costs for our planned facility upgrades, prospects, and the plans and objectives of management and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements. Such factors include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms and other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we do not know whether we can achieve anticipated positive future results, levels of activity, performance, or goals. Actual events or results may differ materially. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement on Form SB-2, of which this prospectus is a part, that we have filed with the Securities and Exchange Commission, completely and with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $47,529,125 million, at an assumed public offering price of $7.10 per share, after deducting estimated underwriting discounts and commissions payable by us and estimated offering costs.

As further described under “Business – Upgrade Projects – Joint Bid Agreement with Morgan Stanley Capital Group,” we have filed a bid to supply power to San Diego Gas & Electric, or SDG&E. The table below reflects different scenarios pursuant to which MMC Chula Vista, MMC Escondido and/or a new facility to be developed on a “Greenfield” site owned by SDG&E, may supply power to SDG&E, the total capital expenditure required for each scenario and our required equity contribution under each scenario. We expect to use between $14 and $42 million of the net proceeds of this offering for the energy efficiency upgrades of our MMC Chula Vista and MMC Escondido facilities, as well for the new greenfield project to be constructed in conjunction with our potential joint venture. We also expect to generate $3.5 million from selling the existing equipment at MMC Chula Vista and MMC Escondido. The amount of net proceeds that will be used for the energy efficiency upgrades depends on whether the joint bid to SDG&E is accepted, in whole or part, or none at all.

Repowering and Development Scenario	MMC Cash Equity Contribution	Total Capital Expenditure Requirement	MMC Ownership
	(in millions)
Base Case
MMC Chula Vista and MMC Escondido	$38.0	$126.7	100%
MMC Chula Vista only	$24.3	$81.0	100%
Joint Venture
MMC Chula Vista and MMC Escondido and Greenfield(1)	$33.1	$345.3	50%
MMC Chula Vista and MMC Escondido	$14.1	$126.7	70%
Combined Case
Greenfield(1) (Joint Venture) and MMC Chula Vista (Base Case)	$42.0	$299.6	30%/100%	(2)

____________

(1)

Assumes construction that includes four LM-6000s.

(2)

Under this scenario, MMC will hold a 30% interest in the Greenfield facility and 100% in MMC Chula Vista.

Please see “Business – Upgrade Projects – MMC Chula Vista” and “– MMC Escondido” for a more detailed discussion of the energy efficiency upgrade projects of MMC Chula Vista and MMC Escondido.

We expect to use the remainder of the net proceeds of this offering, if any, for additional asset acquisitions, working capital and general corporate purposes. We also may use any remaining net proceeds for the potential acquisition of, or investment in, technologies, products or companies that complement our business, including acquisitions of companies that provide additional ancillary services and transmission grid optimization technologies. We have not determined the amounts to be used for any of these purposes and may find it necessary or advisable to use this portion of the net proceeds for other purposes.

We have no current understandings, commitments or arrangements to make any asset acquisitions or complementary or other acquisitions or investments.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds from this offering. The amounts and timing of our actual expenditures may vary significantly from our expectations depending upon numerous factors, including the timing of suitable acquisitions and our operating costs and capital expenditures. Accordingly, we will retain the discretion to allocate the net proceeds of this offering among the identified uses described below.

Pending the uses described above, we intend to invest the net proceeds of this offering in short-to medium-term, investment-grade, interest-bearing securities.

PRICE RANGE OF COMMON STOCK

Prior to May 15, 2006, trades in our common stock were in the shares of a public company with which we merged on that date. Our stock trades on the OTCBB under the symbol “MMCY.OB.” Prior to that date, there was no public market for our equity. The following table sets forth the high and low bid quotations of our common stock for the periods indicated. These quotations reflect prices between dealers and do not include retain mark-ups, mark-downs, and commissions and may not necessarily represent actual transactions.

	Bid
	High	Low
2006
Second Quarter (beginning May 15, 2006)	$34.00	$12.00
Third Quarter	30.00	19.70
Fourth Quarter	24.00	9.50
2007
First Quarter	$11.60	$6.20
Second Quarter (through May 31, 2007)	9.75	5.80

As of May 30, 2007, there were 158 holders of record of our common stock.

DIVIDEND POLICY

Since May 15, 2006, no dividends have been paid by us to our equity holders, and to our knowledge no dividends were paid by High Tide to its equity holders prior to the merger. We intend to retain earnings, if any, to support the development of the business and therefore do not anticipate paying cash dividends for the foreseeable future. In addition, we currently are restricted from paying dividends under the terms of our lending facility. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2007:

•

on an actual basis; and

•

on an as adjusted basis to reflect our sale of 7,250,000 shares of common stock in this offering at the assumed public offering price of $7.10 per share.

You should read this table in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	March 31, 2007
	Actual	As Adjusted

	(unaudited)

Cash and cash equivalents	$3,020,624	$50,549,749
Long-term debt	$2,296,278	$2,296,278
Stockholders’ equity
Common Stock, $0.001 par value, 300,000,000 shares authorized; 4,811,438 shares issued and outstanding, actual; 12,061,438 shares issued and outstanding, as adjusted	4,812	12,062
Additional paid-in-capital	15,299,350	62,821,225
Accumulated deficit	(8,346,018)	(8,346,018)
Total stockholders’ equity	6,958,144	54,487,269
Total capitalization	$9,254,422	$56,783,547

The above table reflects the one to ten reverse stock split of our common stock effected on April 19, 2007, assumes no exercise of the underwriters’ option to purchase from us an aggregate of 1,087,500 additional shares of common stock and excludes (1) 103,000 shares of common stock issuable upon the exercise of outstanding options, at a weighted average exercise price of $9.29 per share; and (2) 397,000 shares of common stock reserved for future issuance under our 2006 Stock Incentive Plan.

DILUTION

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering.

Our net tangible book value as of March 31, 2007 was $7.0 million, or approximately $1.45 per share. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of March 31, 2007.

Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the as adjusted net tangible book value per share of common stock immediately after completion of this offering. After giving effect to our sale of 7,250,000 shares of common stock in this offering at an assumed public offering price of $7.10 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses, our as adjusted net tangible book value as of March 31, 2007 would have been $54.5 million, or $4.52 per share. This represents an immediate increase in net tangible book value of $3.07 per share to existing stockholders and an immediate dilution in net tangible book value of $2.58 per share to purchasers of common stock in this offering, as illustrated in the following table:

Assumed public offering price per share		$7.10
Net tangible book value per share as of March 31, 2007	$1.45
Increase in net tangible book value per share attributable to new investors	$3.07
Adjusted net tangible book value per share after this offering		4.52
Dilution per share to new investors in this offering		$2.58

If the underwriters exercise their option to purchase additional shares of our common stock in full in this offering with respect to shares to be issued by us, the as adjusted net tangible book value per share after this offering would be $4.69 per share, the increase in as adjusted net tangible book value per share to existing stockholders would be $3.24 per share and the dilution to new investors purchasing shares in this offering would be $2.41 per share.

The following table sets forth, on an as adjusted basis as of March 31, 2007, the number of shares of common stock purchased or to be purchased from us, the total consideration paid or to be paid and the average price per share paid or to be paid by existing holders of common stock and by the new investors, at an assumed public offering price of $7.10 per share, before deducting estimated underwriting discounts and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent

Existing Stockholders	4,811,438	39.9%	$15,575,049	23.2%	$3.24
New Investors	7,250,000	60.1%	51,475,000	76.8%	7.10
Total	12,061,438	100.0%	$67,050,049	100.0%	$5.56

A $1.00 increase (decrease) in the assumed public offering price of $7.10 per share would increase (decrease) total consideration paid by new investors by $7,250,000, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

As of March 31, 2007 there were options outstanding to purchase a total of 82,000 shares of common stock at a weighted average exercise price of $10.00 per share. To the extent outstanding options are exercised, there will be further dilution to new investors.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected consolidated balance sheet data as of December 31, 2006 and March 31, 2007 and 2005 and our consolidated statements of operations data for the period from February 7, 2005 (date of inception) through December 31, 2005, for the twelve months ended December 31, 2006 and for the three months ended March 31, 2006 and 2007. You should read the following summary consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements and notes thereto and other financial information included elsewhere in this prospectus. The financial information as of December 31, 2006 and 2005, for the year ended December 31, 2006 and for the period from February 7, 2005 through December 31, 2005 is derived from our audited consolidated financial statements which are included elsewhere in this prospectus. Our audited consolidated financial statements are prepared in U.S. dollars and in accordance with accounting principles generally accepted in the United States. The selected consolidated balance sheet data as of March 31, 2007 and selected consolidated statement of operations data for each of the three months ended March 31, 2006 and 2007 have been derived from the unaudited consolidated financial statements that are included elsewhere in this prospectus. As we were considered a development stage enterprise prior to June 12, 2006, our historical results are not necessarily indicative of the results of operations to be expected for future periods.

	February 7, 2005 (Date of Inception) to December 31, 2005		Year Ended December 31, 2006	Three Months Ended March 31,
				2006	2007
Consolidated Statements of Operations Data:				(unaudited)
Operating revenues:
Resource adequacy capacity		$—	$824,000	$—	$692,250
Ancillary services		—	2,052,971	—	391,541
Energy production		—	766,353	—	17,327
Total operating revenues		—	3,643,324	—	1,101,118
Costs of sales:
Costs of resource adequacy capacity		—	47,200	—	55,380
Costs of ancillary services		—	480,681	—	87,278
Costs of energy production		—	334,006	—	20,912
Total costs of sales		—	861,887	—	163,570
Gross profit		—	2,781,437	—	937,548
Operating expenses:
Depreciation		—	626,298	147,924	236,963
Operations and maintenance		—	1,368,757	159,028	414,158
Re-commissioning expenses		—	2,615,811	328,951	379,617
General and administrative expenses		20,856	4,585,843	272,870	1,609,171
Total operating expenses		20,856	9,196,709	908,773	2,639,909
Loss from operations		(20,856)	(6,415,272)	(908,773)	(1,702,361)
Other expenses (income):
Interest expense, net		2,369	(24,428)	25,439	36,961
Other expenses, net		—	192,627	—	—
Total other expense		(2,369)	168,199	25,439	36,961
Net loss before provision for income taxes		(23,225)	(6,583,471)	(934,212)	(1,739,322)
Provision for income taxes		—	—	—	—
Net loss		$(23,225)	$(6,583,471)	$(934,212)	$(1,739,322)
Basic loss per common share
Net loss per share	$	(—)	$(1.53)	$(0.26)	$(0.36)
Weighted average shares outstanding		3,562,500	4,296,465	3,562,500	4,802,659
Diluted loss per common share
Net loss per share	$	(—)	$(1.53)	$(0.26)	$(0.36)
Weighted average shares outstanding		3,562,500	4,296,465	3,562,500	4,802,659

	December 31, 2006	March 31, 2007
Consolidated Balance Sheet Data:		(unaudited)
Cash and cash equivalents	$4,923,063	$3,020,624
Working capital(1)	2,852,715	782,208
Total assets	13,522,431	11,797,720
Long-term debt	2,407,392	2,296,278
Total stockholders’ equity	8,625,659	6,958,144

——————

(1)

Working capital is defined as total current assets minus total current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus. Except for the historical information contained herein, the matters discussed below are forward-looking statements that involve certain risks and uncertainties, including, among others, the risks and uncertainties discussed below.

Overview

We are an energy company that acquires and actively manages electricity generating and energy infrastructure-related assets in the United States. Our mission is to acquire, directly or through joint ventures, a portfolio of small to mid size electricity generating assets, generally below 250 megawatts, or “MW.” To date, we have acquired three electricity generating assets in California, totaling 110 MW of capacity. We are currently in the process of upgrading two of these assets, which we expect to complete ourselves or in partnership with a large financial institution through a joint bid agreement. We are also pursuing additional acquisitions primarily in California, Texas and the Mid-Atlantic and Northeastern United States.

Our strategy is to create long-term value by focusing on five core principles:

•

Targeting power constrained regions

•

Acquiring and developing electricity generating and infrastructure related assets

•

Developing or restructuring acquired assets to maximize revenues

•

Managing risk to optimize profitability

•

Opportunistically partnering to develop renewable energy generating assets

We are managed by a team of professionals with significant energy sector experience and knowledge. Our executive officers and Board of Directors have extensive experience with industry leaders in the energy and finance sectors, especially asset management, commodity pricing and risk management as well as private equity, structured finance and project finance transaction experience. We intend to leverage this extensive experience and our relationships within the energy and finance sectors to execute on our core strategy and build significant long-term value for our stockholders.

We launched our acquisition strategy in January 2006 with the acquisition of MMC Chula Vista and MMC Escondido, each of which is a 44 MW gas fired generating facility in San Diego county. This acquisition provided us entry to the California wholesale power and electricity market. We fully re-commissioned the facilities and began earning revenues in June 2006.

We were originally incorporated in Nevada under the name High Tide Ventures, Inc. on February 13, 2003. As an inactive publicly registered shell corporation with no significant assets or operations, High Tide’s business plan was to seek an acquisition candidate. On May 3, 2006, High Tide changed its name to MMC Energy, Inc. On May 15, 2006, a wholly-owned subsidiary of MMC Energy, Inc. merged with and into MMC Energy North America LLC, a Delaware limited liability company, pursuant to a reverse acquisition. Prior to this merger, MMC North America LLC, which began operations in October 2005, acquired the electricity generating facilities located in Chula Vista and Escondido, California and otherwise conducted our current business as described throughout this prospectus. As a result of the merger, MMC Energy, Inc. thus acquired the business of MMC Energy North America LLC, including the electricity generating facilities, and the former members of MMC Energy North America LLC received shares of common stock of MMC Energy, Inc. On September 22, 2006, we reincorporated as a Delaware corporation by means of a merger of the existing Nevada corporation with and into MMC Energy, Inc., a newly-formed Delaware corporation. On April 19, 2007, we effected a one to ten reverse stock split of our common stock. We also intend to list our common stock on the Nasdaq Global Market prior to the closing of the offering described in this prospectus.

We currently have six full time employees based at our headquarters in New York, New York and one additional employee based in California. We have contracted for third party labor for on-site operations and maintenance of our existing facilities, as well as energy management and trading support. We expect to manage any future facilities acquired in a similar fashion. To support our future growth plans, we expect to hire additional professional staff, particularly in our New York office, to support increased acquisition activity and asset management responsibilities.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and related disclosure. We base our estimates and assumptions on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Future events, however, may differ markedly from our current expectations and assumptions. While there are a number of significant accounting policies affecting our consolidated financial statements, we believe the following critical accounting policies involve the most complex, difficult and subjective estimates and judgments.

Revenue Recognition

We recognize revenue when all of the following circumstances are satisfied: (1) persuasive evidence of an arrangement exists, (2) price is fixed or determinable, (3) collectibility is reasonably assured, and (4) delivery has occurred. Revenues are recognized upon delivery of energy or services. The revenues we collect for ancillary services and energy delivery fluctuate based on market prices established by CAISO on a daily, hourly and real-time basis.

We recognize energy production revenue when energy has been substantially transmitted to the customer. We recognize revenue when electricity is delivered to a customer pursuant to contractual commitments that specify volume, price and delivery requirements. Some sales of energy are based on economic dispatch, or “as-ordered,” by an independent system operator, or “ISO,” based on member participation agreements, but without an underlying contractual commitment. Revenues for sales of energy based on ISO dispatches are recorded on the basis of MW-hours delivered, at the applicable wholesale market prices. In addition to bilateral contracts that we may enter into from time to time, we generally offer our energy to the ISO daily at its variable cost to produce plus a desired minimum profit margin. Our facilities can be dispatched only if the market clearing price exceeds our bid price. We may also receive “out of merit” dispatches in times when the market price is less than our bid price, but our electricity is needed locally due to local transmission constraints, in which case we will be paid our bid price for energy provided.

As described under “Results of Operations” below, we also recognize revenues from the provision of ancillary services and under capacity contracts. Although there are several types of ancillary services, to date we primarily provide “spin” and “non spin” services, which call for the facilities to be delivering the awarded capacity within 10 minutes of dispatch whether already connected to the grid (spin) or not (non-spin). We recognize these revenues at the time of dispatch by the ISO. Capacity (resource adequacy) contract revenues are recognized based on the facility’s capacity as certified by the CPUC and by CAISO.

Results of Operations

Since we commenced our operations on October 27, 2005 and were considered a development stage enterprise until June 12, 2006, period to period comparisons of our results of operations are not meaningful. Additionally, due to the commencement of operations in June, our 2006 results do not reflect a full year’s run rate for revenues and most expenses. Our mix of revenues and costs of sales will likely change substantially in the future as additional assets are acquired and brought on line.

Revenues

Our electricity generating facilities are generally referred to as “peaker” plants. Peaker plants are used to balance unexpected short term surges in demand, making them critical to the reliability, or “insurance,” of the power grids they serve. Our revenues to date have been earned by providing resource adequacy capacity, ancillary services and energy production.

Resource Adequacy Capacity – Regulatory capacity payments for generators of any type are based strictly on total installed capacity measured in MW. In the CAISO market where we currently operate exclusively, market-based capacity revenues are earned through resource adequacy contracts, whereby the counterparty can point to our facilities’ capacity as a source to supply its peak demand plus a mandatory safety margin for regulatory purposes only. The contract does not create an obligation to supply electricity to the counterparty, but does obligate the Company to bid its energy into the CAISO markets on a daily basis such that our capacity is available to the CAISO, if needed, at our price. The resource adequacy capacity amount cannot exceed the qualified capacity amount for the resource. Qualified capacity is certified by CAISO and the CPUC. For 2006, the MMC Escondido and MMC Chula Vista facilities were certified by CAISO and the CPUC for 40 MW (estimated) each, and for 2007, 35.5 MW (actual) each and MMC Mid-Sun for 22 MW.

Ancillary Services – Although there are several types of ancillary services, to date we primarily provide “spin” and “non-spin” services which call for the facilities to be delivering the awarded capacity within 10 minutes of dispatch whether already connected to the grid (spin) or not (non-spin). Spin services typically offer higher rates.

Energy Production – The provision of electricity to a local power grid through day ahead and real time auctions managed by the ISO, the “merchant market”, or through bilateral agreements with a utility or other direct counterparty. As we have no outstanding electricity purchase agreements or other contracted energy production, all of our energy production revenues are earned in the merchant market.

Revenues for the year ended December 31, 2006 and the three months ended March 31, 2007 (we recognized no revenues in three months ended March 31, 2006) were $3,643,324 and $1,101,118, respectively, and were distributed as follows:

	Year Ended December 31, 2006	Three Months Ended March 31, 2007

Resource adequacy capacity	$824,000	$692,250
Ancillary services	2,052,971	391,541
Energy production	766,353	17,327
Total operating revenues	$3,643,324	$1,101,118

In 2006 all of our revenues were earned from our MMC Chula Vista and MMC Escondido facilities. In the three months ended March 31, 2007 our revenues were earned from our MMC Chula Vista and MMC Escondido facilities, as well as ancillary services revenues (but not capacity revenues) from MMC Mid-Sun.

Cost of Sales

Cost of sales for the year ended December 31, 2006 and the three months ended March 31, 2007 was $861,887 and $163,570, respectively, yielding a gross profit of $2,781,437 and $937,548 and a gross margin of 76% and 85%, respectively. Gross margin was relatively high because resource adequacy capacity constituted the largest portion of our revenues. We expect our gross margin to decrease significantly as a percentage of our revenues as we acquire additional facilities such as MMC Mid-Sun and as our energy production revenues increase. Costs of sales were distributed as follows along with the relevant gross margins.

	Year Ended December 31, 2006		Three Months Ended March 31, 2007
	Cost of Sales	Gross Margin	Cost of Sales	Gross Margin

Resource adequacy capacity	$47,200	94.3%	$55,380	92.0%
Ancillary services	480,681	76.6%	87,278	77.7%
Energy production	334,006	56.4%	20,912	—
Total	$861,887	76.3%	$163,570	85.1%

Costs of sales include these major expenses:

Resource Adequacy Capacity – Includes primarily commissions paid to electricity marketers. This revenue stream is expected to remain at a very high margin.

Ancillary Services – Includes primarily grid management charges, or costs incurred by the ISO directly related to the installation and maintenance of the electrical power grid necessary to permit the provision of energy and ancillary services. These costs are passed through to generators as mandated by regulatory and governing bodies. Costs also include variable incentive fees paid to our energy manager for exceeding against revenue targets. This is typically a high margin service.

Energy Production – Includes costs for fuel, primarily natural gas, used in the production of energy as well as pipeline fees for fuel transportation, grid management charges, variable incentive fees, consumables and other direct charges associated with the provision of energy production. The gross margin of 56.4% for the year ended December 31, 2006 noted in the table above is unusually high as our facilities have generally run only when the market pricing was at or near the regulatory price cap. The negative gross margin during the three months ended March 31, 2007 was a result of our performing a test run of our facilities at a negative margin, and negligible market-based dispatches. We expect future energy production gross margins to normalize because electricity prices in the second and third quarters of 2007 should increase, as should the ratio of chargeable to non-chargeable dispatches.

Operations and Maintenance

Operations and maintenance expenses consist of the direct overhead expenses for operating and maintaining our electricity generating facilities.

For the year ended December 31, 2006, operations and maintenance expenses were $1,368,757 which consisted primarily of such operations and maintenance associated with the MMC Chula Vista and MMC Escondido facilities following their re-commissioning in June 2006. For the three months ended March 31, 2007 and 2006, operations and maintenance expenses were $414,158 and $159,028, respectively. These expenses consisted primarily of fixed charges such as contracted labor, depreciation, interconnection, costs and other period costs. As we had not yet commenced commercial operation of our plants as of the three months ended March 31, 2006, expenses for that period excluded contracted labor and other costs tied to the operation of the facilities.

Re-commissioning Expenses

Re-commissioning expenses consist of the non-recurring initial planned repairs and re-commissioning costs required to restore electricity generating facilities and all related equipment to operating condition, including fuel and other costs relating to initial test runs of the facilities. We expect to incur such costs with respect to future acquisitions, as they may be in mothball states and may have received little or no maintenance for significant periods of time. Such expenditures are expensed for financial accounting purposes as they represent basic repairs and maintenance and do not otherwise extend the life of the assets. However, as such expenses are non-recurring on an asset by asset basis and pre-funded with the acquisition of the asset, management considers them part of its investment cost for evaluating returns on individual assets.

For the year ended December 31, 2006, re-commissioning costs were $2,615,811, and for the three months ended March 31, 2007 and 2006, re-commissioning costs were $379,617 and $328,951, respectively. These costs reflected the costs of re-commissioning the facilities at MMC Chula Vista and MMC Escondido, completed in June 2006, as well as a portion of the re-commissioning of the MMC Mid-Sun plant, which began operations in January 2007. The total cost of re-commissioning MMC Mid-Sun was approximately $860,000.

General and Administrative Expenses

For the year ended December 31, 2006, general and administrative expenses were $4,585,843 which includes non-recurring financing and investor relations expenses of approximately $1,748,000 in connection with the May 2006 merger and private placements, with the balance attributable primarily to compensation and professional fees accrued subsequent to the May 2006 merger. For the three months ended March 31, 2007 and 2006, general and administrative expenses were $1,609,171 and $272,870, respectively. General and administrative expenses for the three months ended March 31, 2007 were primarily compensation, professional fees, financing related costs and a $401,000 non-recurring charge related to severance in connection with the departure of a former officer. General and administrative expenses incurred during the three months ended March 31, 2006 were primarily professional fees. While our recurring general and administrative expenses may increase on an absolute basis, we expect they will decrease as a percentage of total revenue as we continue to implement our growth strategy.

Liquidity and Capital Resources

As of March 31, 2007 we had $3.0 million in cash and equivalents. We believe our cash, with amounts available to us under the revolving credit facility described below, will be sufficient to satisfy our cash requirements under current operating conditions for at least the next 12 months.

However, our existing cash balance is not sufficient to fund our acquisition growth strategy. Such acquisitions will require us to obtain additional funding in a short period of time. Additionally, other elements of our growth plan, including the MMC Chula Vista and MMC Escondido expansions, will require substantially more capital. The extent and timing of the capital requirements will be contingent on the specific acquisition targets we are able to source.

We believe we will be successful in obtaining the required capital to fund our planned level of operating activities, capital expenditures, debt and other obligations through the next 12 months, inclusive of the public offering described in this prospectus. However, if we do not successfully complete the public offering, or otherwise fail to obtain sufficient capital resources on terms acceptable to us, it would have a material adverse effect on our plans to make additional acquisitions and expand the MMC Chula Vista and MMC Escondido facilities, and/or on our current business, results of operations, liquidity and financial condition should we not have sufficient resources to cover unplanned repairs or required capital expenditures. If we issue additional equity and/or debt securities to meet our future capital requirements, the terms of any future equity financings may be dilutive to our stockholders and the terms of any debt financings may contain restrictive covenants that may also negatively affect our stockholders. Our ability to effect future financings will depend on the status of our business prospects as well as conditions prevailing in the capital markets.

On January 31, 2006, MMC North America, one of our wholly owned subsidiaries entered into a Loan and Security Agreement with TD Banknorth providing for a $3.5 million senior debt facility including a $3.0 million term loan and a $500,000 revolving loan. The term loan provides for interest-only payments during the twelve months, and 81 equal principal payments in the amount of $37,038 thereafter, with a final maturity date of May 3, 2013. The term loan bears interest at a fixed rate equal to 7.58%. Approximately $2.1 million of the term loan proceeds were funded into an escrow account under control of the bank and was fully expended on repair and re-commissioning costs in accordance with a re-commissioning plan agreed to between MMC North America and the bank. The remaining proceeds, net of related transaction costs, were used for general working capital purposes.

Advances against the revolver are payable on demand and bear interest at the prime rate plus 1.00%. Beginning in 2007, amounts outstanding under the revolver must be repaid in full and a zero balance maintained for at least 30 consecutive days at any time during the year. We have not borrowed under the revolver.

The loan agreement places certain restrictions on MMC North America’s ability to make distributions to its members and on transactions with affiliates. The loan agreement further subjects MMC North America to certain financial and other covenants, including maintaining a minimum net worth and minimum debt service coverage ratio, as such terms are defined in the loan agreement. MMC North America is not in violation of any such covenants. The loans are collateralized by substantially all assets of MMC North America and are personally guaranteed, jointly and severally, by two of our executive officers. Any losses sustained by any officer under such guaranty will be indemnified by us.

Our wholly-owned subsidiary, MMC North America, has arranged for the issuance by TD Banknorth of an irrevocable letter of credit in the amount of $100,000 to a counterparty under an energy services agreement entered into in during November 2006. The counterparty may draw upon the letter of credit to recover liquidated damages suffered by the counterparty in connection with any energy sales it may make on behalf of MMC North America in the event MMC North America fails to meet its obligations, or for any other unsatisfied obligations under the energy services agreement. The letter of credit expires on December 31, 2007. Availability under the revolver is reduced from $500,000 to $400,000 while the letter of credit remains outstanding.

Cash Flow

The following table is derived from the Condensed Consolidated Statements of Cash Flows:

	Three Months Ended
	March 31, 2006	March 31, 2007
Net cash used by operations	$(247,482)	$(1,329,439)
Net cash used by investing activities	(3,402,751)	(465,886)
Net cash (used) provided by financing activities	3,165,028	(107,114)

Net cash used by operations increased by $1.1 million driven primarily by higher compensation, professional fees and a non-recurring severance payment partially offset by revenues from electricity generation and related services. We were still in development stage during the three months ended March 31, 2006 and recorded no revenues or other expenses related to full operations such as compensation. Net cash used by operations were driven primarily by re-commissioning expenses and professional fees.

Net cash used by investing activities decreased by $2.9 million driven primarily by less acquisition activity of facilities and related property plant and equipment expenses, partially offset by an increase in deferred acquisition costs in 2007 related to the upgrade of MMC Chula Vista.

Net cash related to investing activities decreased $3.3 million primarily due to the issuance of approximately $3.0 million of debt and contributions from shareholders in 2006. In 2007, net cash used in financing activities reflected the repayment of debt principal offset by cash proceeds from issuance of stock pursuant to the exercise of warrants.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures, nor do we participate in non-exchange traded contracts requiring fair value accounting treatment.

In connection with the possible future acquisition of “mid-merit” facilities, which are neither true baseload nor true peaking facilities, but somewhere in-between, we may engage in certain hedging transactions. Such facilities would be more expensive to purchase but would be expected to generate substantially more energy production revenues. For such assets, hedging the commodity price risk becomes more critical. We expect to enter into intermediate term financial hedge contracts that would serve the purpose of shifting the price risk of fuel cost and electricity pricing onto the counterparty, in effect swapping commodity price risk for credit risk. Management’s experience in this area will become more critical with the purchase of such assets.

Seasonality and Inflation

Our business is seasonal, with a relatively high proportion of revenues and operating cash flows generated during the third quarter of the fiscal year, which includes the peak summer months for energy demand. As we derive most of our revenues from selling energy and ancillary services at then-current market prices, as opposed to under longer term fixed-price contracts, our revenues and operating income are highly exposed to the seasonal fluctuations in commodity pricing, which corresponds to peak demand. The effect of inflation on our revenue and operating results was not significant.

Recent Accounting Pronouncements

SFAS No. 159. In February 2007, the Financial Account Standards Board, the FASB, issued Statement of Financial Accounting Standards (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159 permits entities to choose to measure many financial instruments, and certain other items, at fair value. SFAS 159 applies to reporting periods beginning after November 15, 2007. The adoption of SFAS 159 is not expected to have a material impact on the Company’s financial condition or results of operations.

EITF 00-19-2. In December 2006, the FASB issued EITF 00-19-2, “Accounting for Registration Payment Arrangements.” EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” EITF 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to  the issuance of EITF 00-19-2, this guidance shall be effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those fiscal years. We do not expect adoption of EITF 00-19-2 will have a material impact on our financial position, operations or cash flows.

SFAS 158. In September 2006 the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” This Statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The effective date for an employer with publicly traded equity securities is as of the end of the fiscal year ending after December 15, 2006. We do not expect adoption of this standard will have a material impact on its financial position, operations or cash flows.

SFAS 157. In September 2006 the FASB issued SFAS No. 157, “Fair Value Measurements”. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that already require or permit fair value measurements. Accordingly, SFAS 157 does not require any new fair value measurements. The effective date for SFAS 157 is for fiscal years beginning after November 15, 2007. We do not expect that adoption of this standard will have a material impact on its financial position, operations or cash flows.

FSP AUG AIR No. 1. In September 2006 the FASB issued FASB Staff Position AUG AIR No. 1 regarding routine maintenance and Planned Major Maintenance Activities, which effectively disallowed the advance-in-accrual method that had been the industry standard but has been disallowed effective the first fiscal year beginning after December 15, 2006 for all companies. We have chosen to adopt this Statement early, in particular adopting the deferral method for planned major maintenance items. There were no major maintenance expenditures incurred in 2006. Minor routine maintenance and unplanned repairs are expensed as incurred.

FIN 48. In June 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We do not expect the adoption of this Interpretation to have a material impact on our consolidated financial position, results of operations or cash flows.

BUSINESS

Company Overview

We are an energy company that acquires and actively manages electricity generating and energy infrastructure-related assets in the United States. Our mission is to acquire, directly or through joint ventures, a portfolio of small to mid size electricity generating assets, generally below 250 megawatts, or “MW.” To date, we have acquired three electricity generating assets in California, totaling 110 MW of capacity. We are currently in the process of upgrading two of these assets, which we expect to complete ourselves or in partnership with a large financial institution through a joint bid agreement. We are also pursuing additional acquisitions primarily in California, Texas and the Mid-Atlantic and Northeastern United States.

Our natural gas fueled electricity generating facilities are commonly referred to as “peaker” plants. Our plants are used to balance unexpected short term surges in demand, making them critical to the reliability, or “insurance,” of the power grids they serve. Our assets generate revenue from providing capacity and ancillary reliability services to transmission grids that distribute electricity to industrial and retail electricity providers. During peak electricity usage times, such as the summer, we also sell our electricity in the daily merchant market.

Our strategy is to create long-term value by focusing on five core principles:

•

Targeting power constrained regions

•

Acquiring and developing electricity generating and infrastructure related assets

•

Developing or restructuring acquired assets to maximize revenues

•

Managing risk to optimize profitability

•

Opportunistically partnering to develop renewable energy generating assets

We are managed by a team of professionals with significant energy sector experience and knowledge. Our executive officers and Board of Directors have extensive experience with industry leaders in the energy and finance sectors, especially asset management, commodity pricing and risk management as well as private equity, structured finance and project finance transaction experience. We intend to leverage this extensive experience and our relationships within the energy and finance sectors to execute on our core strategy and build significant long-term value for our stockholders.

We launched our acquisition strategy in January 2006 with the acquisition of two 44 MW natural gas fired electricity generating facilities in San Diego county, one in Chula Vista and the other in Escondido, California. This acquisition provided us entry to the California wholesale electricity market. We fully re-commissioned the facilities and began earning revenues in June 2006. We acquired the formerly idle facilities for what we believe to be a discounted value to market, and believe the facilities appreciated substantially in value following their repair and re-commissioning. In November 2006, we acquired MMC Mid-Sun, a 22 MW facility near Bakersfield, California, which we also successfully re-commissioned and began operating in January 2007.

Industry Overview

Electricity Generating Market

The electricity generating industry in the U.S. has historically been dominated by vertically integrated electric utilities with monopolistic control over franchised territories. In order to encourage more competitive wholesale electricity markets, the Public Utility Regulatory Policies Act of 1978, or “PURPA”, and the Energy Policy Act of 1992, were established. The enactment of these policies, along with a series of deregulatory policies during the 1990s, created the opportunity for the growth of Independent Power Producers, or “IPPs.”

Independent Systems Operators, or “ISOs”, and Regional Transmission Operators, or “RTOs”, were created upon the deregulation of the utility industry during the 1990s to serve as regional non-profit organizations that ensure reliable transmission system operation and to operate the energy market to foster reasonable energy costs for electricity consumers in their region. There are seven primary ISOs/RTOs in the United States, each with its own specific market rules and pricing.

As a result of this deregulation, IPPs built new generating plants and purchased existing plants from regulated utilities to market wholesale power. IPPs predominantly constructed low cost and quick-to-build natural gas fired plants, adding more than 200,000 MW in aggregate electricity capacity between 1998 and 2004. The majority of these assets were financed by banks with short-term, non-recourse debt structures. Consequently, IPPs became highly-leveraged and required substantial cash flows from these electricity generating assets to service their debt.

In 2001, wholesale electric prices began to decline from record levels primarily due to the excess capacity created by the IPPs and mild weather. By early 2002, wholesale electric prices in certain regions of the United States had dropped to their lowest levels. In California, wholesale pricing was drastically inflated in 2001 due to market manipulations by certain IPPs such as Enron, which ultimately led to bankruptcies of some utilities that were unable to pass on such inflated costs to their consumers. Emergency measures were enacted, including long term power purchase agreements backed by the California Department of Water Resources, which had sufficient credit, a $250 per MW-hour price cap, and other measures aimed at curtailing the market manipulations, served to have an immediate and drastic dampening effect on pricing. Accordingly, the cyclicality of the market was particularly felt in California. Concurrent with wholesale electricity price declines, there were sharp increases in the price of natural gas caused by increased demand from new generation facilities and starting in 2005, shrinking supply as a result of the damage to existing natural gas production facilities caused by hurricanes Katrina and Rita.

The volatility of wholesale electricity and natural gas prices led to the deterioration of the non-regulated electricity markets. As the profit margins declined, some IPPs had difficulty servicing their debt obligations, which resulted in a significant financial distress for many owners of these assets, especially smaller natural gas production facilities.

The U.S. non-regulated electricity market, or the merchant market, is now entering a period of sustained recovery. Even with increasing fuel costs, we expect that profit margins will return to sustainable levels as electricity demand increases. We believe the pace and depth of that recovery, including anticipated increases in the value of electricity generating assets and associated infrastructure driven by demand growth, will vary by asset type and region.

Some regions have recovered faster than others based on supply and demand in that region. We commonly refer to areas where electricity demand is high but electricity supply is limited due to transmission constraints and/or insufficient local capacity as “red zones.” Specifically, parts of California, Texas and the Mid-Atlantic and Northeastern United States have red zones. Red zones offer electricity generating assets the opportunity to sell services and production at premium prices. Our MMC Chula Vista and MMC Escondido facilities, for example, are located in Southern California which is one of the most constrained regions in the United States. We expect that the San Diego region will remain capacity constrained relative to other Southern California regions, excluding Los Angeles, for the foreseeable future.

The renewable electricity market in the United States is evolving and growing rapidly. According to the Department of Energy, renewable energy accounted for 94.4 gigawatts in the United States in 2004 and is expected to grow to 109.6 gigawatts in 2030. In particular, wind accounted for 47% of all renewable energy in 2004, and is expected to grow to 60% in 2030, excluding hydroelectric. This trend is due primarily to state-established Renewable Portfolio Standards for minimum renewable energy production and federal Production Tax Credits, or “PTCs,” and available state credits. For example, California requires that 20% of its electricity be produced from renewable sources by 2010, New York requires 25% by 2013 and Maine has required 30% of retail sales since 2000 and thereafter as a condition of re-licensing. In addition, under current law, a federal income tax credit of 1.5 cents per kilowatt-hour, adjusted for inflation since 1992, is allowed for the production of electricity from qualified wind energy facilities and other sources of renewable energy. The current value of the credit is 1.9 cents per kilowatt-hour of electricity produced. The credit was created under the Energy Policy Act of 1992 and applies to electricity produced by a qualified wind facility placed in service after December 31, 1992, and before January 1, 2009. PTCs have been extended since the inception of the legislation and there is a general belief that these tax credits for wind generation will be extended again in the next several years. Wind is currently capturing a dominant market share of new renewable energy being developed due to a proven technology with the highest PTC, creating incentive for investors and opportunities for project debt financing.

Electricity Generating Plants by Type

There are three primary facility types that provide electricity to the grid: baseload, mid-merit, and peaking facilities. Baseload facilities are designed to run continuously and provide the most inexpensive electricity, and as a result provide the majority of the electricity to the U.S. transmission grid. In contrast, peaking facilities are used to balance unexpected short term surges in demand, making them critical to the reliability of the power grids they serve. Peaking facilities are costlier to run, but generally much less costly to build and maintain. Mid-merit facilities have some characteristics of both a baseload and peaker facility.

Our company targets small to mid size, less than 250MW, natural gas fired electricity peaking generating plants in California, Texas and the Mid-Atlantic and Northeastern United States. Today, there are more than 1,500 small to mid-size natural gas-powered generating assets in the United States. The chart below shows the number of such assets located in each ISO:

ISO Region	Number of Assets

California (CAISO)	468
Texas (ERCOT)	248
New England (ISO-NE)	99
Midwest (MISO)	213
New York (NYISO)	194
Pennsylvania-Jersey-Maryland (PJM)	261
Southwest (SPP)	72

Strategy

Our strategy is to create long-term value by focusing on five core principles:

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Targeting power constrained regions – We focus on regions (1) where electricity demand is high but electricity supply is limited due to transmission constraints and/or insufficient local capacity, known as “red zones,” (2) where peaker plant services can be sold at premium prices to grid operators and (3) where “natural gas is on the margin,” meaning that increases in natural gas prices can be passed on to the consumer in the form of higher electricity prices. We may also target areas with a high concentration of wind generation which have a greater reliance on peaking facilities to stabilize the transmission grid due to the intermittent nature of wind patterns.

•

Acquiring and developing electricity generating and infrastructure related assets – We target (1) acquiring and developing small to mid size clean burning natural gas electricity generating facilities (up to 250 MW) that can be purchased or developed at a discount to comparable facilities (2) companies that provide non-carbon emitting additional ancillary services and transmission grid optimization technologies.

•

Developing or restructuring acquired assets to maximize revenues – We target electricity generating assets that often require additional development capital and re-commissioning expenditures to maximize their revenue streams. We have established a scalable platform to cost effectively develop and restructure these assets using leading industry vendors.

•

Managing risk to optimize profitability – We believe we can optimize profitability while minimizing market-based risk through (1) contracting a substantial portion of our installed capacity and energy long-term to investment grade counterparties, (2) qualifying our facilities to provide premium ancillary services and (3) aligning our assets cost structure to correspond better to our revenue streams.

•

Opportunistically partnering to develop renewable energy generating assets – We may also (1) enter into joint ventures to develop renewable energy projects that can capitalize on the growing reliance on renewable sources of energy such as wind, and (2)  acquire or develop companies that provide non-carbon emitting ancillary services and transmission grid optimization technologies. We believe wind power may be complementary to our peaking facility strategy because the inherently intermittent nature of wind creates a greater need for peaking power and ancillary services to balance fluctuations in electricity generation and to stabilize local transmission grids.

The ownership of small to mid size U.S. electricity generating assets is fragmented and we believe some of the owners and financiers of these smaller assets have experienced financial distress, which has led to a number of bankruptcies, debt restructurings, asset repossessions by lenders and asset sales. All of these factors have created attractive buying opportunities in our strategic locations. Many assets are also held by financial investors who have relied on long-term fixed price contracts for revenues, fuel supply and operations to shield them from market and commodity risk. As these contracts expire, we expect that many owners will seek to liquidate their non-core assets. We believe additional deal flow will be derived from mergers of utilities that require divestitures in regions where the combined entity would otherwise exert excessive market power.

We believe the competition for acquiring small to mid size electricity generating assets is significantly less organized and competitive, such that they can be acquired at a discount to comparable pricing for larger, well-managed assets. Larger, institutional acquirers such as private equity firms and larger non-regulated utilities generally target larger assets because they are managing larger pools of capital, requiring larger transaction sizes. Furthermore, smaller, distressed and non-contracted assets often require additional up front investment and significant operational restructuring, which can be unappealing to institutional buyers.

We seek to generate substantially greater investment returns on our acquisitions than those of larger baseload plants with contracted revenue streams. We believe the larger baseload plants with long term offtake contracts will result in lower rates of return than smaller peaker plants that meet our acquisition criteria. We prefer that an acquisition target sits inside congested transmission zones, as is the case with MMC Escondido and MMC Chula Vista. However, locations just outside the zone may be equally attractive depending on transmission rights, access to the zone and the purchase price.

We review each of our acquisition targets primarily based on the following factors:

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site location on the power transmission grid;

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regulatory environment;

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permitting issues and process;

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feasibility studies (commercial, economic and technical);

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contractual framework (terms and conditions);

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risk management programs (including bonding, insurance and hedging);

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potential conflicts between project participants (dispute resolution process and procedures);

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estimated time to commencement and completion of implementation;

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reputation, resources, experience and credit capacity of project participants;

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offtake and supply arrangements;

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likely re-commissioning period; and

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potential to upgrade and/or expand the acquired site.

Existing Facilities

MMC Chula Vista and MMC Escondido

Our Chula Vista and Escondido facilities, or “MMC Chula Vista” and “MMC Escondido,” are located in San Diego county, California. We purchased the facilities in January 2006 from an indirectly owned subsidiary of National Energy & Gas Transmission, Inc., the former non-regulated subsidiary of PG&E Corporation. Because National Energy & Gas Transmission was in the final stages of a bankruptcy liquidation, the facilities were in an idle state, with virtually no maintenance for a period of two years. Accordingly, we were able to negotiate what we believe to be an attractive deep discount purchase price approximating the scrap value of the equipment. We acquired the facilities for approximately $5.7 million, $2.5 million of which was attributable to re-commissioning and capital expenditures, representing a fraction of the original $56 million cost to construct the facilities in 2001.

We tested and repaired all of the key equipment, renewed all of the required operating permits, and fully re-commissioned the facilities in June 2006, in time for the critical summer market. We also executed resource adequacy capacity contracts for the balance of 2006. More recently, we executed capacity contracts covering the entire effective capacity for 2007, as well as a subsequent contract covering approximately one-half of the effective capacity for the period from 2008 to 2011.

Each facility has a gross nameplate capacity of approximately 44 MW, a heat rate (which is a measure of efficiency of converting raw fuel into electricity) in excess of 15 mmBTu/MWh (or million British Thermal units per Megawatt-hour) and is considered a “peaking facility” in that it is called to run only during periods of peak electricity demand. Each facility is equipped with two Pratt & Whitney FT4A-9 jet engines, and we have a spare Pratt & Whitney FT4A-9 jet engine stored onsite at MMC Escondido. These facilities also include generators, transformers, other environmental and ancillary equipment, and spare parts. MMC Escondido is situated on 1.6 acres of land owned by us. MMC Chula Vista resides on 3.8 acres subject to a long-term land lease, which expires in 2012, but is renewable at our option for up to two additional five year periods. In conjunction with the energy efficiency upgrade of MMC Chula Vista, provided the Company enters into a related long-term electricity purchase agreement, the Company has the option to extend the lease for an additional 16 years.

MMC Mid-Sun

In November 2006, we acquired a third peaking facility located near Bakersfield,  California, or “MMC Mid-Sun,” for $1.25 million. In anticipation of this acquisition, in October 2006, we separately purchased an LM-2500 natural gas turbine at a price of $3.15 million, resulting in a total plant acquisition cost of $4.4 million. As with MMC Chula Vista and MMC Escondido, we paid what we believe to be scrap value of the equipment and a fraction of the original cost to construct the facility. This facility was also idle at the time of purchase although not in the same level of disrepair as MMC Chula Vista and MMC Escondido.

We tested and repaired all of the key equipment, renewed all of the required operating permits, and successfully re-commissioned the facilities in January 2007, approximately 70 days after closing on the purchase. We also executed resource adequacy capacity revenue contracts for the balance of 2007, as well as approximately one-half of the effective capacity for the period from 2008 to 2011.

The facility has a gross nameplate capacity of approximately 22 MW, a heat rate of approximately 10 mmBTu/MWh, and is powered by a General Electric LM-2500 gas turbine. The facility also includes a generator, transformer, other environmental and ancillary equipment, and spare parts. MMC Mid-Sun resides on approximately two acres subject to a long-term land lease, which expires in 2011, but is renewable at our option for up to two additional five year periods.

Upgrade Projects

MMC Chula Vista

MMC Chula Vista was originally developed with a view towards supporting two distinct generating units, and presents an attractive expansion opportunity. We plan to implement an energy efficiency upgrade of the facility with two General Electric LM-6000 turbines and related equipment. We estimate this energy efficiency upgrade will cost approximately $81 million. See “Use of Proceeds” for our estimate of the expected costs and see “Risk Factors” and “Special Note Regarding Forward Looking Statements” for certain risks and cautionary statements. We expect the new facility to have up to 49 MW of additional capacity, on top of the 44 MW of existing capacity, and will be more efficient, requiring less natural gas to produce one MW of electricity, which should serve to greatly increase the opportunities to sell electricity. The upgraded facility will also be designed to qualify for capacity and for spinning reserve services during off-peak hours as well. Furthermore, we believe it may be possible to expand the MMC Chula Vista facility with minimal impact on the existing electricity generating capabilities, allowing the existing facility to run and generate revenues during most of the targeted construction period.

To date, we have completed an initial engineering feasibility study and San Diego Gas & Electric, or SDG&E, has completed its transmission line impact study. We have also completed the detailed engineering specifications to use for construction bids and are preparing to file the required permitting applications with the California Energy Commission. We have also begun sourcing the LM-6000 turbines and other key equipment.

In February 2007, we filed our application for a Federal Title V air permit with the San Diego Air Pollution Control District. As the City of Chula Vista was uncertain of its authority to grant a Conditional Use Permit to our upgrade project, we withdrew our application to the City and intend to submit an application to the California Energy Commission, or the CEC, during the third quarter of 2007. The CEC approval process provides for more certainty than the city process in terms of rules and timing,  and our revised project timeline allows for the longer CEC process. Such permits require extensive third party technical analysis on such items as air emission modeling, noise pollution, traffic flow disruption and site view simulations and it represents a major milestone to have the permit applications submitted and on file. In this case, our application would be expected to be reviewed and approved by the CEC over a 12 month defined process. Upon receiving the necessary permits, we expect to secure debt financing and begin the four to six month construction cycle. Our current intention is to complete the energy efficiency upgrade of MMC Chula Vista by early 2009.

A summary of the total estimated cost to implement the energy efficiency upgrade of MMC Chula Vista is as follows:

MMC Chula Vista Energy Efficiency Upgrade Project
Estimated Costs
(in millions)

Permitting	$2.5
Engineering	3.7
Equipment Procurement	42.5
Construction	22.9
Commissioning/Start-Up	1.4
Other Expenses	7.9
Total	$81.0

MMC Escondido

Our MMC Escondido facility may also be upgraded with similar General Electric equipment, or potentially next generation technology.

We plan to install one LM6000 GE turbine that will replace the existing Pratt and Whitney FT4A twin pack. According to the transmission interconnection agreement with SDG&E, we have appropriate transmission capacity to perform the efficiency upgrade. We have engaged environmental consultants to arrange timely approval of all required permits, as well as Worley Parsons as “owner’s engineer” to consult on the development of the project. See “Use of Proceeds” for our estimate of the expected costs and see “Risk Factors” and “Special Note Regarding Forward Looking Statements” for certain risks and cautionary statements.

A summary of the total estimated cost to implement the energy efficiency upgrade of MMC Escondido is as follows:

MMC Escondido Energy Efficiency Upgrade Project
Estimated Costs
(in millions)

Permitting	$1.5
Engineering	2.0
Equipment Procurement	20.7
Construction	16.3
Commissioning/Start-Up	1.2
Other Expenses	3.9
Total	$45.7

Joint Bid Agreement with Morgan Stanley Capital Group

In May 2007, we executed a Joint Bid Agreement with Morgan Stanley Capital Group Inc., or MSCG, a direct wholly-owned subsidiary of Morgan Stanley, to submit joint bids to supply peaking power under a 20-year contract with  SDG&E. The peaking power under this contract would be provided through any or all of the following power production facilities, as selected by SDG&E pursuant to the bid process: the re-powered MMC Chula Vista facility, the re-powered MMC Escondido facility or a facility to be developed on a “Greenfield” site owned by SDG&E. The Greenfield facility has 40 acres of available space, 69 kV electric transmission line connection and a gas supply line, and can accommodate up to five GE LM6000 turbines that can provide approximately 232.5 MW.

On May 17, 2007, consistent with the JBA, MSCG placed the joint bids with SDG&E, and would sign the resulting contract with SDG&E. SDG&E has the right under the bidding process to accept or reject any of the bids, and we believe that SDG&E will notify bidders of its determination late in the third quarter or in the fourth quarter of 2007. If SDG&E selects any of the joint bids submitted by MSCG, we and MSCG will attempt to establish a joint venture company that would own, develop and operate the facilities selected by SDG&E and sign a contract with MSCG to ensure that the required power is delivered to SDG&E. Therefore, if SDG&E selects either or both of MMC Chula Vista or MMC Escondido, we would contribute the selected facilities into the joint venture. If the Greenfield only bid is accepted, we would also develop MMC Chula Vista on our own. Our ownership percentage in the joint venture company will be in the range of 30% to 70%, with the final percentage being determined based upon which facilities SDG&E selects in the bid process. We would enter into an agreement with the joint venture to manage all of the facilities and MSCG would be compensated by the joint venture for serving as the direct counterparty to SDG&E.

Until the joint venture is established, we and MSCG are each responsible for our own expenses associated with the preparation of the joint bids and the repowering and development of the facilities. We plan to continue the re-powering of MMC Chula Vista and MMC Escondido at our own expense irrespective of the success of the joint bids. However, if the joint venture is established, all direct third party expenses for the development and re-powering of the facilities selected will be reimbursed to us and MSCG through the revenues of the joint venture.

MMC Mid-Sun

Our recently acquired MMC Mid-Sun facility was originally built as a co-generating facility, providing both steam and electricity, and has the potential to be expanded as such. The MMC Mid-Sun facility is surrounded by producing oil fields, which require steam to be pumped into the wells to increase yield. As the recent surge in oil prices has compelled further development of the area’s oil production, we believe the time may be right to explore such an upgrade. We have begun preliminary discussions with one major producer interested in a long-term contract to provide steam, as well as electricity, which may support the cost of the upgrade. We have cleared the potential building pad on site, which may house one additional GE LM2500 turbine and/or a heat steam generator.

California Independent System Operator and Related Markets

ISOs were created upon the deregulation of the utility industry to serve as regional non-profit organizations to ensure reliable transmission system operation and operate the energy market to foster reasonable energy costs for electricity consumers in their region. For consumers, the ISO ensures that their electrical needs are met around-the-clock at a reasonable price. For energy companies, the ISO ensures equal access to transmission lines. The ISO never buys or sells electricity for its own account but instead acts as an electronic auction house and middleman to match supply with demand. Most sales in California are pursuant to bilateral contracts, but a significant percentage is sold in an energy market. ISOs are arranged geographically, and the map below shows which US regions are served by which ISO. CAISO serves the most of the California market, aside from certain pockets such as the Los Angeles basin, which is the market in which we currently operate and which will be a source of potential growth for us.

Each of these ISOs has a very similar mandate to that of CAISO, and is subject to the Federal Energy Regulatory Commission, or FERC, jurisdiction, with the exception of the Electric Reliability Council of Texas for which FERC has more limited jurisdiction. However, each operates independently with its own set of market rules and pricing.

The CAISO Energy Market operates much like a stock exchange, with market participants establishing a price for electricity by matching supply and demand. The Energy Market consists of Day-Ahead and Real-Time Markets. The Day-Ahead Market is a forward market in which hourly prices are calculated for the next operating day based on generating offers, demand bids and scheduled bilateral transactions. The Real-Time Market is a spot market in which current prices are calculated at five-minute intervals based on actual grid operating conditions. In both the Day-Ahead and Real-Time markets, CAISO runs the bids to arrive at a market clearing price by aggregating the lowest bids available until the required capacity is available. All successful bidders are then paid for their energy at this market clearing price upon delivery of the electricity at the times specified. CAISO schedules transmission transactions, arranges for necessary ancillary services and administers a real-time balancing energy market. The market clearing price is subject to a $400/MW per hour soft cap imposed by CAISO and approved by FERC.

On a long-term basis, CAISO has indicated its intent to adopt a locational, or nodal, pricing model similar to that of PJM Interconnection, which is the ISO for the mid-Atlantic region. In such a model, the market clearing prices for the larger region, which in our case is Southern California excluding Los Angeles, are adjusted up or down on a micro-regional basis based on the supply/demand and transmission constraints applicable to the particular sub-region. We expect the locational pricing to be beneficial to us once enacted.

The CPUC has issued a series of orders purporting to require exempt wholesale generators and other electricity plant owners to comply with detailed operation, maintenance and logbook standards for electricity generating facilities. The CPUC has adopted detailed reporting requirements for the standards, and conducts frequent on-site spot inspections and more comprehensive facility audits to evaluate compliance. The CPUC’s efforts to implement and enforce the operation, maintenance and logbook standards could interfere with our future ability to make economic business decisions regarding our units, including decisions regarding unit retirements, and could have a material adverse impact on our business activities in California.

Electricity Marketing and Commercial Operations

Our three facilities described above are considered “peaking facilities” that typically run only during periods of peak demand. Peaking facilities are by nature costlier to run per MWh of electricity produced, but generally much less costly to build and maintain as compared to baseload facilities, which provide cheaper electricity and are run continuously. Despite being costlier to run, peaking facilities are also less sensitive to commodity pricing as our facilities will generally run only during peak summer demand periods or in an emergency when pricing is at a significant premium. We believe that peaking facilities will become more critical with the emergence of renewable electricity sources, such as wind, which by nature is subject to very short term fluctuations in output.

Peaking facilities typically provide spinning and non-spinning reserve and resource adequacy capacity services. These services currently represent our primary revenue stream. We are able to operate our facilities profitably on these services alone due to relatively low fixed operating costs and the discounted purchase price we paid to acquire these facilities (when compared to the original cost of building such facilities).

For our facilities, managing the setting of daily trading strategies to provide electricity and ancillary services is critical. We set trading strategies based on market conditions and the specific operating characteristics of each individual plant. We rely on our relationship with Bear Energy L.P., a subsidiary of The Bear Stearns Companies, Inc., to provide access to its trading desk to execute on the strategy. Given our size, it is more efficient to outsource trading activities which must be covered on a daily basis. The Bear Energy traders have full access to our markets and are able to execute on trades on a real-time basis in order to optimize our revenues. In order to properly align interests, Bear Energy receives a significant percentage of any revenues they are able to generate above the profit targets set in advance with us. This trading capability remains vital even if an asset is hedged. There is generally an ability to generate revenues beyond what is required to be passed onto the hedge counterparty which is generally set based on general index pricing.

Resource Adequacy Capacity Revenues

One source of revenue is installed capacity revenue, which is available to all generators in California. Effective June 1, 2006, the CPUC requires that each electricity provider serving customers in California reserve sufficient electricity generating capacity to cover 115% of its expected peak demand. This requirement is generally satisfied by any contracts the utility already has in place directly with generators or through CAISO sponsored programs.

For any remaining shortfall, the utility must find additional generators not already contracted, to enter into Resource Adequacy, or “RA”, contracts. Such RA contracts simply link the generator to the retail provider on an exclusive basis strictly for purposes of meeting this requirement. RA contracts do not bind the generator to provide electricity or other services exclusively to the counterparty, or in any way inhibit the generator from earning other market-based revenues. However, the generator is obligated to bid its energy into the CAISO markets on a daily basis such that its capacity is available to CAISO if needed, at the generator’s bid price.

The MMC Chula Vista and MMC Escondido facilities each sold forward 35.5 MW, the effective summer rating, of RA capacity from August through December 2006 and, under a new contract, for 2007. In addition, we have signed RA contracts for 55% of their Net Qualified Capacity from 2008 through 2011.

Ancillary Services Revenues

Ancillary services are the provision of reserve energy generating capacity that is available to be dispatched when there is a sharp rise in demand for electricity. This capacity can be bought, sold and dispatched within seconds, minutes or hours. The primary ancillary services are procured by CAISO daily in Day-Ahead Markets.

The three primary ancillary services are:

•

Spinning Reserves: Power plants that are already on-line, defined as the generator is running and synchronized to the grid, with additional capacity that is capable of ramping over a specified range within ten minutes and running for at least two hours.

•

Non-spinning Reserves: Power plants that are available but not on-line, defined as the generator is not running and synchronized to the grid, but capable of being synchronized and ramping to a specified level within ten minutes, and running for at least two hours.

•

Regulation: Power plants that are already synchronized with the power grid and that can be increased or decreased instantly to keep energy supply and energy use in balance.

We seek to qualify our current facilities with CAISO for spinning reserve services and to contract for installed capacity revenues either through CAISO or directly with investment grade third parties.

In the event of an immediate, or ten minute, demand for electricity, CAISO will pay market-based clearing prices to the spinning reserve facility regardless of whether the facility is called upon to provide additional electricity. However, if the facility is called upon to provide electricity, CAISO will pay the market clearing price for the spin service, or the “capacity price” in addition to purchasing the actual electricity provided at the greater of cost or market price, referred to as the “energy price”, as described in “Revenues from Electricity Sales” below.

In addition to spinning reserves, there is a market for non-spinning reserves, which have provided a lower premium to non-spinning reserves. However, should this trend reverse, we have the ability to provide this service in lieu of spinning reserves.

CAISO issued a market notice in September 2006 changing the definition of spinning reserves, which called into question our continued compliance with the new rules. The market notice was declared ineffective by FERC, because CAISO did not follow proper protocols for issuing the notice, which include allowing market participants, such as our company, the chance to comment. CAISO may reissue a similar notice in the future following proper protocols, which could result in our no longer qualifying to provide spinning reserve services should it become effective.

Revenues from Electricity Sales

Electricity sales represent the provision of electricity to a local power grid through Day-Ahead and Real-Time auctions managed by the ISO, the “merchant market”, or bilateral agreements with a direct counterparty.

Aside from bilateral contracts, which we may enter into from time to time, we generally offer our energy to the ISO daily at its variable cost plus a desired margin. In a merchant market, our facilities can only be dispatched if the market clearing price exceeds our bid price. The difference between the market clearing price and the cost of fuel to generate electricity is commonly referred to as the spark spread. We may also receive out of merit dispatches. This occurs when our electricity is needed locally due to local transmission constraints, in which case we will be paid our bid price for energy provided.

Regulation

General

Our operations are subject to extensive regulation by governmental agencies. FERC is the U.S. federal agency with jurisdiction over interstate electricity sales, wholesale electric rates, hydroelectric licensing, natural gas pricing, and oil pipeline rates. FERC also reviews and authorizes liquefied natural gas terminals, interstate natural gas pipelines and non-federal hydropower projects. Our facilities are subject to energy, environmental and other governmental laws and regulations at the federal, state and local levels in connection with the ownership and operation of our facilities, and the use of electric energy, capacity and related products, including ancillary services. Federal laws and regulations govern, among other things, transactions by and with purchasers of electricity, including utility companies, the operation of a power plant and the ownership of a power plant. Under limited circumstances where exclusive federal jurisdiction is not applicable or specific exemptions or waivers from state or federal laws or regulations are otherwise unavailable, federal or state utility regulatory commissions may have broad jurisdiction over non-utility owned electric power plants. Energy-producing projects are also subject to federal, state and local laws and regulations that govern the geographical location, zoning, land use and operation of a project. Federal, state and local environmental requirements generally require that a wide variety of permits and other approvals be obtained before the commencement of construction or operation of an energy-producing facility and that the facility then operate in compliance with these permits and approvals.

U.S. Federal Energy Regulation

FERC has ratemaking jurisdiction and other authority with respect to interstate wholesale sales and transmission of electric energy, other than transmission that is “bundled” with retail sales, under the Federal Power Act and with respect to certain interstate sales, transportation and storage of natural gas under the Natural Gas Act of 1938. The enactment of the Public Utility Regulatory Policies Act of 1978, or PURPA, and the adoption of regulations under PURPA by FERC provided incentives for the development of cogeneration facilities and small electricity production facilities using alternative or renewable fuels by establishing certain exemptions from the Federal Power Act.

The Energy Policy Act of 2005

A comprehensive energy bill was passed by the U.S. House and Senate in July 2005 and was signed by President Bush on August 8, 2005. Known as “EPAct 2005,” this comprehensive legislation includes provisions for merger review reform, for the introduction of new regulations regarding “Transmission Operation Improvements,” for transmission rate reform, for incentives for various generating technologies and for the extension through December 31, 2007 of production tax credits for wind and other specified types of generation.

FERC has finalized rules to implement the enactment of the Public Utility Holding Company Act of 2005, or the PUHCA 2005. PUHCA 2005 is primarily a “books and records access” statute and does not give

FERC any new substantive authority under the Federal Power Act or Natural Gas Act. FERC has also issued final rules to implement the electric company merger and acquisition provisions of EPAct 2005.

Federal Power Act

The Federal Power Act grants FERC exclusive jurisdiction over the rates, terms and conditions of wholesale sales of electricity and transmission services in interstate commerce, other than transmission that is “bundled” with retail sales, including ongoing, as well as initial, rate jurisdiction. This jurisdiction allows FERC to revoke or modify previously approved rates after notice and opportunity for hearing. These rates may be based on a cost-of-service approach or, in geographic and product markets determined by FERC to be workably competitive, may be market-based. Most qualifying facilities, as that term is defined in PURPA, are exempt from the ratemaking and several other provisions of the Federal Power Act. Exempt wholesale generators certified in accordance with FERC’s rules under PUHCA 2005 and other non-qualifying facility independent power projects are subject to the Federal Power Act and to FERC’s ratemaking jurisdiction thereunder, but FERC typically grants exempt wholesale generators the authority to charge market-based rates to purchasers which are not affiliated electric utility companies as long as the absence of market power is shown. In addition, the Federal Power Act grants FERC jurisdiction over the sale or transfer of jurisdictional facilities, including wholesale electricity sales contracts and, after EPAct 2005, generating facilities, and in some cases, jurisdiction over the issuance of securities or the assumption of specified liabilities and some interlocking directorates. In granting authority to make sales at market-based rates, FERC typically also grants blanket approval for the issuance of securities and partial waiver of the restrictions on interlocking directorates.

Our facilities are subject to the FERC ratemaking regulation under the Federal Power Act. Our future facilities are also likely to be subject to FERC jurisdiction on rates.

Natural Gas Act

Our facilities use natural gas as their primary fuel. Under the Natural Gas Act of 1938, FERC has jurisdiction over certain sales of natural gas and over transportation and storage of natural gas in interstate commerce. FERC has granted blanket authority to all persons to make sales of natural gas without restriction but continues to exercise significant oversight with respect to transportation and storage of natural gas services in interstate commerce.

Transmission of Wholesale Electricity

Generally, projects that sell electricity to wholesale purchasers other than the local utility to which the project is interconnected require the transmission of electricity over power lines owned by others. This transmission service over the lines of intervening transmission owners is also known as wheeling. The prices and other terms and conditions of transmission contracts are regulated by FERC when the entity providing the transmission service is a jurisdictional public utility under the Federal Power Act.

The Energy Policy Act of 1992 laid the groundwork for a competitive wholesale market for electricity by, among other things, expanding FERC’s authority to order electric utilities to transmit third-party electricity over their transmission lines, thus allowing qualifying facilities under PURPA, electricity marketers and those qualifying as exempt wholesale generators to more effectively compete in the wholesale market.

In 1996, FERC issued Order No. 888, also known as the Open Access Rules, which require utilities to offer eligible wholesale transmission customers open access on utility transmission lines on a comparable basis to the utilities’ own use of the lines and directed jurisdictional public utilities that control a substantial portion of the nation’s electric transmission networks to file uniform, non-discriminatory open access tariffs containing the terms and conditions under which they would provide such open access transmission service. FERC subsequently issued Order Nos. 888-A, 888-B and 888-C to clarify the terms that jurisdictional transmitting utilities are required to include in their open access transmission tariffs and Order No. 889, which required those transmitting utilities to abide by specified standards of conduct when using their own transmission systems to make wholesale sales of electricity, and to post specified transmission information, including information about transmission requests and availability, on a publicly available computer bulletin board.

Environmental Compliance

We are subject to environmental regulation by federal, state and local authorities. We believe that our facilities are in substantial compliance with environmental regulatory requirements. However, possible future developments, such as the promulgation of more stringent environmental laws and regulations, future proceedings that may be initiated by environmental authorities, and settlements agreed to by other companies could affect the costs and the manner in which we conduct our business, and may also cause us to make substantial additional capital expenditures. We may not be able to recover these increased costs from our customers and our financial position and results of operations may be materially adversely affected as a result.

Typically, environmental laws and regulations require a lengthy and complex process for obtaining licenses, permits and approvals prior to construction, operation or modification of a project or generating facility. Meeting all the necessary requirements can delay or sometimes prevent the completion of a project, as well as require extensive modifications to projects, which may involve significant capital expenditures.

Federal-United States of America

Clean Air Act

Mercury Regulation. The Clean Air Mercury Rule, or CAMR, published in the Federal Register on May 18, 2005, creates a market-based cap-and-trade program to reduce nationwide utility emissions of mercury in two distinct phases. In the first phase of the program, which will come into effect in 2010, the annual nationwide cap will be 38 tons. Emissions of mercury are to be reduced primarily by taking advantage of mercury reductions achieved by reducing sulfur dioxide and nitrous oxide emissions under the CAMR. In the second phase, which is to take effect in 2018, coal-fired power plants will be subject to a lower annual cap, which will reduce emissions nationwide to 15 tons. States may join the trading program by adopting the CAMR model trading rule in state regulations, or they may adopt regulations that mirror the necessary components of the model trading rule. States are not required to adopt a cap-and-trade program and may promulgate alternative regulations, such as command and control regulations, that are equivalent to or more stringent than the CAMR’s suggested cap-and-trade program. Any program adopted by a state must be approved by the United States Environmental Protection Agency, or US EPA.

Contemporaneous with the adoption of the CAMR, the US EPA rescinded its previous finding that mercury emissions from coal-fired power plants had to be regulated as a hazardous air pollutant pursuant to Section 112 of the federal Clean Air Act, which would have imposed technology-based standards. Litigation has been filed challenging the US EPA’s rescission action and claiming that the agency should have imposed technology-based limitations on mercury emissions instead of adopting a market-based program. Litigation was also filed to challenge the CAMR. As a result of these challenges, the CAMR rules and timetables may change.

If California implements the CAMR by adopting a cap-and-trade program for achieving reductions in mercury emissions, we may have the option to purchase mercury emission allowances, to install pollution control equipment, to otherwise alter our planned operations to reduce mercury emissions, or to implement some combination thereof.

National Ambient Air Quality Standards. Ambient air quality standards for ozone and fine particulate matter were adopted by the US EPA in July 1997. The US EPA designated non-attainment areas for the 8-hour ozone standard on April 30, 2004, and for the fine particulate standard on January 5, 2005. Our facilities are located in counties that have been identified as being in non-attainment with both standards. States are required to revise their implementation plans for the ozone and particulate matter standards within three years of the effective date of the respective non-attainment designations. The revised state implementation plans are likely to require additional emission reductions from facilities that are significant emitters of ozone precursors and particulates. Any additional obligations on our facilities to further reduce their emissions of sulfur dioxide and nitrous oxide and fine particulates to address local non-attainment with the 8-hour ozone and fine particulate matter standards will not be known until the states revise their implementation plans. Depending upon the final standards that are adopted, we may incur substantial costs or experience other financial impacts resulting from required capital improvements or operational changes.

Employees

As of May 30, 2007, we had six full-time employees who are located in our headquarters in New York, New York, and one additional employee in California. None of our employees are represented by labor unions and we consider our employee relations to be good.

Our existing facilities have no direct employees and primary operations, including Energy Management and Operations & Maintenance, are fully contracted-out to third parties at competitive rates, and overseen by our executive team. Upon expiration of their initial terms, Energy Management and Operations & Maintenance services will be put to bid among several firms with which we have strong relationships. Under our current operations and maintenance contract, four full time workers man our facilities during peak hours and two during off-peak periods.

Description of Property

Our facilities consist of three electricity generating facilities located in Chula Vista, Escondido and Bakersfield, California. The MMC Chula Vista and MMC Escondido facilities have a gross nameplate capacity of approximately 44 MW each and the Bakersfield facility has a gross nameplate capacity of approximately 22 MW. Each facility is considered a “peaking facility” in that it is called to run only during periods of peak electricity demand. Our facility located in Escondido is situated on 1.6 acres of land owned by us. Our facility located in Chula Vista resides on 3.8 acres, which we lease pursuant to a lease that expires in 2012, renewable at our option for up to two additional five year periods. The Bakersfield facility is located on approximately two acres, which we lease pursuant to a lease that expires in 2011, renewable at our option for up to two additional five year periods.

We lease our principal executive offices located at 26 Broadway, Suite 907, New York, New York, 10004. The lease for this facility expired March 1, 2007 and we currently occupy the space on a month-to-month basis. Our current monthly rent for this facility is $3,217. The offices, consisting of 1,320 square feet of space, to the extent we and our landlord continue to renew our lease, are suitable to accommodate our space requirements for at least the next twelve months.

Legal Proceedings

From time to time we may become a party to litigation or other legal proceedings that are part of the ordinary course of our business, involving routine litigation that is incidental to our business. Currently, no legal claims or proceedings are pending against us. To our knowledge, no proceeding against us is currently contemplated by any governmental authority.

Market Data

This prospectus contains statistical data that we obtained from industry publications and reports. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe the publications are reliable, we have not independently verified their data.

MANAGEMENT

The following persons are our executive officers, other executives and directors and hold the offices set forth opposite their names.

Name	Age	Position

Karl W. Miller	41	Chief Executive Officer, President and Chairman of the Board of Directors
Denis G. Gagnon	35	Chief Financial Officer and Director
Harry Scarborough	53	Senior Vice President, Operations, MMC Energy North America
Sen. Richard Bryan(2)(3)	69	Director
Frederick W. Buckman(1)(4)	61	Director
Michael Hamilton(1)(4)	59	Director
Dr. Peter Likins(1)(4)	70	Director
George Rountree III(2)(3)	73	Director

——————

(1)

Member of the Audit Committee

(2)

Member of the Compensation Committee

(3)

Member of the Nominating and Corporate Governance Committee

(4)

Member of the Finance Committee

Our directors and officers hold office until the earlier of their death, resignation, or removal or until their successors have been elected.

Executive Officers and Other Executives

Karl W. Miller has been our Chairman and Chief Executive Officer since May 2006 and our President since March 2007. Mr. Miller served as the Managing Partner of MMC Energy North America LLC, our predecessor, and its affiliates beginning in August 2002. From October 2001 to January 2002, Mr. Miller served as a Senior Advisor, Europe, to Statkraft SF (Statkraft Energy Europe), an owner and manager of energy assets in Scandinavia and Europe. From January 2001 to October 2001, Mr. Miller was Senior Vice President, Head of Marketing, Business Development and Structured Transactions in North America for PG&E Corporation. Prior to that time, Mr. Miller held various executive operational and financial positions in the energy producing sector including Enron, Electricite de France, El Paso Energy and Chase Manhattan Bank. Mr. Miller holds an MBA from the Kenan-Flagler Business School at the University of North Carolina. He also holds a B.A. in Accounting from Catholic University located in Washington, DC.

Denis G. Gagnon has been a director and our Chief Financial Officer since May 2006. Mr. Gagnon served as Chief Financial Officer of MMC North America LLC beginning in February 2005. Prior to that time, Mr. Gagnon served as Vice President at Deutsche Bank – Corporate Investments since June 2000 covering its venture capital, Latin America and Asia/Pacific private equity portfolios. Prior to that, Mr. Gagnon was an Associate at Gefinor (USA) Inc., manager of the Kaizen Breakthrough Partnership, L.P., or KBP, an LBO fund targeting control investments in underperforming, middle-market companies. Mr. Gagnon also served as acting chief financial officer for the Alexander Doll Company and Fournier Furniture, Inc., both portfolio companies of KBP. Mr. Gagnon is also a Director of Excel Dryer Corp. Mr. Gagnon holds an MBA from Columbia Business School and B.A. in Accounting from Babson College, and was a Certified Public Accountant.

Harry Scarborough has been our Vice President, Business Development, MMC Energy North America, LLC, our operating company, since December 2006, and has been appointed, effective June 1, 2007, Senior Vice President, Operations, MMC North America, LLC. From May 2001 to December 2006, Mr. Scarborough served as a General Manager to Pastoria Energy Facility, LLC, a subsidiary of Calpine Corp., a major North American power company which owns, leases and operates integrated systems of natural gas-fired and renewable geothermal power plants. Prior to that time, Mr. Scarborough served as Director of Operations and Maintenance for Enron Wind Corporation, a developer of wind field power projects. Prior to that, Mr. Scarborough was an international regional manager for GE Power Systems/Stewart and Stevenson Operations Inc., and has been a plant manager at Stewart and Stevenson Operations Inc. and LFC Power Systems, both energy companies. Mr. Scarborough holds an MOS in Management and a MOA in Education and Training from Chapman University. He also holds a B.A. in Business Administration from National University located in San Diego, California and is a graduate of the Navy Gas Turbine School for Engineering Officers.

Directors

Senator Richard Bryan has been a director since September 2006. Former U.S. Senator Bryan holds the distinction of being the only Nevadan to have served as a State Legislator, Attorney General, Governor of Nevada and as a United States Senator. Since 2001, Senator Bryan has been a shareholder at Lionel Sawyer & Collins, Nevada’s largest law firm, where he is a member of the firm’s Executive Committee. His practice focuses on government relations at the federal, state and local levels, particularly in the areas of mining and public land use issues. Senator Bryan is the firm’s designated representative for Lex Mundi and for the State Capital Global Law Firm Group, both global organizations of major law firms.

Frederick W. Buckman has been a director since September 2006. Since 1999, Mr. Buckman has served as Chairman of Trans-Elect, Inc., an independent company engaged in the ownership and management of electric transmission systems, and as President of Frederick Buckman, Inc., a consulting firm located in Portland, Oregon. From 1994 to 1998, Mr. Buckman was President, Chief Executive Officer and Director of PacifiCorp, a holding company of diversified businesses, including an electric utility, based in Portland, Oregon. Mr. Buckman serves as Lead Director of StanCorp, chairs its Nominating and Corporate Governance Committee, and serves on its Organization and Compensation Committee.

Michael Hamilton has been a director since August 2006. Mr. Hamilton is a Senior Managing Director at FTI Consulting. Mr. Hamilton joined FTI Consulting in 2003, where he focuses on business turnaround and restructuring services, specializing in the energy industry. Mr. Hamilton’s industry experience includes advisories on energy policy, bankruptcy, restructuring, contract negotiation, work-out strategies, financial model development, merger analysis, due diligence, maximizing unsecured claims, settlement negotiation, stranded investment strategy, risk management, and ISO and power exchange. From 1988 to 2003, Mr. Hamilton was a partner at PricewaterhouseCoopers LLP, where he was responsible for the firm’s domestic utility audit practice. Mr. Hamilton graduated from St. Francis College with a B.S. in accounting. He is a certified public accountant in a number of states.

Dr. Peter Likins has been a director since August 2006. Dr. Likins was appointed as the 18th president of The University of Arizona on July 22, 1997 and retired at the end of the 2005-6 academic year. Previously, he was the president of Lehigh University for 15 years. Dr. Likins was a charter member of the NCAA Presidents Commission and served on the NCAA Division I Board of Directors. He is a member of the National Academy of Engineering and has served on the U.S. President’s Council of Advisors on Science and Technology. Dr. Likins also serves on the board of Consolidated Edison Co.

George Rountree III has been a director since July 2006 and currently also is the Lead Independent Director of our board of directors. Mr. Rountree has been an attorney in private practice in Wilmington, North Carolina since 1962. He has been a senior partner in the firm of Rountree, Losee & Baldwin, LLP and its predecessors since 1965. In June 2004, Mr. Rountree was inducted into the North Carolina Bar Association General Practice Hall of Fame. Mr. Rountree has been a director of Southern Union Company since 1990.

Corporate Governance and Board Composition

Our board of directors is comprised of at least a majority of independent directors. Our board of directors believes that it is useful and appropriate to have our Chief Executive Officer also serve as the chairman of our board of directors.

Independent Directors

Each of our directors other than Messrs. Miller and Gagnon qualifies as an independent director in accordance with the published listing requirements of the Nasdaq Global Market and the other national securities exchanges. In addition, our board of directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

Board Structure and Committees

Our board of directors has established an audit committee, a compensation committee, a nomination and corporate governance committee, and a finance committee. Our board of directors and its committees set schedules to meet throughout the year and also can hold special meetings and act by written consent from time to time as appropriate. The independent directors of our board of directors also will hold separate regularly scheduled executive session meetings at which only independent directors are present. Our board of directors has delegated various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full board of directors. Each member of each committee of our board of directors qualifies as an independent director. Each committee of our board of directors has a written charter approved by our board of directors. Copies of each charter are posted on our Web site at www.mmcenergy.com  under the Corporate Governance section. The inclusion of our Web site address in this prospectus does not include or incorporate by reference the information on our Web site into this prospectus.

Audit Committee

The audit committee of our board of directors reviews and monitors our financial statements and reporting and our external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm and our compliance with legal matters that have a significant impact on our financial statements. Our audit committee also consults with our management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. Our audit committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters, and has established such procedures to become effective upon the effectiveness of the registration statement of which this prospectus forms a part. In addition, our audit committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditors, including approving services and fee arrangements. All related party transactions will be approved by our audit committee before we enter into them. The current members of our audit committee are Frederick Buckman, Peter Likins and Michael Hamilton. Mr. Hamilton serves as chairman of the audit committee.

In addition to qualifying as independent, each member of our audit committee can read and has an understanding of fundamental financial statements.

Our audit committee includes at least one member who has been determined by our board of directors to meet the qualifications of an audit committee financial expert in accordance with SEC rules. Mr. Hamilton is the independent director who has been determined to be an audit committee financial expert.

Compensation Committee

The compensation committee of our board of directors reviews, makes recommendations to the board and approves our compensation policies and all forms of compensation to be provided to our executive officers and directors, including, among other things, annual salaries, bonuses, stock options and other incentive compensation arrangements. In addition, our compensation committee will administer our stock option plans, including reviewing and granting stock options, with respect to our executive officers and directors, and may from time to time assist our board of directors in administering our stock option plans with respect to all of our other employees. Our compensation committee also reviews and approves other aspects of our compensation policies and matters. The current members of our compensation committee are Sen. Richard Bryan and George Rountree III. Mr. Rountree serves as chairman of the compensation committee.

Nomination and Governance Committee

The nomination and governance committee of our board of directors will review and report to our board of directors on a periodic basis with regard to matters of corporate governance, and will review, assess and make recommendations on the effectiveness of our corporate governance policies. In addition, our nomination and governance committee will review and make recommendations to our board of directors regarding the size and composition of our board of directors and the appropriate qualities and skills required of our directors in the context of the then current make-up of our board of directors. This will include an assessment of each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment and ability to serve our stockholders’ long-term interests. These factors, and others as considered useful by our nomination and governance committee, will be reviewed in the context of an assessment of the perceived needs of our board of directors at a particular point in time. As a result, the priorities and emphasis of our nomination and governance committee and of our board of directors may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective directors.

Our nomination and governance committee will establish procedures for the nomination process and lead the search for, select and recommend candidates for election to our board of directors, subject to legal rights, if any, of third parties to nominate or appoint directors. Consideration of new director candidates typically will involve a series of committee discussions, review of information concerning candidates and interviews with selected candidates. Candidates for nomination to our board of directors typically have been suggested by other members of our board of directors or by our executive officers. From time to time, our nomination and governance committee may engage the services of a third-party search firm to identify director candidates. Our nomination and governance committee will select the candidates for election to our board of directors. Candidates proposed by stockholders will be evaluated by our nomination and governance committee using the same criteria as for all other candidates. The members of our nomination and governance committee are George Rountree III and Sen. Richard Bryan. Sen. Bryan serves as chairman of the nomination and governance committee.

Finance Committee

Our finance committee reviews, in conjunction with our executive team, and generally is empowered to approve on behalf of the board of directors, any and all strategies, plans, policies and actions related to corporate finance, including the following:

•

capital structure plans and strategies and specific equity and/or debt financings;

•

mergers, acquisitions and divestitures;

•

capital expenditure plans and strategies and specific capital projects;

•

strategic and financial investment plans and strategies and specific investments; and

•

cash management plans and strategies and all activities relating to cash accounts and cash investments portfolio.

The current members of our finance committee are Frederick Buckman, Michael Hamilton and Peter Likins. Dr. Likins serves as chairman of the finance committee.

Code of Ethics and Business Conduct

Our board of directors has adopted a code of ethics and business conduct that applies to all of our directors, employees and officers, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The full text of our code of ethics and business conduct is posted on our Web site at www.mmcenergy.com under the Corporate Governance section. We intend to disclose future amendments to certain provisions of our code of ethics and business conduct, or waivers of such provisions, applicable to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, at the same location on our Web site identified above and also in a Current Report on Form 8-K within four business days following the date of such amendment or waiver. The inclusion of our Web site address in this prospectus does not include or incorporate by reference the information on our Web site into this prospectus.

Executive Compensation

Summary Compensation Table

The following table summarizes the compensation paid to our Chief Executive Officer and to our other two most highly compensated executive officers for services rendered in all capacities to us during the year ended December 31, 2006. We refer to these officers as our named executive officers.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	Total Compensation ($)

Karl W. Miller, Chief Executive Officer	$122,782	$175,000	$—	$62,500	$—	$—	$360,282
Martin V. Quinn, President and Chief Operating Officer(1)	95,497	24,083	—	31,250	—	—	150,830
Denis G. Gagnon, Chief Financial Officer	90,188	87,500	—	25,000	—	—	202,688

——————

(1)

Mr. Quinn resigned his positions as of March 12, 2007.

Agreements with Executive Officers

Messrs. Miller and Gagnon have entered into employment agreements with us pursuant to which they hold the positions of Chairman and Chief Executive Officer, President and Chief Operating Officer, and Chief Financial Officer, respectively.

Karl W. Miller. We entered into an employment agreement with Mr. Miller on May 15, 2006. The term of the agreement runs until May 15, 2011, subject to automatic one-year renewal terms. The agreement provides for an annual base salary of $225,000. The Compensation Committee will review Mr. Miller’s salary on an annual basis and make a recommendation to the board of directors about whether his salary should be adjusted. Mr. Miller will not be present during such deliberations. Mr. Miller is also eligible to receive an annual bonus, in an amount equal to 100% of his base salary. Our compensation committee has determined that 50% of Mr. Miller’s annual bonus will be subject to the conclusion of a public offering of our securities that is satisfactory to the compensation committee, in its sole discretion. The compensation committee has not yet determined the performance related and operating targets to be met relating to the remaining 50% of Mr. Miller’s annual bonus. Mr. Miller received an option to purchase 50,000 shares of our common stock when he entered into the employment agreement. This option has an exercise price of $10.00 per share and is subject to a stock option agreement under which one-third of the option vests on each anniversary date of the grant.

Mr. Miller is also eligible to receive standard employee benefits. If we terminate Mr. Miller without “cause” or if Mr. Miller terminates his employment for “good reason,” he will be entitled to severance pay equal to his salary and benefits through the scheduled termination date of the agreement on May 15, 2011. In the event we terminate Mr. Miller for “cause” or Mr. Miller terminates his employment without “good reason,” Mr. Miller will not be entitled to severance pay. In all cases, Mr. Miller will be precluded from competing with us for one year following his termination date.

Denis G. Gagnon. We entered into an employment agreement with Mr. Gagnon on May 15, 2006. The term of the agreement runs until May 15, 2009, subject to automatic one-year renewal terms. The agreement provides for an annual base salary of $150,000, which was increased to $175,000 by our board of directors effective August 1, 2006. The Compensation Committee will review Mr. Gagnon’s salary on an annual basis and make a recommendation to the board of directors about whether his salary should be adjusted. Mr. Gagnon is also eligible to receive an annual bonus, in an amount equal to 100% of his base salary. Our compensation committee has determined that 50% of Mr. Gagnon’s annual bonus will be subject to the conclusion of a public offering of our securities that is satisfactory to the compensation committee, in its sole discretion. The compensation committee has not yet determined the performance related and operating targets to be met relating to the remaining 50% of Mr. Gagnon’s annual bonus. Mr. Gagnon received an option to purchase 20,000 shares of our common stock when he entered into the employment agreement. This option has an exercise price of $10.00 per share and is subject to a stock option agreement under which one-third of the option vests on each anniversary date of the grant.

Mr. Gagnon is also eligible to receive standard employee benefits. If we terminate Mr. Gagnon without “cause” or if Mr. Gagnon terminates his employment for “good reason,” he will be entitled to severance pay equal to his salary and benefits through the scheduled termination date of the agreement on May 15, 2009. In the event we terminate Mr. Gagnon for “cause” or Mr. Gagnon terminates his employment without “good reason,” Mr. Gagnon will not be entitled to severance pay. In either case, Mr. Gagnon will be precluded from competing with us for one year following his termination date.

Martin V. Quinn. We entered into an employment agreement with Mr. Quinn on May 15, 2006. The term of the agreement originally ran until May 15, 2009, subject to automatic one-year renewal terms. The agreement provided for an annual base salary of $175,000. Mr. Quinn was also eligible to receive an annual bonus, in an amount to be determined by the board of directors, provided that we meet certain performance-related and operating targets. Mr. Quinn received an option to purchase 25,000 shares of our common stock when he entered into the employment agreement. This option had an exercise price of $10.00 per share and was subject to a stock option agreement under which one-third of the option vests on each anniversary date of the grant.

Effective March 12, 2007, we accepted the resignation of Mr. Quinn as a member of our Board of Directors  and as our President and Chief Operating Officer. In connection with his resignation as President and Chief Operating Officer. We entered into a Separation Agreement and Release with Mr. Quinn on that date, the execution of which fully released both us and Mr. Quinn from any and all liability of any nature arising out of Mr. Quinn’s employment or the termination of his employment. Under this Separation and Release Agreement, Mr. Quinn’s option to purchase 25,000 shares of our common stock was cancelled and we paid $387,500 to Mr. Quinn in lieu of all separation and bonus payments in the aggregate under his employment agreement. We also agreed to register for resale the shares of our common stock owned by Mr. Quinn with the Securities and Exchange Commission.

2006 Stock Incentive Plan

Our 2006 Stock Incentive Plan currently provides for the issuance of up to 500,000 shares of our common stock. As of May 24, 2007, options to acquire 103,000 shares of our common stock were issued and outstanding under the plan. On July 26, 2006, our board of directors voted to amend the 2006 Stock Incentive Plan to increase the number of shares authorized and reserved for issuance thereunder from 200,000 shares to 500,000 shares of common stock, subject to adjustment in the event of stock splits and other similar events, and our stockholders approved this increase at a meeting held on September 19, 2006.

Our 2006 Stock Incentive Plan authorizes the grant of stock options, stock appreciation rights and restricted stock. The Compensation Committee of our board of directors administers the plan. The committee has the sole power and authority, consistent with the provisions of the plan, to determine which eligible participants will receive awards, the form of the awards and the number of shares of our common stock covered by each award. The committee may impose terms, limits, restrictions and conditions upon awards, and may modify, amend, extend or renew awards, accelerate or change the exercise time of awards or waive any restrictions or conditions to an award.

We can grant a variety of awards under the plan. We can grant options to purchase shares of our common stock that either are intended to qualify as incentive stock options under the Internal Revenue Code or that do not qualify as incentive options. The Compensation Committee can determine the option exercise price, the term of each option, the time when each option may be exercised and, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised.

We also can grant rights to receive a number of shares or cash amounts, or a combination of the two that is based on the increase in the fair market value of the shares underlying the right during a stated period specified by the Compensation Committee. We can award shares of our common stock at no cost or for a purchase price. These stock awards may be subject to restrictions at the Compensation Committee’s discretion.

We also can grant performance awards to participants entitling the participants to receive shares of restricted stock, subject to terms and conditions determined by the Compensation Committee.

Outstanding Equity Awards at December 31, 2006

During 2006, Messrs. Miller, Quinn and Gagnon were granted options on the following terms:

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date
Karl W. Miller	–	50,000	$10.00	05/15/2016
Martin V. Quinn(2)	–	25,000	10.00	05/15/2016
Denis G. Gagnon	–	20,000	10.00	05/15/2016

——————

(1)

The options vest annually in equal installments for three years beginning on May 15, 2007 for each named executive officer.

(2)

Mr. Quinn resigned his positions as of March 12, 2007 and this grant was cancelled.

Directors’ Compensation

Upon the recommendation of the Compensation Committee, the full board of directors approved an annual compensation arrangement for our independent directors effective October 1, 2006. Such arrangement is comprised as follows:

Annual Fee. Each independent director will receive an annual cash retainer in the amount of $20,000, paid quarterly in arrears, commencing on October 1, 2006.

Meeting Fees. For each board of directors and committee meeting attended in person, an independent director will receive $500; provided that a committee member shall not be compensated for attendance at any committee meeting if such director is already entitled to compensation for attending a board of directors meeting held the same day.

Finance Committee Chair. The chair of the Finance Committee of the board of directors will receive an annual cash retainer of $10,000.

Audit Committee Chair. The chair of the Audit Committee of the board of directors will receive an annual cash retainer of $10,000.

Other Committee Chairs. The chair of each other committee of the board of directors, excluding the Finance Committee and the Audit Committee, will receive an annual cash retainer of $6,000.

Lead Independent Director. The lead independent director of the Board of Directors of the Company, currently George Rountree, III, will receive an annual cash retainer of $6,000.

At the time the foregoing compensation structure was approved, upon the of the recommendation of the Compensation Committee, the board of directors also approved a one-time payment of $3,000 for three of our independent directors for services rendered prior to October 1, 2006 and a one-time payment of $15,000 to our lead independent director for services rendered in that capacity prior to October 1, 2006. At that time, the board also approved a one-time award of 1,269 shares of restricted common stock to each of our independent directors other than Mr. Buckman, who was formally appointed to the board subsequent to the relevant board meeting and received a one-time award of 1,205 shares of restricted common stock. The terms of these awards provide that such shares are subject to forfeit if the relevant independent director ceases to serve as a director prior to May 15, 2007, at which time such award is fully vested.

2006 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Karl W. Miller	$—	$—	$62,500	$—	$—	$297,782	$360,282
Martin V. Quinn(1)	—	—	31,250	—	—	119,580	150,830
Denis G. Gagnon	—	—	25,000	—	—	177,688	202,688
Sen. Richard Bryan	10,500	30,000	—	—	—	—	40,500
Frederick W. Buckman	7,000	30,000	—	—	—	—	37,000
Michael Hamilton	11,000	30,000	—	—	—	—	41,000
Dr. Peter Likins	11,000	30,000	—	—	—	—	41,000
George Rountree III	24,000	30,000	—	—	—	—	54,000

——————

(1)

Mr. Quinn resigned his positions as of March 12, 2007.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On May 15, 2006, a wholly-owned subsidiary of MMC Energy, Inc. merged with and into MMC Energy North America LLC, a Delaware limited liability company. Prior to this merger, MMC North America LLC acquired our electricity generating facilities located in Chula Vista and Escondido, California and otherwise conducted our current business as described throughout this prospectus. Prior to this merger, MMC Energy, Inc. (the Nevada corporation) did not conduct meaningful operations. As a result of the merger, MMC Energy, Inc. thus acquired the business of MMC Energy North America LLC, including the electricity generating facilities, and the former members of MMC Energy North America LLC received shares of common stock of MMC Energy, Inc. Karl Miller, Martin Quinn and Denis Gagnon, each of whom is an executive officer and director our company, were the principal equity holders of MMC Energy North America LLC. Pursuant to the merger with MMC Energy, Inc., Mr. Miller exchanged his equity in the limited liability company for 461,956 shares of our common stock, Mr. Quinn exchanged his equity in the limited liability company for 409,709 shares of our common stock and Mr. Gagnon exchanged his equity in the limited liability company for 169,235 shares of our common stock.

Contemporaneously with the closing of the merger, we split off our wholly-owned subsidiary, High Tide Leasco, Inc., a Nevada corporation, through the sale of all of the outstanding capital stock of High Tide Leaseco. We executed a Split Off Agreement with Brent Peters, Douglas Smith, MMC North America and High Tide Leaseco. Mr. Peters was President and Chief Executive Officer of High Tide, and Mr. Smith was Chief Financial Officer, Treasurer and a Director of High Tide. In connection with the merger, Mr. Peters and Mr. Smith resigned from our company.

From January 9, 2006 and continuing through closing of the merger on May 15, 2006, an entity named MMC Energy Management LLC provided certain management services to us. MMC Energy Management LLC was owned by Messrs. Miller, Gagnon and Quinn. MMC Energy Management LLC was paid an aggregate of $260,000 for management services provided to us from January 9, 2006 to June 30, 2006. Subsequent to the merger consummated in May 2006, we ceased the operations of MMC Energy Management LLC and we later dissolved the entity.

On January 31, 2006, one of our wholly-owned subsidiaries entered into a Loan and Security Agreement with TD Banknorth providing for a $3.5 million senior debt facility, including a $3.0 million term loan and a $500,000 revolving loan. The loans are collateralized by our MMC Chula Vista and MMC Escondido facilities and are personally guaranteed, jointly and severally, by Messrs. Miller and Gagnon and we have agreed to indemnify such individuals if they are called upon to make any payments under this guaranty. Mr. Quinn also personally guaranteed this loan but was released from his guarantee subsequent to his resignation in March 2007.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of May 30, 2007, and as adjusted to reflect the sale of 7,250,000 shares of common stock in this offering, by:

•

each person who, to our knowledge, beneficially owns more than 5% of the outstanding shares of the common stock;

•

each of our directors and named executive officers; and

•

all of our executive officers and directors as a group.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, shares of common stock underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of May 30, 2007 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.

The percentage of shares beneficially owned prior to the offering is based on 4,816,421 shares of common stock outstanding as of May 30, 2007. The percentage of shares beneficially owned after the offering is based on 12,066,421 shares of common stock outstanding immediately following the completion of this offering and assuming that the underwriters’ over allotment option is not exercised.

Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is 26 Broadway, Suite 907, New York, NY 10004.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
		Before Offering	After Offering

Directors and Named Executive Officers:
Karl W. Miller(1)	502,492	10.4%	4.2%
Denis G. Gagnon(2)	175,902	3.7%	1.5%
Sen. Richard Bryan	1,268	*	*
Frederick W. Buckman	1,204	*	*
Michael Hamilton	1,768	*	*
Dr. Peter Likins	1,268	*	*
George Rountree III	140,003	2.9%	1.2%
Directors and Executive Officers as a Group (7 Persons)	823,905	17.0%	6.8%

——————

*

Less than 1%.

(1)

Includes 16,667 shares issuable upon exercise of stock options.

(2)

Includes 6,667 shares issuable upon exercise of stock options.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The following summary of our capital stock and certain provisions of our Certificate of Incorporation and Bylaws do not purport to be complete and are qualified in their entirety by the provisions of those documents, copies of which have been filed with the SEC.

Common Stock

As of May 30, 2007, there were 4,816,421 shares of our common stock outstanding, that were held of record by 158 stockholders. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available. See “Dividend Policy.” In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with liquidation, voting and conversion rights may adversely affect the holders of common stock, including the loss of voting control to others.

Options

Under the terms of our 2006 Stock Incentive Plan, we may issue incentive awards that may include the issuance of up to 500,000 shares of our common stock. As of May 30, 2007, we had outstanding options to purchase 103,000 shares of our common stock under the plan at a weighted average exercise price of $9.29 per share.

Registration Rights

In connection with the issuance of the shares of our common stock in our private placements consummated in May 2006, we entered into a Registration Rights Agreement with the purchasers of such shares that obligates us to file a registration statement to permit the resale of such shares. This registration statement was originally required to be filed by us no later than September 12, 2006. Under the registration rights agreement, if the registration statement was not filed with the SEC by that date or if the SEC did not declare the registration statement effective within 120 days after filing, we would have been required to pay liquidated damages to the holders of the shares issued in the private placements in cash equal to 1% per month of the purchase price of the shares issued, or $120,000 per month, until 12 months after the date of issue. From that point forward, penalties would have been limited to only those shares that were not otherwise freely tradable under Rule 144 under the Securities Act, which rule limits the volume of shares that may be resold by each holder for a period from 12 to 24 months after the date they were issued.

On October 17, 2006, a majority of the holders of these shares approved an extension of the filing deadline to December 31, 2006, and agreed to cap aggregate registration penalties at 12% of their investment. However, the aforementioned penalties accrued up to October 17, 2006 were not explicitly waived. Accordingly, we have reserved for such penalties for the period from September 13, 2006 through October 17, 2006, or 34 days, at the rate of 1% per month, amounting to $136,000 charged to non-operating financing costs. These penalties were paid in January 2007 to the holders of the shares issued in the private placements. We filed the registration on December 27, 2006 and it was declared effective on April 5, 2007.

Once effective, we are required under the agreement to maintain the effectiveness of the registration statement through May 2007 and to use our best efforts to maintain the effectiveness of the registration statement through the second anniversary of the date the registration statement is declared effective by the SEC or until the holding period of Rule 144(k) of the Securities Act has been satisfied for the holders of these shares, whichever is earlier.

We have granted one of our former executive officers, Martin Quinn, the right to demand we file a registration permitting resale of his shares following the expiration of the 90-day lock-up period described elsewhere in this prospectus provided that the resale of such shares is not then permitted under Rule 144.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation, Bylaws and
Delaware Law

Some provisions of Delaware law and our Certificate of Incorporation and Bylaws could make the following transactions more difficult:

•

our acquisition by means of a tender offer;

•

our acquisition by means of a proxy contest or otherwise; or

•

removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage and prevent coercive takeover practices and inadequate takeover bids. These provisions are designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, and also are intended to provide management with flexibility to enhance the likelihood of continuity and stability in our composition if our board of directors determines that a takeover is not in our best interests or the best interests of our stockholders. These provisions, however, could have the effect of discouraging attempts to acquire us, which could deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, outweigh the disadvantages of discouraging takeover proposals because negotiation of takeover proposals could result in an improvement of their terms.

Stockholder Meetings. Under our Certificate of Incorporation, only a majority of the total number of authorized directors, the Chairman of the Board, the Chief Executive Officer or our President may call special meetings of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or another transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the date of determination of interested stockholder status did own, 15% or more of the corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions that are not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Elimination of Stockholder Action by Written Consent. Our Certificate of Incorporation restricts the right of stockholders to act by written consent without a meeting.

No Cumulative Voting. Our Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors. Cumulative voting allows a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our board of directors based on the number of shares of our stock the stockholder holds as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board’s decision regarding a takeover.

Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. Such preferred stock designation is commonly referred to as adoption of a “poison pill”.

Amendment of Charter Provisions. The amendment of certain of the above provisions in our amended and restated certificate of incorporation requires approval by holders of at least two-thirds of our outstanding common stock.

These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Indemnification; Limitation of Liability

We have entered into indemnification agreements with each of our directors. The form of agreement provides that we will indemnify each of our directors against any and all expenses incurred by that director because of his or her status as one of our directors, to the fullest extent permitted by Delaware law, our Certificate of Incorporation and our Bylaws. In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, but subject to various exceptions, we will advance all expenses incurred by our directors in connection with a legal proceeding.

Our Certificate of Incorporation and Bylaws contain provisions relating to the limitation of liability and indemnification of directors. The Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

•

for any breach of the director’s duty of loyalty to us or our stockholders;

•

for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•

in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•

for any transaction from which the director derives any improper personal benefit.

Our Certificate of Incorporation also provides that if Delaware law is amended after the approval by our stockholders of the Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law. The foregoing provisions of our Certificate of Incorporation are not intended to limit the liability of directors or officers for any violation of applicable federal securities laws. As permitted by Section 145 of the Delaware General Corporation Law, our Certificate of Incorporation provides that we may indemnify our directors to the fullest extent permitted by Delaware law and the Certificate of Incorporation provisions relating to indemnity may not be retroactively repealed or modified so as to adversely affect the protection of our directors.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, our Bylaws provide that we are authorized to enter into indemnification agreements with our directors and officers and we are authorized to purchase directors’ and officers’ liability insurance, which we currently maintain to cover our directors and executive officers.

MATERIAL UNITED STATES TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following summary describes certain material U.S. federal income tax consequences of the ownership and disposition of common stock by a Non-U.S. Holder (as defined below) holding shares of our common stock as capital assets (i.e., generally for investment) as of the date of this prospectus. This discussion does not address all aspects of U.S. federal income taxation and does not deal with estate, gift, foreign, state and local tax consequences that may be relevant to such Non-U.S. Holders in light of their personal circumstances. Special U.S. tax rules may apply to certain Non-U.S. Holders, such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, investors in partnerships or other pass-through entities for U.S. federal income tax purposes, dealers in securities, holders of securities held as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and certain former citizens or long-term residents of the United States that are subject to special treatment under the Code. Such entities and persons should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations promulgated thereunder, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified with or without retroactive effect so as to result in U.S. federal income tax consequences different from those discussed below.

If a partnership or other pass-through entity holds our common stock, the tax treatment of a partner in the partnership or an owner of the entity generally will depend on the status of the partner or owner and the activities of the partnership or entity. Persons who are partners in partnerships or owners of pass-through entities holding our common stock should consult their own tax advisors.

The authorities on which this summary is based are subject to various interpretations, and any views expressed within this summary are not binding on the Internal Revenue Service (which we also refer to as the IRS) or the courts. No assurance can be given that the IRS or the courts will agree with the tax consequences described in this prospectus.

As used herein, a “Non-U.S. Holder” means a beneficial owner of our common stock that is not any of the following for U.S. federal income tax purposes:

•

a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•

an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (1) that is subject to primary supervision by a court situated within the United States and as to which one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Prospective purchasers are urged to consult their own tax advisors regarding the U.S. federal income tax consequences, as well as other U.S. federal, state, and local income and estate tax consequences, and non-U.S. tax consequences, to them of acquiring, owning, and disposing of our common stock.

Dividends

If we make distributions on our common stock, such distributions paid to a Non-U.S. Holder generally will constitute dividends for U.S. federal income tax purposes to the extent such distributions are paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the Non-U.S. Holder’s investment to the extent of the Non-U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as capital gain. See “Gain on Disposition of Common Stock” for additional information.

Dividends paid to a Non-U.S. Holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate for dividends generally will be required to complete IRS Form W-8BEN (or other applicable form) and certify, under penalty of perjury, that such holder is not a U.S. person and is eligible for the benefits with respect to dividends allowed by such treaty. Special certification requirements apply to certain Non-U.S. Holders that are “pass-through” entities for U.S. federal income tax purposes. A Non-U.S. Holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty generally may obtain a refund of any excess amounts withheld from the IRS by timely filing an appropriate claim for refund with the IRS.

This U.S. withholding tax generally will not apply to dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States, and, if a treaty applies, attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder. Dividends effectively connected with the conduct of a trade or business, as well as those attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder under an applicable treaty, are subject to U.S. federal income tax generally in the same manner as if the Non-U.S. Holder were a U.S. person, as defined under the Code. Certain IRS certification and disclosure requirements must be complied with in order for effectively connected dividends to be exempt from withholding. Any such effectively connected dividends received by a Non-U.S. Holder that is a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax (or any withholding thereof) with respect to gain recognized on a sale or other disposition of common stock unless:

•

the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States and, where a tax treaty applies, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder;

•

the Non-U.S. Holder is an individual who is present in the United States for 183 or more days during the taxable year of disposition and meets certain other requirements; or

•

we are or have been a “U.S. real property holding corporation” within the meaning of Section 897(c)(2) of the Code, also referred to as a USRPHC, for United States federal income tax purposes at any time within the five-year period preceding the disposition (or, if shorter, the Non-U.S. Holder’s holding period for the common stock).

Gain recognized on the sale or other disposition of common stock and effectively connected with a U.S. trade or business, or attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder under an applicable treaty, is subject to U.S. federal income tax on a net income basis generally in the same manner as if the Non-U.S. Holder were a U.S. person, as defined under the Code. Any such effectively connected gain from the sale or disposition of common stock received by a Non-U.S. Holder that is a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

An individual Non-U.S. Holder who is present in the United States for 183 or more days during the taxable year of disposition generally will be subject to a 30% tax imposed on the gain derived from the sale or disposition of our common stock, which may be offset by U.S. source capital losses realized in the same taxable year.

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide (domestic and foreign) real property interest and its other assets used or held for use in a trade or business. For this purpose, real property interests include land, improvements and associated personal property.

We believe that we currently are not a USRPHC. In addition, based on these financial statements and current expectations regarding the value and nature of our assets and other relevant data, we do not anticipate becoming a USRPHC.

If we become a USRPHC, a Non-U.S. Holder nevertheless will not be subject to United States federal income tax if our common stock is regularly traded on an established securities market, within the meaning of applicable Treasury regulations, and the Non-U.S. Holder holds no more than five percent of our outstanding common stock, directly or indirectly, during the applicable testing period. We intend to apply to have our common stock listed for quotation on the Nasdaq Global Market and we expect, but cannot assure any investor, that our common stock may be regularly traded on an established securities market in the United States so long as it is so quoted.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

The United States imposes a backup withholding tax on dividends and certain other types of payments to U.S. persons (currently at a rate of 28%) of the gross amount. Dividends paid to a Non-U.S. Holder generally will not be subject to backup withholding if proper certification of foreign status (usually on an IRS Form W-8BEN) is provided, and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person, or the holder is a corporation or one of several types of entities and organizations that qualify for exemption.

Any amounts withheld under the backup withholding rules generally may be allowed as a refund from the IRS or a credit against such holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

UNDERWRITING

Merriman Curhan Ford & Co., Canaccord Adams Inc., and SMH Capital Inc. are acting as the representatives of the underwriters. We and the underwriters named below have entered into an underwriting agreement with respect to the common stock being offered by this prospectus. In connection with this offering and subject to certain conditions, each of the underwriters named below has severally agreed to purchase, and we have agreed to sell, the number of shares of common stock set forth opposite the name of each underwriter.

Underwriters	Number of Shares of Common Stock
;
Merriman Curhan Ford & Co.
Canaccord Adams Inc.
SMH Capital Inc.
Total	7,250,000

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the common stock if they buy any of it (other than those shares covered by the over-allotment option described below).

The underwriters have advised us that they do not intend to confirm sales of the common stock to any account over which they exercise discretionary authority in an aggregate amount in excess of 5% of the total securities offered by this prospectus.

We have granted to the underwriters an option, exercisable as provided in the underwriting agreement and expiring 30 days after the effective date of this offering, to purchase up to an additional 1,087,500 shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus, if any. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are so purchased, the underwriters will offer the additional shares on the same terms as those on which the 7,250,000 shares are being offered.

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $           per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $           per share to other dealers. After the public offering, the public offering price, concession and discount may be changed.

We have applied to have our common stock listed for trading on the Nasdaq Global Market under the symbol “MMCE.”

The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are      % of the public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option:

Total Fees
	Fees Per Share	Without Exercise of Over-Allotment Option	With Full Exercise of Over-Allotment Option

Discounts and commissions paid by us

The underwriting agreement provides that we will reimburse the representatives for their expenses on a non-accountable basis in the amount equal to      % of the aggregate public offering price of the offered shares of common stock, excluding any shares covered by the over-allotment option, of which $                has been paid to date, and the balance of which will be paid on the closing of this offering. In addition, we have agreed to reimburse the underwriters for up to $                of certain legal fees incurred in connection with this offering, of which $                has been paid to date. In the event that the offering is terminated, the advance paid by us to the underwriters against reasonable out-of-pocket expenses incurred in connection with the offering will be returned to us to the extent not actually incurred.

In addition, we estimate that the total expenses of this offering payable by us, excluding underwriting discounts and commissions, will be approximately $600,000 excluding the non-accountable expense allowance.

Each of our directors and executive officers have agreed with the underwriters not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our common stock, for a period of at least 90 days after the date of the final prospectus relating to this public offering, without the prior written consent of Merriman Curhan Ford & Co. on behalf of the underwriters. This consent may be given at any time without public notice. In addition, if we issue an earnings release or material news or a material event relating to us occurs during the last 17 days of 90-day lock-up period or if prior to the expiration of the 90-day lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day lock-up period, the restrictions imposed by underwriters’ lock-up agreements will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless Merriman Curhan Ford & Co. waives, in writing, such extension. The lock-up agreements do not apply to the exercise of options or warrants or the conversion of a security outstanding on the date of this prospectus and which is described in this prospectus, nor do they apply to transfers or dispositions made as bona fide gifts or to trusts for estate planning purposes where the donee/transferee signs a lock-up agreement. There are no agreements between the underwriters and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 90-day period. In addition, we have agreed with the underwriters not to make certain issuances or sales of our securities for a period of at least 90 days after the date of the final prospectus relating to this public offering, without the prior written consent of Merriman Curhan Ford & Co. on behalf of the underwriters.

The underwriting agreement provides that we will indemnify the underwriters against specified liabilities, including liabilities under the Securities Act. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

In connection with the offering, Merriman Curhan Ford & Co. on behalf of the underwriters, may purchase and sell shares of our common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Merriman Curhan Ford & Co. repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq Global Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

A prospectus in electronic format may be made available on Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

An active trading market for the shares of our common stock may not develop. It is possible that after this offering the shares will not trade in the public market at or above the public offering price.

The underwriters and their affiliates have in the past and may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business. We have paid and expect to pay them customary compensation for these services.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been a limited public market for our common stock. We cannot predict the effect, if any, that sales of our common stock or the availability of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of shares of our common stock in the public market, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions. These factors could also make it more difficult to raise funds through future offerings of common stock.

Sale of Restricted Shares

Upon the closing of this offering, we will have an aggregate of 12,066,421 shares of common stock outstanding. The shares of common stock sold in this offering will be freely tradeable without restriction or further registration under the Securities Act. However, if shares are purchased by “affiliates,” as that term is defined in Rule 144 under the Securities Act, their sales of shares of common stock would be subject to volume limitations and other restrictions that are described below. In addition, 2,283,099 outstanding shares of common stock are freely tradeable without restriction or further registration under the Securities Act, including 1,088,099 shares recently registered pursuant to a registration rights agreement entered into with certain of our stockholders.

Our shares of common stock, outstanding upon closing of this offering or issued in the future on conversion of shares of preferred stock, will be eligible for sale into the public market as follows:

Rule 144

In general, under Rule 144 as currently in effect, a person who is one of our affiliates or has purchased “restricted securities” and has beneficially owned those shares of common stock for at least one year, would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•

1% of the total number of our shares of common stock then outstanding, which is expected to equal approximately 120,664 shares of common stock immediately after the closing of this offering; or

•

the average weekly trading volume of our shares of common stock on the Nasdaq Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice filing and the availability of current public information about us.

Rule 144(k)

Under Rule 144(k) as currently in effect, a person who has not been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned our shares of common stock for at least two years, including the holding period of any owner other than an affiliate, is entitled to sell those shares without regard to volume limitations, manner of sale provisions or information requirements under Rule 144. Therefore, unless subject to a lock-up agreement or otherwise restricted, these shares may be sold immediately upon the closing of this offering.

Stock Options and Other Stock-Based Awards

As of May 30, 2007, options to purchase 103,000 shares of common stock were issued and outstanding, of which options to purchase 27,333 shares of common stock became exercisable on May 15, 2007. Shares of common stock issued upon exercise of a stock option or other stock-based award and registered under a Form S-8 registration statement will, subject to Rule 144 volume limitations applicable to our affiliates, be available for sale in the public market, immediately following the expiration of or release from the lock-up agreements. We intend to file a Form S-8 registration statement prior to the closing of this offering or as soon as practicable after the closing of this offering.

Lock-Up Agreements

We, each of our directors and executive officers, and certain of our other stockholders have agreed, with limited exceptions, that we and they will not, without the prior written consent of Merriman Curhan Ford & Co., during the period ending 90 days after the date of this prospectus, among other things, directly or indirectly, offer to sell, sell or otherwise dispose of any of our shares of common stock or file a registration statement with the SEC relating to the offering of any of our shares of common stock. However, in the event that either (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, then the “lock-up” restrictions, subject to certain exceptions, will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release or the occurrence of the material news or material event.

LEGAL MATTERS

The validity of the common stock being offered hereby will be passed upon by DLA Piper US LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Morrison & Foerster, LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of December 31, 2005 and 2006 and from the date of our inception on February 7, 2005 through December 31, 2005 and for the year ended December 31, 2006, included in this prospectus, have been audited by Russell Bedford Stefanou Mirchandani, LLP, independent certified public accountants, and are included in this prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934. Reports filed with the SEC pursuant to the Exchange Act, including proxy statements, annual and quarterly reports, and other reports we file, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Investors may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Investors can request copies of these documents upon payment of a duplicating fee by writing to the SEC. The reports we file with the SEC are also available on the SEC’s Internet site (www.sec.gov).

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act to register the shares offered by this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheet as of December 31, 2006	F-3
Consolidated Statements of Operations for the Year Ended December 31, 2006 and the period February 7, 2005 (date of inception) through December 31, 2005	F-4
Consolidated Statement of Stockholders’ Equity for the period February 7, 2005 (date of inception) through December 31, 2006	F-5
Consolidated Statements of Cash Flows for the Year Ended December 31, 2006 and the period February 7, 2005 (date of inception) through December 31, 2005	F-6
Notes to Consolidated Financial Statements	F-7

Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of December 31, 2006 and March 31, 2007	F-22
Condensed Consolidated Statements of Operations for the three months ended March 31, 2007 and 2006	F-23
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2007 and 2006	F-24
Notes to Condensed Consolidated Financial Statements	F-25

RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF REGISTERED INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

Board of Directors
MMC Energy, Inc.
New York, New York

We have audited the accompanying consolidated balance sheet of MMC Energy, Inc. and subsidiaries (the “Company”) as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2006 and the period February 7, 2005 (date of inception) through December 31, 2005. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on the financial statements based upon our audits.

We have conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MMC Energy, Inc. at December 31, 2006, and the results of its operations and its cash flows for the year ended December 31, 2006 and the period February 7, 2005 (date of inception) through December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
Russell Bedford Stefanou Mirchandani LLP Certified Public Accountants

New York, New York
March 5, 2007
Except Note 13, as to which the date is April 19, 2007.

MMC ENERGY, INC.

CONSOLIDATED BALANCE SHEET

December 31, 2006

ASSETS
Current assets:
Cash and equivalents	$4,923,063
Unbilled receivables (Note 3)	157,131
Prepaids (Note 3)	244,756
Other current assets	17,145
Total current assets	5,342,095

Property, plant and equipment, net (Note 4)	7,355,576
Deferred acquisition costs	749,760
Long-term deposits	75,000
Total Assets	$13,522,431

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt (Note 5)	$444,456
Accounts payable	540,992
Deferred revenue	212,290
Other accrued expenses	1,291,642
Total current liabilities	2,489,380

Long-term debt (Note 5)	2,407,392

Total liabilities	4,896,772

Commitments & contingencies (Note 6)

Stockholders’ equity (Note 8)
Preferred stock; 10,000,000 shares, $.001 par value, authorized; none issued and outstanding at December 31, 2006	—
Common stock; 300,000,000 shares, $.001 par value, authorized, 4,768,875 issued and outstanding as of December 31, 2006	4,769
Additional paid-in capital	15,227,586
Accumulated deficit	(6,606,696)
Total stockholders’ equity	8,625,659
Total liabilities and stockholders’ equity	$13,522,431

The accompanying footnotes are an integral part of these consolidated financial statements.

MMC ENERGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2006		February 7, 2005 (Date of Inception) to December 31, 2005

Operating revenues:
Resource adequacy capacity	$824,000		$—
Ancillary services	2,052,971		—
Energy production	766,353		—
Total operating revenues	3,643,324		—
Costs of sales:
Costs of resource adequacy capacity	47,200		—
Costs of ancillary services	480,681		—
Costs of energy production	334,006		—
Total costs of sales	861,887		—
Gross profit	2,781,437		—
Operating expenses:
Depreciation	626,298		—
Operations and maintenance	1,368,757		—
Re-commissioning expenses	2,615,811		—
General and administrative expenses	4,585,843		20,856
Total operating expenses	9,196,709		20,856
Loss from operations	(6,415,272)		(20,856)
Other expenses (income)
Interest expense, net	(24,428)		2,369
Other expenses, net	192,627		—
Total other expenses	168,199		2,369
Net loss before provision for income taxes	(6,583,471)		(23,225)
Provision for income taxes	—		—
Net loss	$(6,583,471)		$(23,225)

Basic loss per common share
Net loss per share	$(1.53)	$	(—)

Weighted average shares outstanding	4,296,465		3,562,500

Diluted loss per common share
Net loss per share	$(1.53)		$—

Weighted average shares outstanding	4,296,465		3,562,500

The accompanying footnotes are an integral part of these consolidated financial statements.

MMC ENERGY, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD FEBRUARY 7, 2005 (Date of Inception)
THROUGH DECEMBER 31, 2006

	MMC North America Member Interest	Common Shares, $.001 Par Value	Common Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity

Balance at February 7, 2005 (date of inception)	$—	—	$—	$—	$—	$—
Cash contributions, net	209,972	—	—	—	—	209,972
Net loss	—	—	—	—	(23,225)	(23,225)
Balance at December 31, 2005	$209,972	—	$—	$—	$(23,225)	$186,747
Capital subscribed	3,008,333	—	—	—	—	3,008,333
Cash contributions, net	165,028	—	—	—	—	165,028
High Tide Shares retained by High Tide stockholders in connection with merger with MMC North America on May 15, 2006	—	1,175,000	1,175	10,575	—	11,750
Shares issued to MMC North America LLC members in connection with merger with High Tide on May 15, 2006	(3,383,333)	2,387,500	2,388	3,380,946	—	—
Stock awards and options	—	6,279	6	199,369	—	199,375
Common shares issued for cash	—	1,200,096	1,200	11,636,696	—	11,637,896
Net loss	—	—	—	—	(6,583,471)	(6,583,471)
Balance at December 31, 2006	$—	4,768,875	$4,769	$15,227,586	$(6,606,696)	$8,625,659

The accompanying footnotes are an integral part of these consolidated financial statements.

MMC ENERGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2006	February 7, 2005 (Date of Inception) to December 31, 2005

Operating activities

Net loss	$(6,583,471)	$(23,225)

Adjustments to reconcile net loss to cash used in operating activities
Depreciation	626,298	—
Stock-based compensation	199,375	—
Acquisition costs	11,750	—
Changes in current assets & liabilities
(Increase) in current assets	(219,032)	(200,000)
Increase in current liabilities	1,933,247	3,022,263
Increase in long-term deposits	(75,000)
Net cash provided by (used in) operations	(4,106,833)	2,799,038

Investing activities
Purchases of property, plant and equipment	(7,979,986)	—
Deferred acquisition costs	(653,901)	—
Net cash used by investing activities	(8,633,887)	—

Financing activities
Proceeds from issuance of long-term debt	3,000,000	—
Repayment of long-term debt	(148,152)	—
Member interest issued, net	165,028	209,972
Proceeds from issuance of stock, net	11,637,897	—
Net cash provided by financing activities	14,654,773	209,972

Net increase in cash and cash equivalents	1,914,053	3,009,010
Cash and cash equivalents at beginning of period	3,009,010	—
Cash and cash equivalents at end of period	$4,923,063	$3,009,010

Supplemental disclosures:
Cash paid for taxes	$—	$—
Cash paid for interest	$203,284	$—

Non-cash investing and financing activities
Subscription agreements for member interests that were subscribed and paid up in 2005 but not accepted by the company until January 3, 2006	$3,008,333	$—
Stock-based compensation	199,375	—
Acquisition costs in reverse merger with High Tide Ventures, Inc.	11,750	—

The accompanying footnotes are an integral part of these consolidated financial statements.

MMC ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

NOTE 1 — ORGANIZATION AND LINE OF BUSINESS

Organization and Line of Business

The Company is a North American energy management company formed to acquire and actively manage electricity generating in the U.S. The Company’s mission is to acquire a portfolio of small to mid size, or below 250 MW, electricity generating assets.

MMC Energy North America, LLC (“MMC North America”) was formed under the laws of the state of Delaware on February 7, 2005. On January 9, 2006, MMC North America and its wholly-owned subsidiaries acquired substantially all of the assets of Dispersed Generating Company, LLC (the “Seller”), consisting primarily of two electricity generating facilities located in the San Diego, California area (the “Facilities”). MMC North America formed two wholly-owned subsidiaries, MMC Chula Vista, LLC and MMC Escondido, LLC, both of which are Delaware limited liabilities companies, and each of which holds one of the two Facilities. On May 15, 2006, as described in more detail under Note 10 below, MMC North America merged with MMC Energy, Inc., a Nevada corporation, with the latter entity thereby succeeding to the business of MMC North America. MMC North America was in the development stage, as defined by Statement of Financial Accounting Standards (“SFAS”) No. 7 until June 12, 2006, at which time it had completed the re-commissioning of the MMC Chula Vista and MMC Escondido facilities and commenced normal operations and revenue recognition.

On September 22, 2006, the Company was reincorporated as a Delaware corporation by means of a merger of the existing Nevada corporation with and into MMC Energy, Inc., a newly-formed Delaware corporation. Pursuant to the reincorporation merger, the Delaware corporation succeeded to the business of the Nevada corporation and the separate existence of the Nevada corporation ceased.

All significant inter-company transactions and balances have been eliminated in consolidation.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: MMC Energy North America, MMC Escondido, MMC Chula Vista and MMC Mid-Sun. All intercompany accounts and transactions have been eliminated.

Revenue Recognition

For revenue from products and services, the Company recognizes revenue in accordance with SEC Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”. SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence that an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered/services rendered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue related to resource adequacy capacity payments received in advance of provision of said capacity.

MMC ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

On December 17, 2003, the SEC staff released SAB No. 104, “Revenue Recognition”. The staff updated and revised the existing revenue recognition in Topic 13, Revenue Recognition, to make its interpretive guidance consistent with current accounting guidance, principally Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” Also, SAB 104 incorporates portions of the Revenue Recognition in Financial Statements - Frequently Asked Questions and Answers document that the SEC staff considered relevant and rescinds the remainder. The Company’s revenue recognition policies are consistent with this guidance.

The Company records revenues in connection with delivering electricity and ancillary services, generally being on call to provide electricity on ten minutes notice, to the California Independent System Operator (“CAISO”), or such other third parties as it may contract with directly from time to time, as well as from the sale of regulatory capacity to utilities and other retail electricity providers. The Company commenced earning revenues during June 2006. In the event that the Company is compensated for capacity services before they are rendered, the Company will record deferred revenue in the liability section of its balance sheet.

Revenues consist of energy production, ancillary services and capacity services.

Energy Production – The provision of electricity to a local power grid through day ahead and real time auctions managed by CAISO, the “merchant market”, or through bilateral agreements with a utility or other direct counterparty. As the Company has no outstanding electricity purchase agreements or other contracted energy production, all of its energy production revenues are earned in the merchant market.

Ancillary Services – Although there are several types of ancillary services, the Company, to date, primarily provides “spin” and “non-spin” services which call for the facilities to be delivering the awarded capacity within 10 minutes of dispatch whether connected to the grid (spin) or not (non-spin). Spin services typically offers higher rates.

Capacity Services – Regulatory capacity payments for generators of any type based strictly on total installed capacity measured in megawatts (MW). In the CAISO market where the Company currently operates exclusively, market-based capacity revenues are earned through Resource Adequacy contracts. The resource adequacy capacity amount cannot exceed the Qualified Capacity amount for the resource. Qualified Capacity is certified by CAISO and the CPUC. For 2006, the MMC Escondido and MMC Chula Vista facilities were certified by CAISO and the CPUC for 40 MW (estimated) each, and 35.5 MW (actual) for 2007, and our MMC Mid-Sun facility was certified for 22 MW (actual).

Income Taxes

In accordance with SFAS No. 109 “Accounting for Income Taxes” (“SFAS 109”), deferred income taxes are the result of the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities. Generally, deferred income taxes are classified as current or non-current in accordance with the classification of the related asset or liability. Those tax items not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. A valuation allowance is provided against deferred income tax assets in circumstances where management believes the recoverability of a portion of the assets is not reasonably assured. Losses incurred will be carried forward as applicable per SFAS 109 and the Internal Revenue Code and potentially may be used to offset taxable net income generated in the future. The Company has no history of generating taxable net income and may not recognize any tax benefit on losses incurred currently.

MMC ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

Cash Equivalents

For purposes of the Consolidated Statements of Cash Flows, the Company considers all time deposits and highly liquid debt instruments purchased that mature in three months or less to be cash equivalents.

Receivables

Accounts receivable are composed substantially of trade accounts receivable that arise primarily from the sale of goods or services on account and are stated at historical cost. Management evaluates accounts receivable to estimate the amount of accounts receivable that will not be collected in the future and records a provision for that amount. The provision for doubtful accounts is recorded as a charge to operating expense, while the credit is recorded in the allowance for doubtful accounts, which reduces accounts receivable. The estimated allowance for doubtful accounts is based primarily on management’s evaluation of the aging of the accounts receivable balance, the financial condition of its customers, historical trends, and time outstanding of specific balances. Actual collections of accounts receivable could differ from management’s estimates due to changes in future economic, industry or customer financial conditions. Unbilled receivables are for amounts due to the Company for revenues earned in a given period but not yet billed to the customer.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed principally by the straight-line method at rates based on estimated useful lives as follows:

Automobiles	5 years
Office equipment	3 years
Furniture and fixture	5 years
Machinery and equipment	5 years

Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” long-lived assets are reviewed for impairment annually and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an indicator of impairment exists for any grouping of assets, an estimate of undiscounted future cash flows is produced and compared to its carrying value. If an asset is determined to be impaired, the loss is measured by the excess of the carrying amount of the asset over its fair value as determined by an estimate of discounted future cash flows.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and temporary cash investments with institutions with investment grade credit. At times, such investments may be in excess of the FDIC insurance limit for each institution.

Concentration of credit risk with respect to accounts receivable is high due to the relatively small number of entities comprising the Company’s customer base. The Company’s revenues earned on contracts for the year ended December 31, 2006 was comprised 77% from CAISO. The Company received the balance of its revenues from its capacity contract marketer.

MMC ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

Seasonal Nature of Business

The Company’s business is seasonal, with a relatively high proportion of revenues and operating cash flows generated during the third quarter of the fiscal year, which includes the peak summer months for energy demand. As the Company derives most of its revenues from selling energy and ancillary services at spot market prices, as opposed to under longer term fixed-price contracts, its revenues and operating income are highly exposed to the seasonal fluctuation in commodity pricing, which corresponds to peak demand.

Geographical Concentration Risk

The Facilities are located in Southern California, and generally provide electricity only in that state. Accordingly, the Company’s operations are highly regulated by the local Air Permit Control Boards, CAISO and other related state and local agencies, as well as the Federal Energy Regulation Commission. Such organizations establish certain rules and limitations on operations and require that the Company maintain in good standing several required licenses and permits, such as limits on air emissions. These organizations may from time to time change the rules under which the Company operates and derives its revenues. The Company’s licenses and permits were, generally, transferred with the Facilities from the Seller, and the Company believes it has all such required licenses and permits to conduct its operations.

Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income” (“SFAS 130”) establishes standards for reporting and displaying of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not have any items of comprehensive income in the period presented.

Segment Information

The Company has adopted SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”). SFAS 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions with regard to allocating resources and assessing performance. The Company currently has only one operating segment.

Use of Estimates

In the normal course of preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include the collectibility of accounts receivable, the useful life of long-lived assets, estimates of stock-based compensation and the valuation allowance of deferred tax assets. Actual results could differ from those estimates.

MMC ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

Basic and Diluted Income (Loss) Per Share

Basic and diluted income or loss per common share is based upon the weighted average number of common shares outstanding during the fiscal year under the provisions of SFAS No. 128, “Earnings Per Share”, and as amended/superseded in SFAS No. 123(R), “Share-Based Payments”(“SFAS 123R”). As the Company incurred a net loss for the year ended December 31, 2006, and the period February 7, 2005 (date of inception) through December 31, 2005, dilutive shares presented for that period are the same as basic shares outstanding. Below is a reconciliation of basic to diluted shares outstanding for the applicable periods:

	Years Ended December 31,
	2006	2005

Weighted average shares outstanding - Basic	4,296,465	3,562,500
Dilutive effect of assumed exercise of employee stock options, warrants and immediate vesting of unvested stock awards	—	—
Weighted average shares outstanding - Diluted	4,296,465	3,562,500

Stock-Based Compensation

The Company has adopted SFAS 123(R), which no longer permits the use of the intrinsic value method under Accounting Principles Board Opinion (“APB”) No. 25 ,”Accounting for Stock Issued to Employees”. The Company used the modified prospective method allowed by SFAS 123(R), which requires compensation expense to be recorded for all stock-based compensation granted on or after January 1, 2006, as well the unvested portion of previously granted options. The Company is recording the compensation expense on a straight-line basis, generally over the explicit service period of three years (except for retirement eligible employees and retirees). The Company made no stock-based compensation grants before January 1, 2006, and, therefore has no unrecognized stock compensation related liabilities or expense unvested or vested prior to 2006.

The following tables illustrates the effect that adoption of SFAS No. 123(R) had on the Company’s year ending December 31, 2006 results and cash flows as well as the parameters used in the valuation of options granted in the first year of 2006.

	Under Pre-SFAS 123(R) Accounting	SFAS 123(R) Impact	Actual Year Ended December 31, 2006

Losses before taxes	$(6,449,721)	$(133,750)	$(6,583,471)
Net loss	(6,449,721)	(133,750)	(6,583,471)

Net loss
Basic EPS	$(1.53)	$—	$(1.53)
Diluted EPS	(1.53)	—	(1.53)

Cash Flows
Operating Activities	$(4,106,833)	$—	$(4,106,833)
Financing Activities	14,654,773	—	14,654,773

MMC ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

The following table summarizes common stock options outstanding and the related exercise prices under the Company’s 2006 Equity Incentive Plan.

Options Outstanding				Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$10.00	107,000	9.37	$10.00	—	$10.00

Transactions during 2006 involving stock options issued to employees are summarized as follows:

	Number of Shares	Weighted Average Price Per Share

Outstanding at December 31, 2005	—	$—
Granted	107,000	10.00
Exercised	—	—
Cancelled or expired	—	—
Outstanding at December 31, 2006	107,000	$10.00

Based on the Company’s closing stock price of $9.80 at December 29, 2006, stock options currently outstanding had no aggregate intrinsic value, and there were no in-the-money options exercisable. As of December 31, 2006, such options had a weighted-average remaining contractual life of 9.37 years and weighted-average exercise price of $10.00 per share.

The weighted-average fair value of stock options granted to employees during the year ended December 31, 2006 and the weighted-average significant assumptions used to determine those fair values, using a Black-Scholes option pricing model were as follows:

Significant assumptions (weighted-average):
Risk-free interest rate at grant date	5.06%
Expected stock price volatility	59%
Expected dividend payout	0.00
Expected option life-years(a)	6.00
Fair value of stock option	$6.00

——————

(a)

The expected option/warrant life is based on vested dates.

Derivative Instruments

The Company accounts for freestanding derivative financial instruments potentially settled in its own common stock under EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” Pursuant to EITF Issue No. 00-19, the Company is required to recognize the initial fair value of the applicable contracts (consisting primarily of non-employee stock warrants and options to purchase common stock) as an asset or liability, and subsequently measure the change in the fair value (based on a Black-Scholes computation), with gains and losses included in the statement of operations.

MMC ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

Fair Value of Financial Instruments

The carrying amounts of the Company’s cash, trade payables, accrued expenses, and notes payable approximate their estimated fair value due to the short-term nature of those financial instruments. In June 2006, the Company issued two warrants to purchase an aggregate of 45,000 shares of common stock at an exercise price of $0.10 per share. These warrants were issued in lieu of cash as payment for professional services rendered to the Company in connection with the private placement in May 2006. The warrants were valued at the fair value of the professional services received as determined by usual and customary fees associated with such services in transactions between unrelated parties.

Recent Accounting Pronouncements

SFAS 159. In February 2007, the Financial Account Standards Board (the “FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159 permits entities to choose to measure many financial instruments, and certain other items, at fair value. SFAS 159 applies to reporting periods beginning after November 15, 2007. The adoption of SFAS 159 is not expected to have a material impact on the Company’s financial condition or results of operations.

SFAS 158. In September 2006 the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”. This Statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The effective date for an employer with publicly traded equity securities is as of the end of the fiscal year ending after December 15, 2006. The Company does not expect adoption of this standard will have a material impact on its financial position, operations or cash flows.

SFAS 157. In September 2006 the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that already require or permit fair value measurements. Accordingly, SFAS 157 does not require any new fair value measurements. The effective date for SFAS 157 is for fiscal years beginning after November 15, 2007. The Company does not expect that adoption of this standard will have a material impact on its financial position, operations or cash flows.

FSP AUG AIR No. 1. In September 2006 the FASB issued FASB Staff Position (“FSP”) AUG AIR No. 1 regarding routine maintenance and Planned Major Maintenance Activities (“PMMA”), which effectively disallowed the advance-in-accrual method that had been the industry standard but has been disallowed effective the first fiscal year beginning after December 15, 2006 for all companies. The Company has chosen to adopt this Statement early, in particular adopting the deferral method for planned major maintenance items. There were no major maintenance expenditures incurred in 2006. Minor routine maintenance and unplanned repairs are expensed as incurred.

FIN 48. In June 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109. FIN 48 prescribes a

MMC ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company does not expect the adoption of FIN 48 to have a material impact on its consolidated financial position, results of operations or cash flows.

Reclassifications

Certain reclassifications have been made to conform prior period data to the current presentation. These reclassifications had no effect on reported losses.

NOTE 3 — RECEIVABLES AND PREPAID ITEMS

At December 31, 2006 trade accounts receivable and prepaid items consisted of the following:

December 31, 2006

Accounts and unbilled receivables	$157,131
Allowance for doubtful accounts	—
Accounts receivable, net	$157,131

December 31, 2006

Prepaid insurance	$51,046
Prepaid expenses	93,710
Short-term deposits	100,000
Total prepaids	$244,756

NOTE 4 —PROPERTY, PLANT AND EQUIPMENT

At December 31, 2006 property, plant and equipment consisted of the following:

December 31, 2006

Land	$375,000
Automobile	20,427
Office equipment	67,036
Machinery, equipment & other	7,519,411
7,981,874
Accumulated depreciation	(626,298)
Total	$7,355,576

Depreciation for the year ended December 31, 2006 was $626,298.

MMC ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

NOTE 5 — LONG-TERM DEBT

On January 31, 2006, MMC North America entered into a Loan and Security Agreement (the “Loan Agreement”) with TD Banknorth (the “Bank”), for a $3.5 million senior debt facility, including a $3.0 million term loan (the “Term Loan”) and a $500,000 revolving loan (the “Revolver”, together with the Term Loan, the “Loans”). The Term Loan provides for interest payments only for the first six months, and 81 equal principal payments in the amount of $37,038 thereafter, with a final maturity date of May 3, 2013. The Term Loan bears interest at a fixed rate equal to 7.58%. Approximately $2.1 million of the Term Loan proceeds were funded into an escrow account under control of the Bank and restricted in use to valid repair and re-commissioning costs in accordance with a re-commissioning plan agreed to between MMC North America and the Bank. The remaining proceeds, net of related transaction costs, were used for general working capital purposes. By June 30, 2006 all escrowed funds for repair and re-commissioning had been expended for the intended use.

Advances against the Revolver are payable on demand and bear interest at the Prime Rate plus 1.00%. Beginning in 2007, amounts outstanding under the Revolver must be repaid in full and a zero balance maintained for at least 30 consecutive days at any time during the year. MMC North America has not made any borrowings under the Revolver.

The Loan Agreement places certain restrictions on MMC North America’s ability to make distributions to the Company and on transactions with affiliates. The Loan Agreement further subjects MMC North America to certain financial and other covenants, including maintaining a minimum Net Worth and minimum Debt Service Coverage ratio. The financial covenants will first be measured as of December 31, 2006 and annually thereafter. At December 31, 2006 the Company is in compliance with all of its covenants. The Loans are collateralized by substantially all assets of MMC North America and are personally guaranteed, jointly and severally, by the three principal officers of the Company. Any losses sustained by any officer under such guaranty will be indemnified by the Company.

NOTE 6 — COMMITMENTS AND CONTINGENT LIABILITIES

In February 2007, we announced that we had learned that 100,000 shares of our common stock issued as part of a 1.2 million share private placement transaction we consummated in May 2006 were purchased by an entity controlled by Louis Zehil, who at the time of the purchase was a partner of our external legal counsel for the private placement transaction, McGuireWoods LLP. We also announced that we believe that Mr. Zehil improperly caused our former transfer agent not to place a required restrictive legend on the certificate for these 100,000 shares and that Mr. Zehil then caused the entity he controlled to resell these shares. We reported Mr. Zehil’s conduct to the Securities and Exchange Commission and the SEC recently sued Mr. Zehil in connection with this matter and further alleged that Mr. Zehil engaged in a similar fraudulent scheme with respect to six additional public companies represented at the relevant time by McGuireWoods LLP.

Persons who purchased shares directly from Mr. Zehil when he resold his shares may have a rescission right versus Mr. Zehil, and could make the claim that this rescission right somehow extends to us as well. One or more of our investors from our May 2006 private placement of 1.2 million shares could also claim a rescission right. It is also possible that one or more of our stockholders could claim that they somehow suffered a loss as a result of Mr. Zehil’s conduct and attempt to hold us responsible for their losses. The Company is unable to predict the extent of its ultimate liability with respect to any and all future securities matters. If any such claims are successfully made against us and we are not adequately indemnified for those claims from available sources of indemnification, then such claims could have a material adverse effect on our financial condition and operating results. We also may incur significant costs resulting from our

MMC ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

NOTE 6 — COMMITMENTS AND CONTINGENT LIABILITIES – (continued)

investigation of this matter, any litigation we may initiate as a result and our cooperation with governmental authorities. We may not be adequately indemnified for such costs from available sources of indemnification.

MMC Energy North America entered into an energy services agreement with Bear Energy, L.P. on December 1, 2006. MMC North America has posted $100,000 of cash collateral with the counterparty, but expects to issue the counterparty a letter of credit in the same amount in lieu thereof as soon as the terms of such are agreed among the Company, the counterparty and TD Banknorth. Availability under the Revolver is reduced by the amount of any letters of credit that remain outstanding.

The Company’s primary office space was leased for a one year term and expired February 28, 2007. The company will continue on a month-to-month basis under the same terms until a new lease is negotiated. Aggregate remaining payments under the lease as of December 31, 2006 were approximately $7,000.

On November 17, 2006 the Company executed a five year lease for use of the property upon which the MMC Mid-Sun facility is located with options for two five-year extensions. The Company’s Chula Vista site is subject to a land lease which expires in 2012, with up to two five-year extensions at the Company’s option. On January 8, 2007 the Company purchased an option for an extension of the lease for an additional 16 years contingent upon the Company’s execution of a certain long term electricity purchase agreement for its planned upgrade of the site which it had bid for. This option agreement also calls for a 40% increase in the minimum contracted rent payments effective immediately upon the execution of such electricity purchase agreement should it occur.

The Company has consulting agreements with outside contractors to provide various services. The Agreements are generally for a term of 12 months from inception and renewable automatically from year to year unless either the Company or the Consultant terminates such engagement by written notice.

The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity.

A table summarizing long-term commitments for the next four years and thereafter is presented below:

	Total	2007	2008	2009	2010	Thereafter

Long-term debt	$2,851,848	$444,456	$444,456	$444,456	$444,456	$1,074,024
Rental commitments	954,600	170,600	167,000	170,000	174,000	273,000
All other	—	—	—	—	—	—
Total Obligations	$3,806,448	$615,056	$611,456	$614,456	$618,456	$1,347,024

NOTE 7 — EQUITY COMPENSATION

Under the Company’s 2006 Equity Incentive Plan (the “Plan”), 500,000 shares of common stock are reserved for issuance as incentive awards to executive officers, key employees and directors and outside consultants. As of December 31, 2006, 107,000 shares had been granted to employees in the form of stock option grants, with an exercise price of $10.00 per share, the market value of the Company’s common stock at the time of issue. Additionally, in September 2006 the Company awarded an aggregate of 6,278 shares of restricted stock to its five independent directors as compensation for services. These share awards vest on May 15, 2007.

MMC ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

NOTE 8 — STOCKHOLDERS’ EQUITY

On the closing of the Merger described in Note 10 below (the “Merger”), MMC North America’s outstanding equity interests were surrendered by the holders thereof for 2,387,500 shares of common stock of the Company, par value $0.001 per share (“Common Stock”). The existing stockholders of Pubco (as defined in Note 10 below) retained the 1,175,000 shares of Common Stock outstanding prior to the Merger and concurrently with the Merger, the Company issued 1,000,096 additional shares of Common Stock in a private placement for total proceeds of $10,000,966. On May 26, 2006, the Company issued an additional 200,000 shares of Common Stock under the same terms as the first private placement for additional proceeds of $2,000,000. The Company realized total proceeds of $11,637,897 net of direct financing costs of $813,069, of which $450,000 was settled in the form of two warrants to purchase an aggregate of 45,000 shares of Common Stock at an exercise price of $0.10 per share. These warrants were exercised in February, 2007. During the quarter ended December 31, 2006, the Company issued an aggregate of 6,278 shares of restricted stock to its five independent directors as compensation. These share awards vest on May 15, 2007. On December 31, 2006, the Company had 300,000,000 shares authorized under its Certificate of Incorporation and had issued and outstanding 4,768,875 shares of Common Stock. As of such date, the Company also had 10,000,000 shares of preferred stock authorized under its Certificate of Incorporation, none of which was issued or outstanding.

In connection with the issuance of the 1,200,096 shares of Common Stock in the private placements described above, the Company was obligated to file a registration statement to permit the resale of the shares issued in the private placements with the Securities and Exchange Commission (the “SEC”) by September 12, 2006. If the registration statement was not filed with the SEC by that date or if the SEC did not declare the registration statement effective within 120 days after filing, the Company is subject to liquidated damages payable to the holders of the shares issued in the private placements (the “Holders”) in cash equal to 1% per month of the purchase price of the shares issued, or $120,000 per month, until 12 months after the date of issue. From that point forward, penalties are limited to only those shares that are not otherwise freely tradable under SEC Rule 144, which rule limits the volume of shares that may be resold by each Holder for a period from 12 to 24 months after the date they were issued.

On October 17, 2006, a majority of Holders approved an extension of the filing requirement to December 31, 2006, and agreed to cap aggregate registration penalties at 12%. However, the aforementioned penalties accrued up to October 17, 2006 were not waived. Accordingly, the Company has reserved for such penalties for the period from September 13, 2006 through October 17, 2006, or 34 days, at the rate of 1% per month, amounting to $136,000 charged to non-operating financing costs. These penalties were paid out to the shareholders of record in January 2007. On December 29, 2006 the Company filed a registration statement with the SEC thereby complying with the approved extension. If this registration statement is not declared effective by April 28, 2007, then penalties will once more begin to accrue, subject to the cap described above.

NOTE 9 — RELATED PARTY TRANSACTIONS

The Company paid management fees of $260,000, inclusive of a $60,000 transaction fee capitalized as a component of the acquisition costs of the Facilities, and $200,000 in quarterly management fees expensed as incurred, in the six months ended June 30, 2006 to MMC Energy Management, LLC (“MMC Management”), an affiliate controlled by the three executive officers of the Company. Effective July 1, 2006, the management services agreement between MMC North America and MMC Management was terminated, and replaced by a new management services agreement between MMC North America and the Company, such that there will be no future impact on the Company’s consolidated earnings and cash flows from the management fee. As required by the Merger Agreement, no further business was transacted between the Company and MMC Management subsequent to the Merger. MMC Management was dissolved on November 8, 2006.

MMC ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

NOTE 10 — MERGER AND CORPORATE RESTRUCTURING

MMC Energy, Inc. was originally incorporated in Nevada under the name High Tide Ventures, Inc. (“Pubco”). On May 3, 2006, Pubco changed its name to MMC Energy, Inc. On May 15, 2006, MMC Energy Acquisition Corp., a wholly-owned subsidiary of Pubco (“Acquisition Sub”), merged (the “Merger”) with and into MMC Energy North America. As described in Note 1 above, prior to the Merger, MMC North America owned the Facilities and conducted the Company’s current business and Pubco did not conduct meaningful operations. Pursuant to the Merger, Pubco thus acquired the business of MMC North America, including the Facilities, and the former members of MMC North America received shares of Pubco common stock. Simultaneously with the Merger, Pubco consummated a $12 million private placement of shares of common stock. This Merger is accounted for as a reverse takeover of Pubco by MMC North America. As a result of the Merger, there was a change in control of Pubco. In accordance with SFAS No. 141, “Accounting for Business Combinations”, MMC Energy North America was the acquiring entity for accounting purposes. While the transaction is accounted for using the purchase method of accounting, in substance the transaction was a recapitalization of Pubco’s capital structure.

The total purchase price and carrying value of net assets acquired was $11,750. The Company did not recognize goodwill or any intangible assets in connection with the transaction. From January 1, 2005 until the date of the transaction, Pubco was an inactive corporation with no significant assets and liabilities. Effective with the merger, all previously outstanding membership interests owned by MMC Energy North America’s members were exchanged for an aggregate of 2,387,500 shares of the Company’s common stock. The value of the stock that was issued to MMC North America’s equity holders was the historical cost of the Company’s net tangible assets, which did not differ materially from their fair value.

The total consideration paid was $11,750 and the significant components of the transaction are as follows:

Common stock retained	$11,750
Assets acquired	—
Liabilities assumed	—
Cash paid	—
Total consideration paid/organization cost	$11,750

In accordance with Statement of Position 98-5 “Reporting on the Costs of Start-Up Activities”, the Company expensed $11,750 as organization costs.

NOTE 11 — TAXES

SFAS No. 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

At December 31, 2006, the Company generated for federal income tax purposes a net operating loss carry forward of approximately $4,528,036 expiring in 2026 that could have been used to offset future taxable income. However, a valuation allowance of $1,903,959 was recorded for the year ended December 31, 2006 on the total tax provision as the Company believes it is more likely than not that the asset will not be utilized during the next year. The United States federal, state and local net operating loss carryforwards are generally

MMC ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

NOTE 11 — TAXES – (continued)

subject to limitations on their annual usage. Realization of the deferred tax assets and net operating loss carryforwards is dependent, in part, on generating sufficient taxable income prior to expiration of the loss carryforwards. The amount of the deferred tax asset considered realizable, however, might be adjusted if estimates of future taxable income during a future period are expected.

The Company’s income tax expense (benefit) from continuing operations consists of the following:

	Year Ended December 31, 2006	February 7, 2005 (Date of Inception) to December 31, 2005

Current
US	$—	$—
CA	—	—
NY	—	—
Metro	—	—
NYC	—	—
Total current tax expense (benefit)	—	—

Deferred
US	(1,361,917)	$—
CA	(257,402)	—
NY	(119,395)	—
Metro	(24,514)	—
NYC	(140,731)	—
Total deferred tax expense (benefit)	(1,903,959)	—
Less valuation allowance	1,903,959	—
Total deferred tax expense (benefit)	$—	$—

Total tax provision	$—	$—

The differences between income taxes computed using the statutory federal income tax rate and that shown in the statement of operations from continuing operations are summarized as follows:

	Year Ended December 31, 2006		February 7, 2005 (Date of Inception) to December 31, 2005
	$	%	$	%

Computed at US statutory rate	$(1,361,917)	30.00	$—	—
CA	(257,402)	5.67	—	—
NY	(119,395)	2.63	—	—
Metro	(24,514)	0.54	—	—
NYC	(140,731)	3.10	—	—
Less valuation allowance	1,903,959	(41.94)	—	—
Total tax provision	$—	—	$—	—

MMC ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

NOTE 11 — TAXES – (continued)

Components of deferred tax assets are as follows:

Year Ended December 31, 2006

Deferred tax assets
Depreciation	$88,518
Net operating loss carryforward	1,899,058
Total gross deferred tax assets	1,987,576

Deferred tax liabilities
Stock-based compensation	$83,617
State and local taxes	—
Total gross deferred tax liabilities	83,617

Less valuation allowance	(1,903,959)
Net deferred tax assets	$—

NOTE 12 — SUBSEQUENT EVENTS

On January 23, 2007, the Company executed a series of Resource Adequacy Contracts with Occidental Power Services, Inc., an investment-grade power marketer, to sell its net qualified capacity from two of the three wholly owned power plants that it operates in the CAISO control area (the “Agreements”). The Agreements consist of two multi-year contracts and are expected to provide (subject to unit availability) aggregate gross revenues equal to $7.6 million. With the execution of these contracts the Company has signed Resource Adequacy contracts for 55% of the Net Qualified Capacity of its existing CAISO generating portfolio through 2011.

On January 26, 2007 the Company completed re-commissioning and commenced operations at its 22 MW MMC Mid-Sun power plant located in Bakersfield, CA.

In February 2007, we announced that we had learned that 100,000 shares of our common stock issued as part of a 1.2 million share private placement transaction we consummated in May 2006 were purchased by an entity controlled by Louis Zehil, who at the time of the purchase was a partner of our external legal counsel for the private placement transaction, McGuireWoods LLP. We also announced that we believe that Mr. Zehil improperly caused our former transfer agent not to place a required restrictive legend on the certificate for these 100,000 shares and that Mr. Zehil then caused the entity he controlled to resell these shares. We reported Mr. Zehil’s conduct to the Securities and Exchange Commission and the SEC recently sued Mr. Zehil in connection with this matter and further alleged that Mr. Zehil engaged in a similar fraudulent scheme with respect to six additional public companies represented at the relevant time by McGuireWoods LLP.

Persons who purchased shares directly from Mr. Zehil when he resold his shares may have a rescission right versus Mr. Zehil, and could make the claim that this rescission right somehow extends to us as well. One or more of our investors from our May 2006 private placement of 1.2 million shares could also claim a rescission right. It is also possible that one or more of our stockholders could claim that they somehow suffered a loss as a result of Mr. Zehil’s conduct and attempt to hold us responsible for their losses.

MMC ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

NOTE 12 — SUBSEQUENT EVENTS – (continued)

The Company is unable to predict the extent of its ultimate liability with respect to any and all future securities matters. If any such claims are successfully made against us and we are not adequately indemnified for those claims from available sources of indemnification, then such claims could have a material adverse effect on our financial condition and operating results. We also may incur significant costs resulting from our investigation of this matter, any litigation we may initiate as a result and our cooperation with governmental authorities. We may not be adequately indemnified for such costs from available sources of indemnification.

NOTE 13 — STOCK SPLIT

On April 19, 2007 the Company effected a one for ten reverse stock split of common stock issued and outstanding. All references in the financial statements and notes to the financial statements, number of shares, and share amounts have been retroactively restated to reflect the reverse split.

MMC ENERGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and equivalents	$3,020,624	$4,923,063
Accounts receivable (Note 3)	61,021
Unbilled receivables (Note 3)	62,488	157,131
Prepaids (Note 3)	112,292	244,756
Other current assets	69,081	17,145
Total current assets	3,325,506	5,342,095

Property, plant and equipment, net (Note 4)	7,256,900	7,355,576
Deferred acquisition costs	1,140,314	749,760
Long-term deposits	75,000	75,000
Total assets	$11,797,720	$13,522,431

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt (Note 5)	$444,456	$444,456
Accounts payable	1,057,828	540,992
Deferred revenue	242,650	212,290
Other accrued expenses	798,364	1,291,642
Total current liabilities	2,543,298	2,489,380

Long-term debt (Note 5)	2,296,278	2,407,392
Commitments & contingencies (Note 6)

Stockholders’ Equity (Note 8)
Preferred Stock; 10,000,000 shares authorized; none issued and outstanding; $.001 par value	—	—
Common stock; 300,000,000 shares authorized with 4,811,438 issued and outstanding as of March 31, 2007 and 4,768,876 outstanding as of December 31, 2007; $.001 par value	4,812	4,769
Additional paid-in capital	15,299,350	15,227,586
Accumulated deficit	(8,346,018)	(6,606,696)
Total stockholders’ equity	6,958,144	8,625,659
Total liabilities and stockholders’ equity	$11,797,720	$13,522,431

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements

MMC ENERGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006

Operating revenues:
Resource adequacy capacity	$692,250	$—
Ancillary services	391,541	—
Energy production	17,327	—
Total operating revenues	1,101,118	—
Costs of sales:
Costs of resource adequacy capacity	55,380	—
Costs of ancillary services	87,278	—
Costs of energy production	20,912	—
Total costs of sales	163,570	—
Gross profit	937,548	—
Operating expenses:
Depreciation	236,963	147,924
Operations and maintenance	414,158	159,028
Re-commissioning expenses	379,617	328,951
General and administrative expenses	1,609,171	272,870
Total operating expenses	2,639,909	908,773
Loss from operations	(1,702,361)	(908,773)
Other expenses (income)
Interest expense, net	36,961	25,439
Other expenses, net	—	—
Total other expenses	36,961	25,439
Net loss before provision for income taxes	(1,739,322)	(934,212)
Provision for income taxes	—	—
Net loss	$(1,739,322)	$(934,212)

Basic loss per common share
Net loss per share	$(0.36)	$(0.26)

Weighted average shares outstanding	4,802,659	3,562,500

Diluted loss per common share
Net loss per share	$(0.36)	$(0.26)

Weighted average shares outstanding	4,802,659	3,562,500

Weighted average shares outstanding – basic	4,802,659	3,562,500

Dilutive effect of assumed exercise of employee stock options, warrants and immediate vesting of unvested stock awards	—	—
Weighted average shares outstanding – diluted	4,802,659	3,562,500

Anti-dilutive shares excluded from diluted EPS computations	78,887	—

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements

MMC ENERGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006

Operating Activities of Continuing Operations
Net loss	$(1,739,322)	$(934,212)
Adjustments to reconcile net loss to cash used in operating activities
Depreciation	236,963	147,924
Stock-based compensation	67,807	—
Changes in current assets & liabilities
Decrease (Increase) in current assets	114,150	(131,788)
(Decrease) Increase in current liabilities	(9,037)	670,594
Net cash used in operations	(1,329,439)	(247,482)

Investing Activities of Continuing Operations
Purchases of property, plant and equipment	(28,988)	(3,402,751)
Deferred acquisition costs	(436,898)	—
Net cash used in investing activities	(465,886)	(3,402,751)

Financing Activities of Continuing Operations
Proceeds from issuance of long-term debt	—	3,000,000
Repayment of long-term debt	(111,114)	—
Member interest issued, net	—	165,028
Proceeds from issuance of stock, net	4,000	—
Net cash (used) provided by financing activities	(107,114)	3,165,028

Net decrease in cash and cash equivalents	(1,902,439)	(485,205)
Beginning cash and cash equivalents at beginning of period	4,923,063	3,009,010
Cash and cash equivalents at end of period	$3,020,624	$2,523,805

Supplemental disclosures:
Cash paid for taxes	$—	$—
Cash paid for interest	$57,333	$—

Non-cash investing and financing activities
Subscription agreements for member interests that were subscribed and paid up in 2005 but not accepted by the company until January 3, 2006	$—	$3,008,333
Stock-based compensation	$67,807	$—

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements

MMC ENERGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2007
(Unaudited)

NOTE 1 — ORGANIZATION AND LINE OF BUSINESS

General

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and in accordance with Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results from operations for the three month period ended March 31, 2007, are not necessarily indicative of the results that may be expected for the year ended December 31, 2007. The unaudited condensed consolidated financial statements should be read in conjunction with the consolidated December 31, 2006 financial statements and footnotes thereto included elsewhere in this prospectus.

Organization and Line of Business

The Company is an energy management company that acquires and actively manages a portfolio of small to mid size, or below 250 megawatt, power generation assets. In January 2006 the Company acquired two power generation facilities located in Chula Vista and Escondido, California, and in November 2006, the Company acquired a facility in Bakersfield, California (“Mid-Sun”). The Company is pursuing additional acquisitions of small to medium-sized power generating facilities primarily in California, Texas, the Mid-Atlantic and the Northeastern United States. The Company has also begun the process of expanding the Chula Vista facility.

MMC Energy, Inc. was originally incorporated in Nevada under the name High Tide Ventures, Inc. on February 13, 2003. On May 3, 2006, High Tide Ventures changed its name to MMC Energy, Inc. On May 5, 2006, a wholly-owned subsidiary of MMC Energy, Inc. merged with and into MMC Energy North America LLC, a Delaware limited liability company. Prior to this merger, MMC North America LLC acquired the power generating facilities located in Chula Vista and Escondido, California and otherwise conducted our current business as described throughout this Quarterly Report. Prior to this merger, MMC Energy, Inc. did not conduct meaningful operations. As a result of the merger, MMC Energy, Inc. thus acquired the business of MMC Energy North America LLC, including the power generating facilities, and the former members of MMC Energy North America LLC received shares of common stock of MMC Energy, Inc. On September 22, 2006, the Company was reincorporated as a Delaware corporation by means of a merger of the existing Nevada corporation with and into MMC Energy, Inc., a newly-formed Delaware corporation. Pursuant to the reincorporation merger, the Delaware corporation succeeded to the business of the Nevada corporation and the separate existence of the Nevada corporation ceased.

MMC ENERGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2007
(Unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: MMC Energy North America, MMC Escondido, MMC Chula Vista and MMC Mid-Sun. All intercompany accounts and transactions have been eliminated.

Revenue Recognition

For revenue from products and services, the Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”). SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered/services rendered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or services have not been rendered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or services have been rendered or no refund will be required.

On December 17, 2003, the SEC staff released Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition”. The staff updated and revised the existing revenue recognition in Topic 13, Revenue Recognition, to make its interpretive guidance consistent with current accounting guidance, principally EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” Also, SAB 104 incorporates portions of the Revenue Recognition in Financial Statements — Frequently Asked Questions and Answers document that the SEC staff considered relevant and rescinds the remainder. The Company’s revenue recognition policies are consistent with this guidance; therefore, this guidance will not have an immediate impact on the Company’s financial statements.

The Company records revenues in connection with delivering electric power and ancillary services, generally being on call to provide power on ten minutes notice, to the California Independent System Operator (“CAISO”), or such other first parties as it may contract with directly from time to time. The Company commenced earning revenues during June 2006. In the event that the Company is compensated for services before they are rendered, the Company will record deferred revenue in the liability section of its balance sheet.

The Company’s electricity generating facilities are generally referred to as “peaker” plants. Peaker plants are used to balance unexpected short term surges in demand, making them critical to the reliability, or “insurance,” of the power grids they serve. The Company’s revenues to date have been earned by providing capacity, ancillary services and energy production.

•

Resource Adequacy Capacity — Regulatory capacity payments for generators of any type are based strictly on total installed capacity measured in MW. In the CAISO market where the Company currently operates exclusively, market-based capacity revenues are earned through resource adequacy contracts, whereby the counterparty can point to the Company’s facilities’ capacity as a source to supply its peak demand plus a mandatory safety margin for regulatory purposes only. The contract does not create an obligation to supply electricity to the counterparty, but does obligate the Company to bid its energy into the CAISO markets on a daily basis such that the Company’s capacity

MMC ENERGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2007
(Unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

is available to the CAISO, if needed, at the Company’s price. The resource adequacy capacity amount cannot exceed the qualified capacity amount for the resource. Qualified capacity is certified by CAISO and the CPUC. For 2006, the MMC Escondido and MMC Chula Vista facilities were certified by CAISO and the CPUC for 40 MW (estimated) each, and for 2007, 35.5 MW (actual) each and MMC Mid-Sun for 22 MW.

•

Ancillary Services – Although there are several types of ancillary services, the Company primarily provides “spin” and “non-spin” services which call for the facilities to be delivering the awarded capacity within 10 minutes of dispatch whether already connected to the grid (spin) or not (non-spin). Spin services typically offer higher rates.

•

Energy Production – The provision of electricity to a local power grid through day ahead and real time auctions managed by the ISO, the “merchant market” or through bilateral agreements with a utility or other direct counterparty. As the Company has no outstanding electricity purchase agreements or other contracted energy production, all of the Company’s energy production revenues are earned in the merchant market.

Income Taxes

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, deferred income taxes are the result of the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities. Generally, deferred income taxes are classified as current or non-current in accordance with the classification of the related asset or liability. Those items not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. A valuation allowance is provided against deferred income tax assets in circumstances where management believes the recoverability of a portion of the assets is not reasonably assured. Losses incurred will be carried forward as applicable per SFAS 109 and the Internal Revenue Code and potentially may be used to offset taxable net income generated in the future. The Company has no history of generating taxable net income and may not recognize any tax benefit on losses incurred currently.

Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers all time deposits and highly liquid debt instruments purchased that mature in three months or less to be cash equivalents.

Receivables

Accounts receivable are composed substantially of trade accounts receivable that arise primarily from the sale of goods or services on account and are stated at historical cost. Management evaluates accounts receivable to estimate the amount of accounts receivable that will not be collected in the future and records a provision for that amount. The provision for doubtful accounts is recorded as a charge to operating expense, while the credit is recorded in the allowance for doubtful accounts, which reduces accounts receivable. The estimated allowance for doubtful accounts is based primarily on management’s evaluation of the aging of the accounts receivable balance, the financial condition of its customers, historical trends, and time outstanding of specific balances. Actual collections of accounts receivable could differ from management’s estimates due to changes in future economic, industry or customer financial conditions. Unbilled receivables are for amounts due to the Company for revenues earned in a given period but not yet billed to the customer.

MMC ENERGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2007
(Unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed principally by the straight-line method at rates based on estimated useful lives as follows:

Office equipment	3 years
Machinery, automobiles and equipment	5 – 10 years
Software	3 years

Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” long-lived assets are reviewed for impairment annually and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an indicator of impairment exists for any grouping of assets, an estimate of undiscounted future cash flows is produced and compared to its carrying value. If an asset is determined to be impaired, the loss is measured by the excess of the carrying amount of the asset over its fair value as determined by an estimate of discounted future cash flows.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit for each institution.

Concentration of credit risk with respect to accounts receivable is high due to the relatively small number of entities comprising the Company’s customer base. The Company’s revenues earned on contracts for the quarter ending March 31, 2007 were comprised of 63%, from one customer, Oxy, Inc. The company received the balance of its revenues from CAISO.

Seasonal Nature of Business

The Company’s business is seasonal, with a relatively high proportion of revenues and operating cash flows generated during the third quarter of the fiscal year, which include the peak summer months for energy demand, and a relatively low proportion of revenues and operating cash flows generated during the first quarter. As the Company derives most of its revenues from selling energy and ancillary services at spot market prices, as opposed to under longer term fixed-price contracts, its revenues and operating income are highly exposed to the seasonal fluctuation in commodity pricing, which corresponds to peak demand.

Geographical Concentration Risk

The Company’s Facilities are located in greater Southern California, and generally provide power only in that state. Accordingly, the Company’s operations are highly regulated by the local Air Permit Control Boards, the CAISO and other related state and local agencies, as well as the Federal Energy Regulation Commission. These organizations establish certain rules and limitations on operations and require that the Company maintain in good standing several required licenses and permits, such as permits for air

MMC ENERGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2007
(Unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

emissions. These organizations may from time to time change the rules under which the Company operates and derives its revenues. The Company’s licenses and permits were, generally, transferred with the Facilities from the Seller, and the Company believes it has all such required licenses and permits to conduct its operations.

Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income,” (“SFAS 130”) establishes standards for reporting and displaying of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not have any items of comprehensive income in the period presented nor has it since inception.

Segment Information

The Company adopted SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”). SFAS 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions concerning how to allocate resources and assess performance. The Company currently has only one operating segment.

Use of Estimates

In the normal course of preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include the collectibility of accounts receivable, the useful life of depreciable assets, the amounts due under accounts payable and the valuation allowance of deferred tax assets. Actual results could differ from those estimates.

Basic and Diluted Loss Per Share

Basic and diluted income or loss per common share is based upon the weighted average number of common shares outstanding during the three months ended March 31, 2007 and 2006 under the provisions of SFAS No. 128, “Earnings Per Share” and as amended/superseded in SFAS No. 123(R), “Share-Based Payment” (“SFAS 123(R)”). As the Company incurred a net loss for the three months ended March 31, 2007 dilutive shares presented for that period are the same as basic shares outstanding. For the three months ending March 31, 2007 and 2006 there were 78,887 and 0 anti-dilutive shares excluded from diluted EPS computations, respectively. Below is a reconciliation of basic to diluted shares outstanding for the applicable periods:

MMC ENERGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2007
(Unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

Three Months Ended March 31,	2007	2006

Weighted average shares outstanding – Basic	4,802,659	3,562,500
Dilutive effect of assumed exercise of employee stock options, warrants and immediate vesting of unvested stock awards	—	—
Weighted average shares outstanding – Diluted	4,802,659	3,562,500

Stock-Based Compensation

As of the merger described in Note 10 below, MMC adopted SFAS 123(R), which no longer permits the use of the intrinsic value method under Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB 25”). The Company uses the modified prospective method to adopt SFAS 123(R), which requires compensation expense to be recorded for all stock-based compensation granted on or after January 1, 2006, as well the unvested portion of previously granted options. The Company is recording the compensation expense on a straight-line basis, generally over the explicit service period of three years (except for retirement eligible employees and retirees). The Company has no retirement eligible employees and retirees at this time. The Company made no stock-based compensation grants before January 1, 2006 and therefore has no unrecognized stock compensation related liabilities or expense unvested or vested prior to 2006.

The following table illustrates the effect that adoption of SFAS No. 123(R) had on the Company’s three months ending March 31, 2007 results and cash flows.

	Under Pre-SFAS 123(R) Accounting	SFAS 123(R) Impact	Three Months Ended March 31, 2007

Losses before taxes	$(1,729,572	$(9,750)	$(1,739,322)
Net loss	(1,729,572)	(9,750)	(1,739,322)
Net Loss
Basic EPS	$(0.36)	$—	$(0.36)
Diluted EPS	(0.36)	—	(0.36)
Cash Flows
Operating activities	$(1,329,439)	$—	$(1,329,439)
Financing activities	(107,114)	—	(107,114)

The following table summarizes common stock options outstanding and the related exercise prices under the Company’s 2006 Equity Incentive Plan.

Options Outstanding				Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$10.00	82,000	9.12	$10.00	—	$10.00

MMC ENERGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2007
(Unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

Transactions during 2007 involving stock options issued to employees are summarized as follows:

	Number of Shares	Weighted Average Price Per Share

Outstanding at December 31, 2006	107,000	$10.00
Granted	—	—
Exercised	—	—
Cancelled or expired	(25,000)	10.00
Outstanding at March 31, 2007	82,000	$10.00

Based on the Company’s closing stock price of $7.80 at March 31, 2007, stock options currently outstanding had no aggregate intrinsic value, and there were no in-the-money options exercisable. As of March 31, 2007, such options had a weighted-average remaining contractual life of 9.12 years and weighted-average exercise price of $10.00 per share.

There were no stock options granted to employees during the three months ended March 31, 2007.

Derivative Instruments

The Company accounts for freestanding derivative financial instruments potentially settled in its own common stock under Emerging Issues Task Force (“EITF”) Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”. Pursuant to EITF Issue No. 00-19, the Company is required to recognize the initial fair value of the applicable contracts (consisting primarily of non-employee stock warrants and options to purchase common stock) as an asset or liability, and subsequently measure the change in the fair value (based on a Black-Scholes computation), with gains and losses included in a statement of operations. No such instruments were issued for the three months ended March 31, 2007 and 2006.

Fair Value of Financial Instruments

The carrying amounts of the Company’s cash, trade payables, accrued expenses, and notes payable approximate their estimated fair value due to the short-term nature of those financial instruments. In June 2006, the Company issued warrants to purchase 45,000 shares of common stock at an exercise price of $0.10 per share. These warrants were issued in lieu of cash as payment for professional services rendered to the Company. The warrants were valued at the fair value of the professional services received as determined by usual and customary fees associated with such services in transactions between unrelated parties.

Recent Accounting Pronouncements

SFAS No. 159. In February 2007, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159 permits entities to choose to measure many financial instruments, and certain other items, at fair value. SFAS 159 applies to reporting periods beginning after November 15, 2007. The adoption of SFAS 159 is not expected to have a material impact on the Company’s financial condition or results of operations.

MMC ENERGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2007
(Unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

EITF 00-19-2. In December 2006, the FASB issued FASB Staff Position (“FSP”) EITF 00-19-2, “Accounting for Registration Payment Arrangements” (“FSP 00-19-2”). FSP 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” FSP 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to  the issuance of EITF 00-19-2, this guidance shall be effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those fiscal years. The Company does not expect adoption of FSP 00-19-2 will have a material impact on its financial position, operations or cash flows.

SFAS 158. In September 2006 the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”. This Statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The effective date for an employer with publicly traded equity securities is as of the end of the fiscal year ending after December 15, 2006. The Company does not expect adoption of this standard will have a material impact on its financial position, operations or cash flows.

SFAS 157. In September 2006 the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that already require or permit fair value measurements. Accordingly, SFAS 157 does not require any new fair value measurements. The effective date for SFAS 157 is for fiscal years beginning after November 15, 2007. The Company does not expect that adoption of this standard will have a material impact on its financial position, operations or cash flows.

FSP AUG AIR No. 1. In September 2006 the FASB issued FASB Staff Position (“FSP”) AUG AIR No. 1 regarding routine maintenance and Planned Major Maintenance Activities (“PMMA”), which effectively disallowed the advance-in-accrual method that had been the industry standard but has been disallowed effective the first fiscal year beginning after December 15, 2006 for all companies. The Company has chosen to adopt this Statement early, in particular adopting the deferral method for planned major maintenance items. There were no major maintenance expenditures incurred in 2006. Minor routine maintenance and unplanned repairs are expensed as incurred.

FIN 48. In June 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on de-

MMC ENERGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2007
(Unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company does not expect the adoption of FIN 48 to have a material impact on its consolidated financial position, results of operations or cash flows.

Reclassifications

Certain reclassifications have been made to conform to prior periods’ data to the current presentation. These reclassifications had no effect on reported losses.

NOTE 3 — RECEIVABLES AND PREPAID ITEMS

At March 31, 2007 and December 31, 2006 trade accounts receivable and prepaid items consisted of the following:

	March 31, 2007	December 31, 2006

Accounts receivable	$61,021	$—
Unbilled receivables	62,488	157,131
Allowance for doubtful accounts	—
Total	$123,509	$157,131
Prepaid insurance	$52,181	$51,046
Prepaid expenses	60,111	93,710
Short-term deposits	—	100,000
Total	$112,292	$244,756

NOTE 4 — PROPERTY, PLANT AND EQUIPMENT

At March 31, 2007 and December 31, 2006 property, plant and equipment consisted of the following:

	March 31, 2007	December 31, 2006

Land	$375,000	$375,000
Automobile	21,927	20,427
Office equipment	57,962	55,608
Machinery, equipment & other	7,665,272	7,530,839
	8,120,161	7,981,874
Accumulated depreciation	(863,261)	(626,298)
Total	$7,256,900	$7,355,576

Depreciation for the three months ended March 31, 2007 and 2006 were $236,963 and $147,924 respectively.

NOTE 5 — LONG-TERM DEBT

On January 31, 2006, MMC North America entered into a Loan and Security Agreement (the “Loan Agreement”) with TD Banknorth (the “Bank”), for a $3.5 million senior debt facility, including a $3.0 million

MMC ENERGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2007
(Unaudited)

NOTE 5 — LONG-TERM DEBT – (continued)

term loan (the “Term Loan”) and a $500,000 revolving loan (the “Revolver”, together with the Term Loan, the “Loans”). The Term Loan provides for interest payments only for the first six months, and 81 monthly principal payments in the amount of $37,038 each thereafter, with a final maturity date of May 3, 2013. The Term Loan bears interest at a fixed rate equal to 7.58%. Approximately $2.1 million of the Term Loan proceeds were funded into an escrow account under control of the Bank and restricted in use to valid repair and re-commissioning costs in accordance with a re-commissioning plan agreed to between MMC North America and the Bank. The remaining proceeds, net of related transaction costs, were used for general working capital purposes. All escrowed funds for repair and re-commissioning were expended for the intended use.

Advances against the Revolver are payable on demand and bear interest at the Prime Rate plus 1.00%. Beginning in 2007, amounts outstanding under the Revolver must be repaid in full and a zero balance maintained for at least 30 consecutive days at any time during the year. MMC North America has not made any borrowings under the Revolver.

The Loan Agreement places certain restrictions on MMC North America’s ability to make distributions to the Company and on transactions with affiliates. The Loan Agreement further subjects MMC North America to certain financial and other covenants, including maintaining a minimum Net Worth and minimum Debt Service Coverage ratio. The financial covenants are measured annually. During the last measurement of these covenants, for the twelve months ended December 31, 2006, the company was in compliance with all covenants. The Loans are collateralized by substantially all assets of MMC North America and are personally guaranteed, jointly and severally, by the two principal officers of the Company. Any losses sustained by any officer under such guaranty shall be indemnified by the Company.

MMC North America has arranged for the issuance by the Bank of an irrevocable letter of credit in the amount of $100,000 (the “Letter of Credit”) to a counterparty under an energy services agreement entered into in November 2006 (the “ESA”). The counterparty may draw upon the Letter of Credit to recover liquidated damages suffered by the counterparty in connection with any energy sales it may make on behalf of MMC North America and MMC Mid-Sun in the event MMC North America or MMC Mid-Sun fails to meet its obligations, or for any other unsatisfied obligations under the ESA. The Letter of Credit expires on December 31, 2007. Availability under the Revolver is reduced from $500,000 to $400,000 while the Letter of Credit remains outstanding.

NOTE 6 — COMMITMENTS AND CONTINGENT LIABILITIES

In February 2007, we announced that we had learned that 100,000 shares of our common stock issued as part of a 1.2 million share private placement transaction we consummated in May 2006 were purchased by an entity controlled by Louis Zehil, who at the time of the purchase was a partner of our external legal counsel for the private placement transaction, McGuireWoods LLP. We also announced that we believe that Mr. Zehil improperly caused our former transfer agent not to place a required restrictive legend on the certificate for these 1.0 million shares and that Mr. Zehil then caused the entity he controlled to resell these shares. We reported Mr. Zehil’s conduct to the Securities and Exchange Commission (the “SEC”), subsequently the SEC recently sued Mr. Zehil in connection with this matter and further alleged that Mr. Zehil engaged in a similar fraudulent scheme with respect to six additional public companies represented at the relevant time by McGuireWoods LLP.

MMC ENERGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2007
(Unaudited)

NOTE 6 —  COMMITMENTS AND CONTINGENT LIABILITIES – (continued)

Persons who purchased shares directly from Mr. Zehil when he resold his shares may have a rescission right versus Mr. Zehil, and could make the claim that this rescission right somehow extends to us as well.

One or more of our investors from our May 2006 private placement of 1.2 million shares could also claim a rescission right. It is also possible that one or more of our stockholders could claim that they somehow suffered a loss as a result of Mr. Zehil’s conduct and attempt to hold us responsible for their losses. The Company is unable to predict the extent of its ultimate liability with respect to any and all future securities matters. If any such claims are successfully made against us and we are not adequately indemnified for those claims from available sources of indemnification, then such claims could have a material adverse effect on our financial condition and operating results. We also may incur significant costs resulting from our investigation of this matter, any litigation we may initiate as a result and our cooperation with governmental authorities. We may not be adequately indemnified for such costs from available sources of indemnification.

Our primary office space is currently leased on a month-to-month basis per mutual agreement with the lessor while searches for suitable replacement space.

We have consulting agreements with outside contractors to provide various services. The Agreements are generally for a term of 12 months from inception and renewable automatically from year to year unless either the Company or the Consultant terminates such engagement by written notice.

We are subject to legal proceedings and claims which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity. Neither the Company nor any subsidiary has any involvement in any legal proceeding as of the report date.

NOTE 7 — EQUITY COMPENSATION

Under the Company’s 2006 Equity Incentive Plan (the “Plan”), 500,000 shares of common stock were reserved for issuance as incentive awards to executive officers, key employees and directors and outside consultants. As of March 31, 2007, 82,000 shares have been granted to employees, net of cancellations, in the form of stock option grants, with an exercise price of $10.00 per share, the market value of the Company’s common stock at the time of issue. The company has also issued restricted stock to its directors and employees totaling 8,840 and 0 shares for the three months ended March 31, 2007 and 2006. Additionally, in September 2006 the Company awarded an aggregate of 6,278 shares of restricted stock to its five independent directors as compensation for services. These share awards vested on May 15, 2007.

NOTE 8 — STOCKHOLDERS’ EQUITY

 On the closing of the Merger described in Note 10 below (the “Merger”), MMC North America’s outstanding equity interests  were surrendered by the holders thereof for 2,387,500 shares of common stock of the Company, par value $0.001 per share (“Common Stock”). The existing stockholders of Pubco (as defined in Note 10 below) retained the 1,175,000 shares of Common Stock outstanding prior to the Merger and concurrently with the Merger, the Company issued 1,000,097 additional shares of Common Stock in a private placement for total proceeds of $10,000,966. On May 26, 2006, the Company issued an additional 200,000 shares of Common Stock under the same terms as the first private placement for additional proceeds of $2,000,000. The Company realized total proceeds of $11,637,897 net of direct financing costs of $813,069, of

MMC ENERGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2007
(Unaudited)

NOTE 8 — STOCKHOLDERS’ EQUITY – (continued)

which $450,000 was settled in the form of warrants to purchase 45,000 shares of Common Stock at an exercise price of $0.10 per share. On January 23, 2007 a portion of these warrants were exercised resulting in the issuance of 40,000 shares. The remainder of these warrants expires on May 15, 2011. During the quarter ended March 31, 2007, the Company issued 2,562 shares of restricted stock to its employees as compensation. These share awards vest ratably over three years. As of the date of this report, the Company had 300,000,000 shares authorized under its Certificate of Incorporation and had issued and outstanding 4,811,438 shares of Common Stock. As of such date, the Company also had 10,000,000 shares of preferred stock authorized under its Certificate of Incorporation, none of which was issued or outstanding.

In connection with the issuance of the 1,200,097 shares of Common Stock in the private placements described above, the Company was obligated to file a registration statement to permit the resale of the shares issued in the private placements with the Securities and Exchange Commission (the “SEC”) by September 12, 2006. If the registration statement was not filed with the SEC by that date or if the SEC did not declare the registration statement effective within 120 days after filing, the Company is subject to liquidated damages payable to the holders of the shares issued in the private placements (the “Holders”) in cash equal to 1% per month of the purchase price of the shares issued, or $120,000 per month, until 12 months after the date of issue. From that point forward, penalties are limited to only those shares that are not otherwise freely tradable under SEC Rule 144, which rule limits the volume of shares that may be resold by each Holder for a period from 12 to 24 months after date they were issued.

On October 17, 2006, a majority of Holders approved an extension of the filing requirement to December 31, 2006, and agreed to cap aggregate registration penalties at 12%. However, the aforementioned penalties accrued up to October 17, 2006 were not waived. Accordingly, the Company has reserved for such penalties for the period from September 13, 2006 through October 17, 2006, or 34 days, at the rate of 1% per month, amounting to $136,000 charged to non-operating financing costs. These penalties were paid out to the shareholders of record in January 2007. On December 29, 2006 the Company filed a registration statement with the SEC thereby complying with the approved extension. The SEC declared the registration statement effective on April 5, 2007 thereby avoiding any further penalties relating to this registration requirement.

On April 19, 2007 the Company effected a one-for-ten reverse stock split of its outstanding shares of common stock, $.001 par value. Total authorized shares and par value remain unchanged. All references in the financial statements and notes to financial statements, numbers of shares and share amounts have been retroactively restated to reflect the reverse split, unless explicitly stated otherwise.

NOTE 9 — RELATED PARTY TRANSACTIONS

The Company had no related party transactions for the quarter ended March 31, 2007.

The Company paid management fees of $260,000, inclusive of a $60,000 transaction fee, capitalized as a component of the acquisition costs of the Facilities, and $200,000 in quarterly management fees expensed as incurred, in the six months ended June 30, 2006 to MMC Energy Management, LLC (“MMC Management”), an affiliate controlled by the three executive officers of the Company. Effective July 1, 2006, the management services agreement between MMC North America and MMC Management was terminated, and replaced by a new management services agreement between MMC North America and the Company, such that there will be no future impact on the Company’s consolidated earnings and cash flows from the management fee. As required by the Merger Agreement, no further business has been transacted between the Company and MMC Management subsequent to the Merger. MMC Management was dissolved on November 8, 2006.

MMC ENERGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2007
(Unaudited)

NOTE 10 — MERGER AND CORPORATE RESTRUCTURING

MMC Energy, Inc. was originally incorporated in Nevada under the name High Tide Ventures, Inc. (“Pubco”). On May 3, 2006, Pubco changed its name to MMC Energy, Inc. On May 15, 2006, MMC Energy Acquisition Corp., a wholly-owned subsidiary of Pubco (“Acquisition Sub”), merged (the “Merger”) with and into MMC Energy North America. As described in Note 1 above, prior to the Merger, MMC North America owned the Facilities and conducted the Company’s current business and Pubco did not conduct meaningful operations. Pursuant to the Merger, Pubco thus acquired the business of MMC North America, including the Facilities, and the former members of MMC North America received shares of Pubco common stock. Simultaneously with the Merger, Pubco consummated a $12 million private placement of shares of common stock. This Merger is accounted for as a reverse takeover of Pubco by MMC North America. As a result of the Merger, there was a change in control of Pubco. In accordance with SFAS No. 141, “Accounting for Business Combinations” (“SFAS 141”), MMC Energy North America was the acquiring entity for accounting purposes. While the transaction is accounted for using the purchase method of accounting, in substance the transaction was a recapitalization of Pubcos capital structure.

The total purchase price and carrying value of net assets acquired was $11,750. The Company did not recognize goodwill or any intangible assets in connection with the transaction. From January 1, 2006 until the date of the transaction, Pubco was an inactive corporation with no significant assets and liabilities. Effective with the merger, all previously outstanding membership interests owned by MMC Energy North America’s members were exchanged for an aggregate of 2,387,500 shares of the Company’s common stock. The value of the stock that was issued to MMC North America’s equity holders was the historical cost of the Company’s net tangible assets, which did not differ materially from its fair value.

The total consideration paid was $11,750 and the significant components of the transaction are as follows:

Common stock retained	$11,750
Assets acquired	(—)
Liabilities assumed	—
Cash paid	—
Total consideration paid/organization cost	$11,750

In accordance with Statement of Position No 98-5 “Reporting on the Costs of Start-Up” (“SOP 98-5”), the Company expensed $11,750 as organization costs.

NOTE 11 — SUBSEQUENT EVENTS

On April 5, 2007 the Company filed a Form SB-2 Registration Statement under the Securities Act of 1933 to issue and sell up to an aggregate of $57.5 million of the Company’s common stock (including a $7.5 million underwriters over allotment option). The Company intends to use up to $40 million of the net proceeds of this offering to implement the upgrade of our facility located at Chula Vista, California and the remainder for working capital and general corporate purposes. The Company also may use any remaining net proceeds for the potential acquisition of, or investments in, technologies, products or companies that complement the Company’s business including acquisitions of companies that provide additional ancillary services and transmission grid optimization technologies. The Company has not determined the amounts to be used for any of these purposes and may find it necessary or advisable to use this portion of the net proceeds for other purposes.

7,250,000 Shares

MMC ENERGY, INC.

Common Stock

_____________________________

_____________________________

Merriman Curhan Ford & Co.

Canaccord Adams	SMH Capital Inc.

                  , 2007